Exhibit 4.1

INDENTURE

Dated as of May 22, 2020

Among

CUSHMAN & WAKEFIELD U.S. BORROWER, LLC,

THE GUARANTORS NAMED ON THE SIGNATURE PAGES HERETO

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee and as Notes Collateral Agent

6.750% SENIOR SECURED NOTES DUE 2028

-ii-

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Certificate of Transfer
Exhibit C	Form of Certificate of Exchange
Exhibit D	Form of Supplemental Indenture to be Delivered by Subsequent Guarantors
Exhibit E	Form of Pari Passu Intercreditor Agreement
Exhibit F	Form of Junior Priority Intercreditor Agreement

INDENTURE, dated as of May 22, 2020 among Cushman & Wakefield U.S. Borrower, LLC, a Delaware limited liability company (the “Company” or the “Issuer”), DTZ UK Guarantor Limited, a limited company incorporated under the laws of England and Wales with company number 09187412 (or any successor holdings) (“Holdings”), the other Guarantors (as defined herein) listed on the signature pages hereto and Wilmington Trust, National Association, a national banking association, as Trustee and as collateral agent (the “Notes Collateral Agent”).

W I T N E S S E T H

WHEREAS, Issuer has duly authorized the creation of an issue of $650,000,000 aggregate principal amount of 6.750% Senior Secured Notes due 2028 (the “Initial Notes”); and

WHEREAS, Holdings, the Issuer and each of the Guarantors have duly authorized the execution and delivery of this Indenture.

NOW, THEREFORE, Holdings, the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01    Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Indebtedness” means, with respect to any specified Person,

(1)    Indebtedness of any other Person existing at the time such other Person is merged, consolidated, amalgamated or otherwise combined with or into Holdings or a Restricted Subsidiary or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary or on the date of the relevant merger, consolidation, amalgamation, acquisition or other combination.

“Additional Assets” means:

(1)    any property or assets (other than Capital Stock) used or to be used by Holdings, the Issuer, or a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Sale shall be deemed an investment in Additional Assets);

(2)    the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Holdings, the Issuer or a Restricted Subsidiary; or

(3)    Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.01 and 4.09 hereof, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, Paying Agent, Notes Collateral Agent or authenticating agent.

“AHYDO Payment” means any mandatory prepayment or redemption pursuant to the terms of any Indebtedness that is intended or designed to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code.

“Alternative Currency” means any currency (other than Dollars) that is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars (as determined in good faith by the Issuer).

“Applicable Premium” means the greater of:

(1)    1.0% of the principal amount of such Note; and

(2)    on any Redemption Date, the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at May 15, 2023 (such redemption price (expressed in percentage of principal amount) being set forth in Section 3.07(b) hereof) (excluding accrued but unpaid interest, if any)), plus (ii) all required remaining scheduled interest payments due on such Note through May 15, 2023 (excluding accrued but unpaid interest, if any), computed upon the Redemption Date using a discount rate equal to the Treasury Rate at such Redemption Date plus 50 basis points; over (b) the then outstanding principal amount of such Note.

The Issuer shall calculate or cause to be calculated the Applicable Premium and the Trustee shall have no duty to calculate or verify the Issuer’s calculation of the Applicable Premium.

“Applicable Procedures” means, with respect to any selection of Notes, transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and/or Clearstream that apply to such selection, transfer or exchange.

“Approved Bank” has the meaning set forth for such term in clause (4) of the definition of “Cash Equivalents.”

“Approved Foreign Bank” has the meaning set for such term in clause (16) of the definition of “Cash Equivalents.”

“Asset Sale” means:

(1)    the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets of Holdings or any of its Restricted Subsidiaries (in each case other than Capital Stock of Holdings) (each referred to in this definition as a “disposition”); or

(2)    the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 4.09 hereof or the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law), whether in a single transaction or a series of related transactions;

in each case, other than:

(a)    any disposition of (i) cash, Cash Equivalents or Investment Grade Securities, including any marketable securities portfolio owned by Holdings and its Subsidiaries on the Issue Date, (ii) obsolete, damaged, used, surplus, non-core, uneconomic or worn out property or equipment, whether now owned or hereafter owned, leased or acquired, in the ordinary course of business and dispositions of property no longer used or useful, or economically practicable or commercially desirable to maintain or used or useful in the conduct of the business of Holdings and any Restricted Subsidiary (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any intellectual property that is, in the reasonable judgment of Holdings or the Restricted Subsidiaries, no longer used or useful, or economically practicable to maintain, or in respect of which Holdings or any Restricted Subsidiary determines in its reasonable business judgment that such action or inaction is desirable) or (iii) any disposition of inventory, goods and other assets in the ordinary course of business or consistent with past practice or held for sale or no longer used in the ordinary course of business and immaterial assets (considered in the aggregate) in the ordinary course of business, including any disposition of disposed, abandoned or discontinued operations;

(b)    transactions permitted pursuant to the provisions of Section 5.01 hereof or any transaction that constitutes a Change of Control pursuant to this Indenture;

(c)    any disposition in connection with the making of any Restricted Payment that is permitted to be made, and is made, under Section 4.07 hereof and the making of any Permitted Payment or Permitted Investment or any acquisition not prohibited under this Indenture, or solely for purposes of Section 4.10(b) hereof, asset sales, the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(d)    any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than the greater of $91.5 million and 10.0% of LTM EBITDA;

(e)    any disposition (i) of property or assets or issuance of securities by a Restricted Subsidiary of Holdings to Holdings or by Holdings or a Restricted Subsidiary of Holdings to another Restricted Subsidiary of Holdings (including pursuant to any intercompany license agreement) or (ii) to Holdings or a Restricted Subsidiary constituting debt forgiveness;

(f)    (A) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to net proceeds of such disposition are promptly applied to the purchase price of such replacement property; and (B) to the extent allowable under Section 1031 of the Code or comparable law or regulation, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)    (i) leases, assignments, subleases, service agreements, product sales, licenses or sublicenses (including licenses and sublicenses of intellectual property or other intangible assets), in each case that do not materially interfere with the business of Holdings and the Restricted Subsidiaries, taken as a whole and (ii) the exercise of termination rights with respect to any lease, sublease, license or sublicense or other agreement;

(h)    any issuance, disposition or sale of Equity Interests in, or Indebtedness, assets or other securities of, an Unrestricted Subsidiary, or any other disposition of Capital Stock, Indebtedness, assets or other securities of an Unrestricted Subsidiary or an Immaterial Subsidiary;

(i)    foreclosures, condemnation, expropriation, eminent domain, forced disposition or any similar action with respect to any property or other assets, other transfers of property subject to casualty events or the granting of Liens not prohibited by this Indenture;

(j)    (i) any disposition (with or without recourse) of accounts receivable, any participations thereof, Securitization Assets or related assets, in connection with any Qualified Securitization Facility, (ii) dispositions or forgiveness of accounts receivable in connection with the collection or compromise thereof (including sales to factors or other third parties) or (iii) the sale, lease, assignment, license, sublease or discount of inventory, equipment, accounts receivable, notes receivable or other current assets (with or without recourse) in the ordinary course of business or consistent with industry or past practice or the conversion of accounts receivable to notes receivable or other dispositions of accounts receivable in connection with the collection thereof;

(k)    any financing transaction with respect to property constructed, acquired, leased, renewed, relocated, expanded, replaced, repaired, maintained, upgraded or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by Holdings or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions (and dispositions of property acquired by Holdings or any of its Restricted Subsidiaries after the Issue Date pursuant to Sale and Lease-Back Transactions) and asset securitizations permitted by this Indenture;

(l)    any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other claims in the ordinary course of business or consistent with industry or past practice;

(m)    the unwinding of any Cash Management Obligations or Hedging Obligations;

(n)    any disposition in connection with the Transactions;

(o)    dispositions of any assets (including Equity Interests) (A) acquired in connection with any acquisition or other Investment not prohibited by this Indenture, which assets are not used or useful to the core or principal business of Holdings and the Restricted Subsidiaries or (B) made to obtain the approval of any applicable antitrust authority in connection with an acquisition;

(p)    sales, transfers and other dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q)    the expiration, lapse, abandonment, sale, transfer or other disposition of or failing to pursue or allowing any registrations or any applications for registration of any intellectual property rights to lapse or go abandoned in the ordinary course of business if, in the reasonable determination of Holdings or a Restricted Subsidiary, such discontinuance is desirable in the conduct of the business of Holdings and its Restricted Subsidiaries taken as a whole;

(r)    dispositions in connection with the granting of Permitted Liens, Permitted Intercompany Activities, Permitted Tax Restructuring and related transactions;

(s)    conveyances, sales, transfers, licenses, sublicenses, cross-licenses or other dispositions of intellectual property, software or other general intangibles and licenses, sublicenses, cross-licenses, leases or subleases of other property, in each case, in the ordinary course of business or consistent with past practice or pursuant to a research or development agreement in which the counterparty to such agreement receives a license in the intellectual property or software that result from such agreement;

(t)    an issuance of (i) directors qualifying shares and shares of Capital Stock to Foreign Subsidiaries issues to foreign nationals as required by applicable law or (ii) Capital Stock by a Restricted Subsidiary to Holdings or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors of Holdings;

(u)    any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than Holdings or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(v)    transfers of property or assets subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event; provided that any Cash Equivalents received by Holdings or any of its Restricted Subsidiaries in respect of such Casualty Event shall be deemed to be Net Proceeds of an Asset Sale, and such Net Proceeds shall be applied in accordance Section 4.10;

(w)    any sale of property or assets, if the acquisition of such property or assets was financed with Excluded Contributions and the proceeds of such sale are used to make a Restricted Payment pursuant to Section 4.07(b)(10)(b);

(x)    any disposition of non-revenue producing assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by Holdings or any Restricted Subsidiary to such Person;

(y)    the settlement or early termination of any Permitted Bond Hedge Transaction and the settlement or early termination of any related Permitted Warrant Transaction;

(z)    the sales of property or assets for an aggregate fair market value since the Issue Date not to exceed the greater of (I) $275.0 million and (II) 30.0% of LTM EBITDA (calculated on a pro forma basis) determined at the time of the making of such disposition; and

(aa)    the licensing or sublicensing of intellectual property or other general intangibles in the ordinary course of business or consistent with industry practice.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Sale and would also be a Permitted Investment or an Investment permitted under Section 4.07 hereof, Holdings, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Sale and/or one or more of the types of Permitted Investments or Investments permitted under Section 4.07 hereof.

“Associate” means (i) any Person engaged in a Similar Business of which Holdings or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by Holdings or any Restricted Subsidiary.

“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, administration, rearrangement, judicial management, receivership, insolvency, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), or similar federal, state, or foreign debtor relief laws (including under any applicable corporate statute) of the United States or other applicable jurisdictions from time to time in effect.

“Basket” means any amount, threshold, exception or value (including by reference to the Fixed Charge Coverage Ratio, Consolidated Senior Secured Net Debt Ratio, or the Consolidated Total Net Debt Ratio, LTM EBITDA or Total Assets) permitted or prescribed with respect to any Lien, Indebtedness, Asset Sale, Investment, Restricted Payment, transaction, action, judgment or amount under any provision in this Indenture.

“Board of Directors” means (i) with respect to any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (ii) with respect to any partnership, the board of directors or other governing body of the general partner, as applicable, of the partnership or any duly authorized committee thereof; (iii) with respect to the Issuer or any limited liability company, the managing member or members or any duly authorized controlling committee thereof; and (iv) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval). Unless the context requires otherwise, Board of Directors means the Board of Directors of Holdings.

“Broker-Dealer Regulated Subsidiary” means any Subsidiary of Holdings that is registered as a broker-dealer under the Exchange Act or any other applicable Laws requiring such registration.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or in the jurisdiction of the place of payment are authorized or required by law to close. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall not be reflected in computing interest or fees, as the case may be.

“Capital Stock” means:

(1)    in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into or exchangeable for Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a Capitalized Lease (and, for the avoidance of doubt, not a straight-line or operating lease) for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation (excluding the footnotes thereto) will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty; provided that all obligations of Holdings and its Restricted Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on February 25, 2016 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease Obligation) for purposes of this Indenture regardless of any change in GAAP following February 25, 2016 (that would otherwise require such obligation to be recharacterized as a Capitalized Lease Obligation).

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP as in effect on the Issue Date, recorded as capitalized leases; provided that for all purposes hereunder, the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means any Subsidiary of Holdings that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” means:

(1)    United States dollars;

(2)    (a) Canadian dollars, Yen, Australian Dollars, Singapore Dollars, Hong Kong Dollars, pounds sterling, euros, pound sterling or any national currency of any participating member state of the EMU or any Alternative Currency or (b) any other foreign currency held by Holdings and its Restricted Subsidiaries from time to time in the ordinary course of business or consistent with past practice;

(3)    securities issued or directly and fully and unconditionally guaranteed or insured by the United States, Canada, Australia, Singapore, Hong Kong, Switzerland, United Kingdom, Japan, a participating member state of the EMU or, in each case, any agency or instrumentality thereof, which are unconditionally guaranteed as a full faith and credit obligation of such government, with maturities of 36 months or less from the date of acquisition;

(4)    certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or demand deposits with maturities of three years or less from the date of acquisition, bankers’ acceptances with maturities not exceeding three years and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $100.0 million (or the Dollar equivalent as of the date of determination) (any such bank being an “Approved Bank”);

(5)    repurchase obligations for underlying securities of the types described in clauses (3), (4), (7) and (8) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6)    commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within three years after the date of creation thereof;

(7)    marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency selected by Holdings or the Issuer);

(8)    readily marketable direct obligations issued by any state, province, commonwealth or territory of the United States of America or any political subdivision, taxing authority or any agency or any instrumentality thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of three years or less from the date of acquisition;

(9)    Indebtedness or Preferred Stock issued by Persons having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency selected by Holdings or the Issuer) with maturities of three years or less from the date of acquisition;

(10)    readily marketable direct obligations issued by any foreign government or any political subdivision, taxing authority or agency or instrumentality thereof, in each case having an Investment Grade Rating from any of Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency selected by Holdings or the Issuer) with maturities of three years or less from the date of acquisition;

(11)    Investments with average maturities of three years or less from the date of acquisition in money market funds rated A (or the equivalent thereof) or better by S&P or A2 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency selected by Holdings or the Issuer);

(12)    repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company or recognized securities dealer, in each case, having capital and surplus in excess of $100.0 million or its equivalent for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) Canada, (iii) Switzerland, (iv) United Kingdom, (v) Japan or (vi) any member nation of the European Union rated A (or the equivalent thereof) or better by S&P and A2 (or the equivalent thereof) or better by Moody’s, in which such Person shall have a perfected first priority security interest (subject to no other Liens) or title to which shall have been transferred to such Person and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(13)    securities with maturities of two years or less from the date of acquisition backed by standby letters of credit issued by any Person meeting the qualifications in clause (4) above;

(14)    instruments equivalent to those referred to in clauses (1) through (13) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;

(15)    investments, classified in accordance with GAAP as current assets of Holdings or any Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $100.0 million or its equivalent, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (1) through (14) of this definition;

(16)    with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than three years from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(17)    bills of exchange issued in the United States of America, Canada, the United Kingdom, Japan, a member state of the European Union eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(18)    investments in industrial development revenue bonds that (i) “re-set” interest rates not less frequently than quarterly, (ii) are entitled to the benefit of a remarketing arrangement with an established broker dealer and (iii) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by any bank meeting the qualifications specified in clause (3) above;

(19)    any investment company, money market, enhanced high yield, pooled or other investment fund investing at least 90% of their assets in securities of the types described in clauses (1) through (18) above; and

(20)    solely with respect to any Captive Insurance Subsidiary, any investment that the Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) or (2) above or the immediately preceding paragraph; provided that such amounts are converted into any currency set forth in clauses (1) or (2) above or the immediately preceding paragraph as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (19) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (19) and in this definition of “Cash Equivalents.”

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under this Indenture regardless of the treatment of such items under GAAP.

“Cash Management Obligations” means (1) obligations in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements, return items, interstate depository network servicing, electronic fund transfer, treasury services and cash management services, including controlled disbursement services, working capital lines, lines of credit, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services, or other cash management arrangements or any automated clearing house arrangements, (2) other obligations in respect of netting or setting off arrangements, credit, debit or purchase card programs, stored value card and similar arrangements and (3) obligations in respect of any other services related, ancillary or complementary to the foregoing (including any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds).

“Casualty Event” means any event that gives rise to the receipt by Holdings or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(1)    (a) any Person (other than a Permitted Holder) or (b) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), becoming the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) (excluding any employee benefit plan of such Person and its subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), directly or indirectly, of Equity Interests of Holdings representing more than forty percent (40%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of Holdings beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders (it being understood and agreed that for purposes of measuring beneficial ownership held by any Person that is not a Permitted Holder, Equity Interests held by any Permitted Holder will be excluded); or

(2)    the Issuer (or any successor issuer) ceases to be a direct or indirect Wholly Owned Subsidiary of Holdings (or any successor holdings or Parent Entity that has become a Guarantor in lieu of Holdings);

unless, in the case of clause (1) above, the Permitted Holders have, at such time, directly or indirectly, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of Holdings.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (x) Holdings or any Parent Entity becomes a direct or indirect Wholly Owned Subsidiary of another Person and (y) (i) the shares of Holding’s or such Parent Entity’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of such Person immediately after giving effect to such transaction or (ii) immediately following that transaction, no Person (other than a Permitted Holder) is the beneficial owner, directly or indirectly, of more than 40% of the voting power of the Voting Stock of such Person.

“Change of Control Triggering Event” means the occurrence of a Change of Control that is accompanied or followed by a downgrade by one or more gradations, including gradations within ratings categories as well as between ratings categories (unless after any such downgrade, the Notes maintain an Investment Grade Rating from at least two Rating Agencies (other than Fitch)), or withdrawal of the rating of the Notes within the Ratings Decline Period, in each case by at least two Rating Agencies (other than Fitch), as a result of which the rating of the Notes on the last day of such Ratings Decline Period is below the rating by at least two Rating Agencies (other than Fitch) in effect immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement or has been withdrawn).

“Charge” means any charge, fee, expense, expenditure, cost, loss, accrual, reserve of any kind and any other deduction included in the calculation of Consolidated Net Income.

“Clearstream” means Clearstream Banking, Société Anonyme.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all property subject or purported to be subject to a lien in favor of the Notes Collateral Agent, under the Collateral Documents, including all Mortgaged Properties.

“Collateral Documents” means, collectively, the Notes Security Agreement, the UK Security Agreement, any security agreements, hypothecs, intellectual property security agreements, Mortgages, collateral assignments, security agreement supplements, pledge agreements, bonds or any similar agreements, guarantees and each of the other agreements, instruments or documents that creates or purports to create a Lien or guarantee in favor of the Notes Collateral Agent for its benefit and the benefit of the Trustee and the Holders of the Notes, in all or any portion of the Collateral, the Pari Passu Intercreditor Agreement, the Junior Priority Intercreditor Agreement and each other Intercreditor Agreement related to the Collateral, as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time.

“Collateral Jurisdictions” means (x) the United States, (y) England and Wales and (z) the jurisdiction of organization of (A) the Issuer or any Guarantor or (B) Holdings (if Holdings or any successor holdings ceases to be organized in England and Wales), but solely with respect to the assets of Holdings or the Guarantors, and the Equity Interests of the Guarantors.

“Company” has the meaning set forth in the preamble hereto and its permitted successors.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries, including the amortization of intangible assets, deferred financing fees, debt issuance costs, commissions, fees and expenses and the amortization of Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the cash interest expense (including that attributable to Capitalized Lease Obligations), net of cash interest income, with respect to Indebtedness of such Person and its Restricted Subsidiaries for such period, other than Non-Recourse Indebtedness, including commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under hedging agreements (other than in connection with the early termination thereof);

excluding, in each case:

(i)    amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting),

(ii)    interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Obligations or other derivative instruments, including pursuant to FASB Accounting Standards Codification Topic 815, Derivatives and Hedging,

(iii)    costs associated with incurring or terminating Hedging Obligations and cash costs associated with breakage in respect of hedging agreements for interest rates,

(iv)    commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with any Non-Recourse Indebtedness,

(v)    “additional interest” owing pursuant to a registration rights agreement with respect to any securities,

(vi)    any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any Indebtedness issued in connection with the Transactions,

(vii)    penalties and interest relating to Taxes,

(viii)    accretion or accrual of discounted liabilities not constituting Indebtedness,

(ix)    interest expense attributable to a Parent Entity resulting from push-down accounting,

(x)    any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting,

(xi)    any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto in connection with the Transactions, any acquisition or Investment and

(xii)    annual agency fees paid to any administrative agents and collateral agents with respect to any secured or unsecured loans, debt facilities, debentures, bonds, commercial paper facilities or other forms of Indebtedness (including any security or collateral trust arrangements related thereto).

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding (and excluding the effect of), without duplication,

(1)    extraordinary, one-time, non-recurring or unusual gains or Charges (including relating to any strategic initiatives and accruals and reserves in connection with such gains or Charges and including legal fees, expenses, settlements and judgments) and special items; restructuring Charges; accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves, and in each case, whether or not classified as such under GAAP); Charges related to any reconstruction, decommissioning, recommissioning or reconfiguration of facilities and fixed assets for alternative uses; Public Company Costs; Charges related to the integration, consolidation, opening, pre-opening and closing of facilities and fixed assets; severance and relocation costs and expenses; special compensation Charges, consulting fees; signing, retention or completion bonuses and charges, and executive recruiting costs; Charges incurred in connection with strategic initiatives; transition Charges and duplicative running and operating Charges; Charges in connection with non-ordinary course product and intellectual property development; Charges incurred in connection with acquisitions (or purchases of assets) prior to or after the Issue Date (including integration costs); business optimization Charges (including Charges relating to business optimization programs, new systems design, Charges related to systems establishment, implementation, integration and upgrades and project start-up); accruals and reserves; Charges attributable to the implementation of cost-savings initiatives and operating improvements and consolidations; curtailments and modifications to pension and post-employment employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments);

(2)    the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP;

(3)    Transaction Costs;

(4)    any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(5)    the Net Income for such period of any Person that is an Unrestricted Subsidiary and, solely for the purpose of determining the amount available for Restricted Payments under clause (3)(A) of Section 4.07(a) hereof, the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that the Consolidated Net Income of a Person will be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period;

(6)    solely for the purpose of determining the amount available for Restricted Payments under clause (3)(A) of Section 4.07(a) hereof, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived (or Holdings or the Issuer reasonably believes such restriction could be waived and is using commercially reasonable efforts to pursue such waiver); provided that Consolidated Net Income of a Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents), or the amount that could have been paid in cash or Cash Equivalents without violating any such restriction or requiring any such approval, to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7)    effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) related to the application of recapitalization accounting or purchase accounting (including in the inventory, property and equipment, software, goodwill, intangible assets, in process research and development, deferred revenue and debt line items);

(8)    any income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments;

(9)    any impairment Charges or asset write-off or write-down in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(10)     (a) any equity-based or non-cash compensation charge or expense, including any such charge or expense arising from grants of equity-based incentive awards or other rights to, and any cash charges associated with, the rollover, acceleration or payout of, Equity Interests by management of such Person or of a Restricted Subsidiary or any Parent Entity, (b) non-cash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation or Accounting Standards Codification Topic 505-50, Equity-Based Payments to Non-Employees, and (c) any income (loss) attributable to deferred compensation plans or trusts;

(11)    any Charges during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the syndication and incurrence of any Indebtedness), issuance of Equity Interests (including by any direct or indirect parent of Holdings), recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of any Indebtedness) and including, in each case, any such transaction whether consummated on, after or prior to the Issue Date and any such transaction undertaken but not completed, and any charges or nonrecurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with Accounting Standards Codification Topic No. 805, Business Combinations);

(12)    accruals and reserves that are established or adjusted in connection with the Transactions, an Investment or an acquisition that are required to be established or adjusted as a result of the Transactions, such Investment or such acquisition, in each case in accordance with GAAP;

(13)    any expenses, charges or losses to the extent covered by insurance that are, directly or indirectly, reimbursed or reimbursable by a third party, and any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture;

(14)    any non-cash gain (loss) attributable to the mark to market movement in the valuation of Hedging Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification Topic 825—Financial Instruments;

(15)    any net realized or unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses, including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (a) Hedging Obligations for currency exchange risk and (b) resulting from intercompany indebtedness) and any other foreign currency transaction or translation gains and losses;

(16)    any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation;

(17)    any non-cash rent expense;

(18)    [reserved];

(19)    any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures; and

(20)    earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, Consolidated Net Income shall include the amount of proceeds received or receivable from business interruption insurance, the amount of any expenses or charges incurred by such Person or its Restricted Subsidiaries during such period that are, directly or indirectly, reimbursed or reimbursable by a third party, and amounts that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder.

Notwithstanding the foregoing, for the purpose of Section 4.07 hereof only (other than clause (3)(D) of Section 4.07(a), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by such Person and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from such Person and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by such Person or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(D) of Section 4.07(a) hereof.

“Consolidated Senior Secured Net Debt Ratio” means, subject to the definition of “Designated Revolving Commitments”, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness secured by a Lien on the Collateral as of such date (other than Indebtedness that has Junior Lien Priority) to (2) LTM EBITDA.

“Consolidated Total Indebtedness” means, as at any date of determination, subject to the definition of “Designated Revolving Commitments,” an amount equal to the sum of (1) the aggregate principal amount of all outstanding Indebtedness of Holdings and its Restricted Subsidiaries on a consolidated basis consisting only of Indebtedness for borrowed money (excluding Indebtedness with respect to Cash Management Obligations, amounts undrawn under any revolving credit facilities, Non-Recourse Indebtedness, intercompany Indebtedness and Subordinated Indebtedness), drawn but unreimbursed obligations under letters of credit (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Indebtedness until five Business Days after such amount is drawn), Obligations in respect of Capitalized Lease Obligations, Purchase Money Obligations and debt obligations evidenced by promissory notes or similar instruments (but excluding (i) the effects of any discounting of Indebtedness resulting from the application of the acquisition method accounting in connection with the Transactions or any Investment permitted hereunder, (ii) obligations relating to Securitization Facilities and (iii) obligations under Hedging Obligations), (2) the aggregate amount of all outstanding Disqualified Stock of Holdings and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP, plus (3) the Reserved Indebtedness Amount, minus the Unrestricted Cash Amount, with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.” For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined in good faith by Holdings.

“Consolidated Total Net Debt Ratio” means, as of any date of determination, the ratio of (x) the Consolidated Total Indebtedness of Holdings and its Restricted Subsidiaries as of such date to (y) LTM EBITDA.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any Non-Financing Lease Obligation, dividend or other monetary obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent,

(1)    to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)    to advance or supply funds:

(a)    for the purchase or payment of any such primary obligation, or

(b)    to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Sponsor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in Holdings and/or other companies.

“Convertible Indebtedness” means Indebtedness of Holdings, the Issuer or any Parent Entity (which may be guaranteed by the Guarantors) permitted to be incurred under this Indenture that is either (a) convertible into common equity of Holdings or such Parent Entity (and cash in lieu of fractional shares) or cash (in an amount determined by reference to the price of such common equity) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common equity of Holdings or such Parent Entity or cash (in an amount determined by reference to the price of such common equity).

“Corporate Trust Office” when used with respect to the Trustee, shall be at the address of the Trustee specified in Section 12.02 hereof or such other address as to which the Trustee may give notice to the Holders and the Issuer and when used with respect to the Notes Collateral Agent, shall be at the address of the Notes Collateral Agent specified in Section 12.02 hereof or such other address as to which the Notes Collateral Agent may give notice to the Holders and the Issuer.

“Credit Agreement” means the Credit Agreement, dated as of August 21, 2018, by and among, inter alios, the Issuer, Holdings, the guarantors from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and each lender from time to time party thereto, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder, in whole or in part), the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or one or more successors to the Credit Agreement or one or more new credit agreements.

“Credit Agreement Administrative Agent” means the administrative agent under the Credit Agreement, which, on the Issue Date, will be JPMorgan Chase Bank, N.A.

“Credit Agreement Collateral Agent” means the collateral agent under the Credit Agreement, which, on the Issue Date, will be JPMorgan Chase Bank, N.A.

“Credit Agreement Obligations” has the meaning assigned to such term in the Pari Passu Intercreditor Agreement.

“Credit Facility” or “Senior Credit Facilities” means, with respect to Holdings or any of its Restricted Subsidiaries, one or more debt facilities (including the Credit Agreement), indentures or other arrangements, commercial paper facilities and overdraft facilities with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original Credit Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the terms “Credit Facility” and “Senior Credit Facilities” shall include any agreement or instrument (i) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of Holdings as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof; provided that such increase in borrowings is permitted under Section 4.09 hereof.

“Custodian” means the Trustee, as custodian for the Depositary with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c) hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of Holdings, the Issuer and/or any one or more of the other Guarantors (the “Performance References”).

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by Holdings or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent retirement, sale, redemption, repurchase or other disposition of or collection or payment on such Designated Non-cash Consideration. A particular item of Designated Non-cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with the covenant described under Section 4.10 hereof.

“Designated Preferred Stock” means Preferred Stock of Holdings, any Subsidiary thereof or a Parent Entity (other than Disqualified Stock) that is issued for cash (other than to Holdings or a Subsidiary of Holdings or an employee stock ownership plan or trust established by Holdings or any such Subsidiary for the benefit of their employees to the extent funded by Holdings or such Subsidiary) and that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Issuer at or prior to the issuance thereof, the net cash proceeds of which are excluded from the calculation set forth in clause (3) of Section 4.07(a) hereof.

“Designated Revolving Commitments” means any commitments to make loans or extend credit on a revolving basis (or delayed draw basis) to Holdings, the Issuer or any Restricted Subsidiary by any Person other than Holdings, the Issuer or any Restricted Subsidiary that have been designated in an Officer’s Certificate delivered to the Trustee as “Designated Revolving Commitments” until such time as the Issuer subsequently delivers an Officer’s Certificate to the Trustee to the effect that such commitments will no longer constitute “Designated Revolving Commitments”; provided that, during such time (including at the time of the incurrence of such Designated Revolving Commitments), (i) such Designated Revolving Commitments will be deemed an incurrence of Indebtedness on such date and will be deemed outstanding for purposes of calculating the Fixed Charge Coverage Ratio, Consolidated Total Net Debt Ratio and Consolidated Senior Secured Net Debt Ratio and the availability of any baskets under this Indenture and (ii) commencing on the date such Designated Revolving Commitments are established after giving pro forma effect to the incurrence of the entire committed amount of the Indebtedness thereunder, such committed amount under such Designated Revolving Commitments may thereafter be borrowed (and reborrowed, if applicable), in whole or in part, from time to time, without further compliance with any basket or financial ratio or test under this Indenture (including the Fixed Charge Coverage Ratio, Consolidated Total Net Debt Ratio and Consolidated Senior Secured Net Debt Ratio).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Holdings to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 4.07; provided, however, that if such Capital Stock is issued to any future, current or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) (excluding the Permitted Holders (but not excluding any future, current or former employee, director, officer, manager, contractor, consultant or advisor) or Immediate Family Members), of Holdings, any of its Subsidiaries, any Parent Entity or any other entity in which Holdings or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof) or any other plan for the benefit of current, former or future employees (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings or its Subsidiaries or by any such plan to such employees (or their respective Controlled Investment Affiliates or Immediate Family Members), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Holdings to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that Holdings may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provisions unless such repurchase or redemption complies with the terms of this Indenture.

“Dollars” or “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(1)    increased (without duplication) by the following, in each case (other than clauses (h), (l) and (p)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a)    total interest expense and, to the extent not reflected in such total interest expense, any losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Hedging Obligations or such derivative instruments, and bank and letter of credit fees, letter of guarantee and bankers’ acceptance fees and costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to the definition thereof; plus

(b)    provision for Taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, excise, value added and similar Taxes, property Taxes and similar Taxes, and foreign withholding Taxes paid or accrued during such period (including any future Taxes or other levies that replace or are intended to be in lieu of Taxes, and any penalties and interest related to Taxes or arising from tax examinations) and the net Tax expense associated with any adjustments made pursuant to the definition of “Consolidated Net Income,” and any payments to a Parent Entity in respect of such Taxes permitted to be made hereunder; plus

(c)    Consolidated Depreciation and Amortization Expense for such period; plus

(d)    any other non-cash Charges, including any write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (i) Holdings in its sole discretion may determine not to add back such non-cash Charge in the current period and (ii) to the extent Holdings does decide to add back such non-cash Charge, the cash payment in respect thereof, with the exception of any cash payments related to the settlement of deferred compensation balances awarded prior to the Issue Date, in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(e)    Charges consisting of income attributable to minority interests and non-controlling interests of third parties in any non-wholly owned Restricted Subsidiary, excluding cash distributions in respect thereof, and the amount of any reductions in arriving at Consolidated Net Income resulting from the application of Accounting Standards Codification Topic No. 810, Consolidation; plus

(f)    (i) the amount of board of director fees and any management, monitoring, consulting, transaction, advisory and other fees (including transaction and termination fees) and indemnities and expenses paid or accrued in such period under the Registration Rights Agreement or otherwise to the extent permitted under Section 4.11 hereof and (ii) the amount of payments made to optionholders of such Person or any Parent Entity in connection with, or as a result of, any distribution being made to equityholders of such Person or its Parent Entities, which payments are being made to compensate such optionholders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted hereunder; plus

(g)    Charges, including any loss or discount, related to the sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(h)    cash receipts (or any netting arrangements resulting in reduced cash Charges) not representing EBITDA or Consolidated Net Income in any prior period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(i)    any Charges pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such Person (other than Disqualified Stock); plus

(j)    any net pension or other post-employment benefit Charges representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification Topic 715—Compensation—Retirement Benefits, and any other items of a similar nature; plus

(k)    the amount of earnout obligation expense incurred in connection with (including adjustments thereto) any acquisitions and Investments, whether consummated prior to or after the Issue Date; plus

(l)    (x) the amount of “run rate” cost savings, synergies and operating expense reductions resulting from, or related to, the Transactions (as defined in the Credit Agreement) that are reasonably identifiable and projected by Holdings in good faith to result from actions either taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of Holdings or the Issuer) by August 21, 2020 (or to the extent identified in the Form S-1) and (y) the amount of “run-rate” cost savings, synergies and operating expense reductions resulting from, or related to, mergers and other business combinations, acquisitions, investments, divestitures, dispositions, discontinuance of activities or operations and other specified transactions, restructurings, cost savings initiatives, operational changes and other initiatives (including, for the avoidance of doubt, acquisitions occurring prior to the Issue Date) that are reasonably identifiable and projected by Holdings in good faith to result from actions either taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of Holdings or the Issuer) within 24 months after such merger or other business combination, acquisition, investment, divestiture, disposition, discontinuance of activities or operations or other specified transaction, restructuring, cost savings initiative, operational change or other initiative is consummated (or undertaken or implemented prior to consummation of the acquisition or other applicable transaction), in each case, calculated (1) on a pro forma basis as though such cost savings, synergies or operating expense reductions had been realized on the first day of such period and (2) net of the amount of actual benefits realized from such actions during such period (it is understood and agreed that “run-rate” means the full recurring benefit that is associated with any action taken or with respect to which substantial steps have been taken or are expected to be taken, whether prior to or following the Issue Date) (which adjustments may be incremental to (but not duplicative of) pro forma cost savings, synergies or operating expense reduction adjustments made); provided that such cost savings, synergies and operating expenses are reasonably identifiable; plus

(m)    any payments in the nature of compensation or expense reimbursement made to independent board members; plus

(n)    internal software development costs that are expensed during the period but could have been capitalized in accordance with GAAP; plus

(o)    any loss from discontinued operations (but if such operations are classified as discontinued due to the fact that they are being held for sale or are subject to an agreement to dispose of such operations, if elected by Holdings or the Issuer in its sole discretion, only when and to the extent such operations are actually disposed of); plus

(p)    adjustments, exclusions and add-backs either (i) consistent with Regulation S-X of the SEC, (ii) set forth in the Form S-1 or (iii) set forth in any quality of earnings analysis prepared by independent registered public accountants of recognized national standing or any other accounting firm reasonably acceptable to the Credit Agreement Administrative Agent and delivered to the Credit Agreement Administrative Agent, in each case under this subclause (iii), in connection with any Permitted Acquisition (as defined in the Credit Agreement) or similar permitted investment; and

(2)    decreased (without duplication) by the following, in each case, to the extent included in determining Consolidated Net Income for such period:

(a)    non-cash gains for such period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or EBITDA in any prior period other than any such accrual or reserve that has been added back to Consolidated Net Income in calculating EBITDA in accordance with this definition);

(b)    the amount of any income consisting of losses attributable to non-controlling interests of third parties in any non-wholly owned Restricted Subsidiary added to (and not deducted from) Consolidated Net Income in such period; and

(c)    any net income from discontinued operations (but if such operations are classified as discontinued due to the fact that they are being held for sale or are subject to an agreement to dispose of such operations, if elected by Holdings in its sole discretion, only when and to the extent such operations are actually disposed of).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means, with respect to any Person, the Capital Stock of such Person and all warrants, options or other rights to acquire Capital Stock of such Person, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock of such Person.

“Equity Offering” means any public or private sale of Capital Stock (other than through the issuance of Disqualified Stock or Designated Preferred Stock), other than:

(1)    offerings with respect to Holdings’ or any Parent Entity’s common stock registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions or other securities of Holdings or any Parent Entity;

(2)    issuances of Capital Stock to any Subsidiary of Holdings; and

(3)    any such public or private sale that constitutes an Excluded Contribution or a Contributed Holdings Investment.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“euro” means the single currency of participating member states of the EMU.

“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Accounts” means, collectively, any payroll accounts, any withholding tax and fiduciary accounts, and any escrow accounts holding funds for the benefit of third parties (other than the Issuer or any Guarantor), in each case, to the extent solely used for such purpose.

“Excluded Assets” means, (i) (x) any fee-owned real property (other than Material Real Property), (y) any leasehold interest in real property and (z) any fee-owned real property (whether already mortgaged, or is required or intended to be mortgaged, at any time of determination) located in a flood hazard area or such property or mortgage thereon would be subject to any flood insurance due diligence (other than in respect of initial flood hazard determinations as to whether any property is located in a flood hazard area or as otherwise permitted under this clause (z) with respect to flood insurance), flood insurance requirements or compliance with any Flood Insurance Laws (it being agreed that (A) if it is subsequently determined that any such improved real property subject to, or otherwise required or intended to be subject to, a mortgage is or might be located in a flood hazard area, such property shall be deemed to be an Excluded Asset until a determination is made that such property is not located in a flood hazard area and does not require flood insurance, and (B) if there is an existing mortgage on such property, such mortgage shall be released if located in a special flood hazard area and would require flood insurance or if it cannot determined whether such fee owned real property is located in a special flood hazard area or would require flood insurance if the time or information necessary to make such determination would (as determined by the Issuer in good faith) delay or impair the intended date of issuance of any Notes or effectiveness of any amendment or supplement of this Indenture, (ii) motor vehicles and other assets subject to certificates of title, except to the extent a security interest therein can be perfected by the filing of a UCC financing statement, a similar filing under applicable laws of any applicable Collateral Jurisdiction, or without any perfection steps (iii) all commercial tort claims not filed in a court of competent jurisdiction and that are not expected to result in a judgment or settlement payment in excess of $35.0 million (as determined by the Issuer in good faith), (iv) any governmental or regulatory licenses, authorizations, certificates, charters, franchises, approvals and consents (whether federal, state, or otherwise) to the extent a security interest therein is prohibited or restricted thereby or requires any consent, acknowledgment or authorization from a Governmental Authority not obtained (without any requirement to obtain such consent, acknowledgment or authorization) other than to the extent such prohibition, restriction or requirement is ineffective under the UCC or other applicable Laws of any applicable Collateral Jurisdiction and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable laws of any applicable Collateral Jurisdiction notwithstanding such prohibition, restriction or requirement, (v) assets to the extent the pledge thereof or grant of security interests therein (x) is prohibited or restricted by any applicable Law, rule or regulation or would require any consent, approval or authorization of any governmental or regulatory authority not obtained (without any requirement to obtain such any consent, approval or authorization) in each case, after giving effect to the applicable anti-assignment provisions of the UCC and any other applicable laws of any applicable Collateral Jurisdiction and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable Laws of any applicable Collateral Jurisdiction, (y) would cause the destruction, invalidation or abandonment of such asset under applicable Law (solely with respect to any intellectual property), or (z) is prohibited by any contract or would require any consent, approval, license or other authorization of any third party (other than Holdings or its Subsidiaries) (provided that, in each case, such prohibition or requirement existed on the Issue Date or at the time of the acquisition of such asset and was not incurred in contemplation thereof (other than in the case of capital leases and purchase money financings)) or governmental or regulatory authority not obtained (without any requirement to obtain such consent, approval, license or other authorization), in each case, other than to the extent such prohibition, restriction or requirement is ineffective under the anti-assignment provisions of the UCC or under any other applicable laws of any applicable Collateral Jurisdiction, (vi) margin stock and Equity Interests in any Person that is not the Issuer or a wholly owned Restricted Subsidiary of Holdings, (vii) Equity Interests in Immaterial Subsidiaries that are not the Issuer or a Guarantor and Excluded Subsidiaries (other than Material Subsidiaries owned directly by the Issuer or a Guarantor that are Excluded Subsidiaries solely by virtue of being organized outside of a Specified Jurisdiction), (viii) any lease, license or agreement (not otherwise subject to clause (v) above) or any property that is subject to a capital lease, purchase money security interest or similar arrangement, in each case permitted by this Indenture, to the extent that a grant of a security interest therein (a) would violate or invalidate such lease, license or agreement or purchase money security interest or similar arrangement or create a right of termination in favor of any other party thereto (other than Holdings or any of its Subsidiaries) after giving effect to the applicable anti-assignment provisions of the UCC and any other applicable Laws of any applicable Collateral Jurisdiction, and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such contractual prohibition or (b) would require governmental or regulatory approval, consent or authorization not obtained (without any requirement to obtain such approval, consent or authorization) after giving effect to the applicable anti-assignment provisions of the UCC and other applicable laws of a Collateral Jurisdiction, and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable Law notwithstanding such prohibition, (ix) Securitization Assets sold or transferred pursuant to a Qualified Securitization Facility, (x) letter of credit rights, except to the extent perfection of the security interest therein is accomplished by the filing of a UCC financing statement or a similar filing under applicable laws of any applicable Collateral Jurisdiction, or without any perfection steps, (xi) any intent-to-use trademark applications filed in the United States Patent and Trademark Office, pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act, (xii) assets where the burden or cost (including any adverse tax consequences to Holdings, the Issuer, any Parent Entity or any Subsidiary) of obtaining a security interest therein or perfection thereof exceeds the practical benefit to the Holders afforded thereby as reasonably determined between the Issuer and the Credit Agreement Collateral Agent, (xiii) any assets to the extent a security interest in such assets or perfection thereof would result in material adverse tax consequences to Holdings, the Issuer, any Parent Entity or any Subsidiary as reasonably determined by the Issuer in good faith, (xiv) any assets that require action under the law or regulation of any jurisdiction other than the United States (or, with respect to Holdings and any UK Holding Company, England and Wales) and any other applicable Collateral Jurisdiction to create or perfect a security interest in such assets (it being understood that no action outside of the United States will be required to perfect any security interest in any intellectual property located in, governed by or arising or existing under the laws of any jurisdiction other than the United States) and (xv) cash and cash equivalents (except to the extent constituting identifiable proceeds of Collateral which is perfected by the filing of an “all assets” UCC financing statement or similar filing under the applicable laws of any applicable Collateral Jurisdiction), deposit, securities, commodities and other accounts, securities entitlements and related assets held in such account, except, in each case of this clause (xv), to the extent a security interest therein can be perfected by the filing of a UCC financing statement or similar filing under the applicable laws of any applicable Collateral Jurisdiction or automatically without any filing (other than any Excluded Accounts); in each case of the foregoing clauses (i) through (xv), with respect to asset of an Excluded Subsidiary that has joined the Credit Agreement as a guarantor thereunder, subject to and consistent with any exceptions or modifications agreed thereunder between Issuer and the Credit Agreement Administrative Agent.

“Excluded Contribution” means net cash proceeds, marketable securities, property or assets or Qualified Proceeds received by Holdings after the Issue Date from:

(1)    contributions to its common equity capital, and

(2)    the issuance or sale (other than to a Restricted Subsidiary of Holdings or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or trust of Holdings) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Holdings, in each case designated as Excluded Contributions pursuant to an officer’s certificate, which are excluded from the calculation set forth in clause (3) of Section 4.07(a) hereof.

“Excluded Subsidiaries” means all of the following and “Excluded Subsidiary” means any of them (in each case, other than an Excluded Subsidiary that has joined the Credit Agreement as a guarantor thereunder):

(1)    any Subsidiary (other than any UK Holding Company) that is not a direct, Wholly Owned Subsidiary of (x) Holdings, the Issuer or another Guarantor or (y) a Restricted Subsidiary organized in the British Virgin Islands, the Cayman Islands, the Kingdom of the Netherlands, Luxembourg, England and Wales, or the United States, unless in the case of this clause (y) such Subsidiary has no material US assets or operations,

(2)    any Subsidiary that is not organized in a Specified Jurisdiction,

(3)    any Subsidiary (including any regulated entity that is subject to net worth or net capital or similar capital and surplus restrictions) that is prohibited or restricted by applicable Law or by Contractual Obligation (including in respect of assumed Indebtedness permitted hereunder and not created in contemplation of the applicable investment or acquisition) existing on the Issue Date (or, with respect to any Subsidiary acquired by Holdings or a Restricted Subsidiary after the Issue Date (and so long as such Contractual Obligation was not incurred in contemplation of such investment or acquisition), on the date such Subsidiary is so acquired) from providing a Note Guarantee (including any Broker-Dealer Regulated Subsidiary) or if such Note Guarantee would require governmental (including regulatory) or third party (other than the Issuer, any Guarantor or their respective Subsidiaries) consent, approval, license or authorization not obtained,

(4)    any Subsidiary that is (or, if it were the Issuer or Guarantor, would be) an “investment company” under the Investment Company Act of 1940, as amended,

(5)    any special purpose vehicle (or similar entity), receivables subsidiary or any Securitization Subsidiary,

(6)    any Captive Insurance Subsidiary or not-for-profit Subsidiary,

(7)    any Subsidiary that is not a Material Subsidiary (other than any UK Holding Company),

(8)    any Subsidiary where the Issuer and the Credit Agreement Administrative Agent reasonably determine that the burden or cost (including any adverse tax consequences) of providing the Note Guarantee will outweigh the benefits to be obtained by the Holders therefrom,

(9)    any Unrestricted Subsidiary,

(10)    any Subsidiary where a Note Guarantee from such subsidiary would result in material adverse tax consequences to the Issuer, Holdings, any Parent Entity or any Subsidiary as reasonably determined by the Issuer in good faith in consultation with the Credit Agreement Administrative Agent, and

(11)    any other Subsidiaries as mutually agreed, under the Credit Agreement, between the Issuer and the Credit Agreement Collateral Agent from time to time.

provided that no Subsidiary that becomes a Guarantor in accordance with the provisions of this Indenture shall thereafter constitute an Excluded Subsidiary for so long as such entity remains a Guarantor in accordance with the terms of this Indenture.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by Holdings in good faith.

“Fitch” means Fitch Ratings, Inc., or any successor or assign Rating Agency.

“Fixed Basket” shall mean any Basket that is subject to a fixed-dollar limit (including Baskets based on a percentage of LTM EBITDA or total assets.

“Fixed Charge Coverage Ratio” means, subject to the definition of “Designated Revolving Commitments,” with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that Holdings or any Restricted Subsidiary incurs, assumes, guarantees, redeems (or gives irrevocable notice of redemption for), repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility, unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, deemed incurrence, assumption, guarantee, redemption (including as contemplated by any such irrevocable notice of redemption), repayment, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio basket based on the Fixed Charge Coverage Ratio, Consolidated Senior Secured Net Debt Ratio or Consolidated Total Net Debt Ratio, such ratio(s) shall be calculated with respect to such incurrence, issuance or other transaction without giving effect to amounts being utilized under any other basket (other than a ratio basket based on the Fixed Charge Coverage Ratio, Consolidated Senior Secured Net Debt Ratio or Consolidated Total Net Debt Ratio) on the same date. Each item of Indebtedness that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant Fixed Charge Coverage Ratio, Consolidated Senior Secured Net Debt Ratio or Consolidated Total Net Debt Ratio test.

Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio basket based on a Fixed Charge Coverage Ratio, Consolidated Senior Secured Net Debt Ratio or Consolidated Total Net Debt Ratio, such ratio(s) shall be calculated without regard to the incurrence of any Indebtedness under any revolving facility or letter of credit facility immediately prior to or in connection therewith.

Any calculation or measure that is determined with reference to Holdings’ financial statements (including EBITDA, Consolidated Interest Expense, Consolidated Net Income, Fixed Charges, Fixed Charge Coverage Ratio, Consolidated Senior Secured Net Debt Ratio and Consolidated Total Net Debt Ratio) may be determined with reference to the financial statements of a Parent Entity instead, so long as such Parent Entity does not hold any material assets other than, directly or indirectly, the Capital Stock of Holdings.

For purposes of making the computation referred to in the paragraph above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, operational changes, business expansion and disposed or discontinued operations (as determined in accordance with GAAP) that have been made by Holdings or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, operational changes, business expansion and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period; provided that, at the election of the Issuer, no such pro forma adjustment to EBITDA shall be required in respect of any such transaction to the extent the aggregate consideration in connection therewith was less than $75.0 million for the reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Holdings or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, operational change, business expansion or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation, operational change, business expansion or disposed operation had occurred at the beginning of the applicable four-quarter period (subject to the threshold specified in the previous sentence); provided that with respect to any pro forma calculations to be made in connection with any acquisition or investment in respect of which financial statements for the relevant target are not available for the same four-quarter reference period for which internal financial statements of Holdings are available, Holdings shall determine such pro forma calculations on the basis of the available financial statements (even if for differing periods) or such other basis as determined on a commercially reasonable basis by Holdings.

For purposes of this definition, whenever pro forma effect is to be given to a transaction (including the Transactions), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Holdings (and may include, for the avoidance of doubt, cost savings, operating improvements, synergies and expense reductions which is being given pro forma effect). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Holdings to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Holdings may designate.

“Fixed Charge Coverage Ratio Calculation Date” has the meaning set forth in the definition of “Fixed Charge Coverage Ratio.”

“Fixed Charges” means, with respect to any Person for any period, the Consolidated Interest Expense of such Person for such period.

“Flood Insurance Laws” means, collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided that all terms of an accounting or financial nature used in this Indenture shall be construed, and all computations of amounts and ratios referred to in this Indenture shall be made (a) without giving effect to any election under Accounting Standards Codification Topic 825—Financial Instruments, or any successor thereto or comparable accounting principle (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Holdings or any Subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of “Capitalized Lease Obligations.” At any time after the Issue Date, Holdings may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to Holdings’ election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Issuer shall give notice of any such election made in accordance with this definition to the Trustee. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

If there occurs a change in IFRS or GAAP, as the case may be, and such change would cause a change in the method of calculation of any standards, terms or measures used in this Indenture (an “Accounting Change”), then Holdings may elect that such standards, terms or measures shall be calculated as if such Accounting Change had not occurred.

“General Debt Basket Reallocated Amount” means any amount that, at the option of Holdings or the Issuer, has been reallocated from clause 12(b) of Section 4.09 hereof to clause (1)(c) of Section 4.09 hereof, which shall be deemed to be a utilization of the basket set forth in clause 12(b) of Section 4.09 hereof.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, issued in accordance with Section 2.01, 2.06(b) or 2.06(d) hereof.

“Government Securities” means securities that are:

(1)    direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)    obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Grantors” means Holdings, the Issuer, the other Guarantors and any future Guarantor that becomes a party to the Notes Security Agreement.

“Guarantee” means, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1)    to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)    entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include (x) endorsements for collection or deposit in the ordinary course of business or consistent with past practice and (y) standard contractual indemnities or product warranties provided in the ordinary course of business, and provided, further, that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means, (a) Holdings (or any successor thereto) and each UK Holding Company (but excluding any Released UK Holding Company) and (b) each Restricted Subsidiary of Holdings that Guarantees the Notes until such Note Guarantee is released in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.” For the avoidance of doubt, any Permitted Convertible Indebtedness Call Transaction will not constitute Hedging Obligations.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books, which shall initially be the nominee of DTC.

“Holdings” has the meaning set forth in the preamble hereto and its permitted successors.

“IFRS” means the international financial reporting standards as issued by the International Accounting Standards Board as in effect from time to time.

“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary of Holdings (other than the Issuer) that (i) has not guaranteed any other Indebtedness of Holdings and (ii) has Total Assets and revenues of less than 5.0% of Total Assets and, together with all other Immaterial Subsidiaries (as determined in accordance with GAAP), has Total Assets and revenues of less than 10.0% of Total Assets, in each case, measured at the end of the most recent fiscal period for which consolidated financial statements are available (which may be internal consolidated financial statements) and revenues on a pro forma basis giving effect to any acquisitions or dispositions of companies, division or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such Subsidiary.

“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships, the estate of such individual and such other individuals above) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “incurred” and “incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person, without duplication:

(1)    the principal indebtedness of such Person:

(a)    in respect of borrowed money;

(b)    evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)    representing the balance deferred and unpaid of the purchase price of any property, which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto, and Capitalized Lease Obligations, except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business or consistent with industry practice and (ii) any earn-out obligations until, after 60 days of becoming due and payable, has not been paid and such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) any purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller; or

(d)    representing any Hedging Obligations to the extent not otherwise included in this definition (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement); if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any Parent Entity appearing upon the balance sheet of Holdings or the Issuer, as applicable, solely by reason of push-down accounting under GAAP will be excluded;

(2)    to the extent not otherwise included, any Guarantee by such Person on the principal components of the obligations of the type referred to in clause (1) of a third Person to the extent Guaranteed by such Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business; provided that the amount of Indebtedness of any Person for purposes of this clause (2) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith; and

(3)    to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by Holdings) and (b) the amount of such Indebtedness of such other Persons;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or consistent with past practice or industry practice, (b) obligations under or in respect of Qualified Securitization Facilities, (c) Indebtedness of any Parent Entity appearing on the balance sheet of Holdings, or solely by reason of push down accounting under GAAP, (d) intercompany liabilities arising from their cash management, tax, and accounting operations, (e) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business, (f) Cash Management Obligations, (g) any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date, Non-Financing Lease Obligations, Sale and Lease-back Transactions or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice, (h) obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice, (i) in connection with the purchase by Holdings or any Restricted Subsidiary of any business, any deferred or prepaid revenue, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner, (j) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes, (k) Capital Stock and (l) amounts owed to dissenting stockholders (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with Section 5.01.

Unless elected otherwise pursuant to the definition of “Designated Revolving Commitments,” the amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness. Indebtedness shall be calculated without giving effect to the effects of Accounting Standards Codification Topic 815—Derivatives and Hedging and related pronouncements to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Assets or Operations” means, with respect to any Parent Entity, that Parent Entity’s total assets, revenues, income from continuing operations before income taxes and cash flows from operating activities (excluding in each case amounts related to its investment in Holdings, the Issuer and the Restricted Subsidiaries and excluding amounts related to any Subordinated Shareholder Loans), determined in accordance with GAAP and as shown on the most recent balance sheet of such Parent Entity, is more than 2.0% of such Parent Entity’s corresponding consolidated amount.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that in the good faith judgment of Holdings or the Issuer, is qualified to perform the task for which it has been engaged; provided, however, that such firm or appraiser is not an Affiliate of Holdings.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Initial Purchasers” means the persons named as initial purchasers in the Purchase Agreement, dated as of May 19, 2020.

“Intercreditor Agreements” means, collectively, any outstanding Pari Passu Intercreditor Agreement and any outstanding Junior Priority Intercreditor Agreement.

“Interest Payment Date” means May 15 and November 15 of each year to stated maturity.

“Investment Grade Rating” means a rating equal to or higher than (x) Baa3 (or the equivalent) by Moody’s, (y) BBB- (or the equivalent) by S&P or (z) a rating of “BBB-” (or the equivalent) by Fitch, as applicable, or if the Notes are not then rated by Moody’s, S&P or Fitch, an equivalent rating by any other Rating Agency selected by Holdings or the Issuer.

“Investment Grade Securities” means:

(1)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)    securities issued or directly and fully guaranteed or insured by the Canadian, United Kingdom or Japanese governments, a member state of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(3)    debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Holdings and its Subsidiaries;

(4)    investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution; and

(5)    corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances, capital contributions and other extensions of credit (excluding (i) accounts receivable, credit card and debit card receivables, trade credit, advances or extensions of credit to customers, distributors, suppliers, past, present or former employees, directors, officers, managers, contractors, consultants or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members, commission, travel and similar advances to past, present or former employees, directors, officers, managers, distributors, contractors, consultants or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members) in each case made in the ordinary course of business or consistent with past practice or industry practice, (ii) any debt or extension of credit represented by a bank deposit other than a time deposit, (iii) intercompany advances arising from cash management, tax and accounting operations and (iv) intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others)), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of Holdings in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property; provided that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice or industry practice will not be deemed to be an Investment.

For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07 hereof:

(1)    “Investments” shall include the portion (proportionate to Holdings’ direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings or the applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)    Holdings’ “Investment” in such Subsidiary at the time of such redesignation; less

(b)    the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation;

(2)    any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by Holdings; and

(3)    if Holdings or any Restricted Subsidiary issues, sells or otherwise disposes of Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any investment by Holdings or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be an Investment at such time.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash, Cash Equivalents or other property by Holdings or a Restricted Subsidiary in respect of such Investment.

“Issue Date” means May 22, 2020.

“Issuer” has the meaning set forth in the preamble hereto and its permitted successors.

“Issuer Order” means a written request or order signed on behalf of the Issuer by an Officer of the Issuer and delivered to the Trustee.

“Junior Lien Priority” means Indebtedness that is secured by a Lien on the Collateral that is junior in priority to the Liens on the Collateral securing the Obligations under the Notes or the Note Guarantees (it being understood that junior Liens are not required to rank equally and ratably with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting junior Liens).

“Laws” means, collectively, all international, foreign, federal, state and local laws (including common law), statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest; provided that in no event will an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Equity Interests or otherwise and which may include, for the avoidance of doubt, a transaction that may constitute a Change of Control), (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, (3) any Restricted Payment requiring irrevocable notice in advance thereof; and (4) any asset sale or a disposition excluded from the definition of “Asset Sale.”

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“LTM EBITDA” means EBITDA of Holdings for the most recently completed Test Period in each case with such pro forma adjustments giving effect to such Indebtedness, acquisition or Investment, as applicable, since the start of such Test Period and as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Management Members” has the meaning set forth in the definition of “Management Stockholders.”

“Management Stockholders” means (a) the members of management (and their Controlled Investment Affiliates and Immediate Family Members and any permitted transferees thereof) of the Issuer (or a Parent Entity) who are holders of Equity Interests of any Parent Entity on the Issue Date (“Management Members”), (b) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Management Member and (c) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Management Member, his or her spouse, parents, siblings, members of his or her immediate family (including adopted children and step children) and/or direct lineal descendants.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Capital Stock of Holdings or any Parent Entity on the date of the declaration of a Restricted Payment permitted pursuant to clause (9) of Section 4.07(b) hereof multiplied by (ii) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such common Capital Stock are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Master Agreement” has the meaning set forth in the definition of “Hedging Obligations.”

“Material Real Property” means any fee-owned real property located in the United States and owned by the Issuer or any Guarantor with a fair market value in excess of $35.0 million on the Issue Date (if owned by the Issuer or any Guarantor on the Issue Date) or at the time of acquisition (if acquired by the Issuer or any Guarantor after the Issue Date) or date that any Person becomes the Issuer or a Guarantor (if owned by a Person that becomes the Issuer or a Guarantor after the Issue Date); provided that for the avoidance of doubt, Material Real Property will not include any Excluded Assets (excluding for this purpose clause (i) of the definition of “Excluded Assets”).

“Material Subsidiary” means each Restricted Subsidiary of Holdings that is not an Immaterial Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc. and any successor or assign Rating Agency.

“Mortgage” means a mortgage customary in the jurisdiction to which it is to be filed in favor of the Notes Collateral Agent in form and substance substantially similar to the mortgages delivered to the Credit Agreement Collateral Agent, in each case with such modifications thereto as the Notes Collateral Agent, Holdings and the Issuer may agree, in each case, including such modifications as may be required by local laws, and any other deeds of trust, trust deeds, hypothecs, deeds to secure debt or mortgages executed and delivered pursuant to this Indenture.

“Mortgage Policies” means fully paid American Land Title Association Lender’s title insurance policies (or marked up title commitments having the effect of policies of title insurance) or the equivalent or other form available in each applicable jurisdiction.

“Mortgaged Properties” means each Material Real Property for which a Mortgage has been delivered as required under this Indenture.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale or Casualty Event, including any cash and Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Sale or received in any other non-cash form, net of the costs relating to such Asset Sale or Casualty Event and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting, consulting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, title insurance premiums, related search and recording charges, survey costs and mortgage recording tax paid in connection therewith, all dividends, distributions and other payments required to be made to non-controlling interest or minority interest holders (other than Holdings or any of its Subsidiaries) in Subsidiaries or joint ventures as a result of any such Asset Sale or Casualty Event by a Restricted Subsidiary, the amount of any purchase price or similar adjustment claimed by any Person to be owed by Holdings or any Restricted Subsidiary, until such time as such claim will have been settled or otherwise finally resolved, or paid or payable by Holdings or any Restricted Subsidiary, in either case in respect of such Asset Sale or Casualty Event, any relocation expenses incurred as a result thereof, commissions, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees), all costs associated with unwinding any related Hedging Obligations in connection with such transaction, other fees and expenses, including title and recordation expenses, title insurance premiums, survey costs, Taxes paid or estimated to be payable as a result thereof (after taking into account any available Tax credits or deductions and any Tax sharing arrangements) or any transactions occurring or deemed to occur to effectuate a payment under this Indenture, Tax reserves set aside or payable or accrued as a liability under GAAP (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution or deemed distribution of such proceeds to Holdings or any of its Subsidiaries, transfer taxes, deed or mortgage recording taxes and taxes that would be payable in connection with any repatriation of such proceeds), as a consequence of such transaction, including distributions pursuant to clause (27) of the definition of “Permitted Payments” or any transactions occurring or deemed to occur to effectuate a payment under this Indenture, amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness (other than Subordinated Indebtedness) or amounts required to be applied to the repayments of Indebtedness secured by a Lien on such assets and required (other than required by Section 4.10(b)(1) hereof) to be paid as a result of such transaction, any deduction of appropriate amounts to be provided by Holdings or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Holdings or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, any portion of the purchase price from such transaction placed in escrow, whether for the satisfaction of any indemnification obligations in respect of such transaction, as a reserve for adjustments to the purchase price associated with any such transaction or otherwise in connection with such transaction and the amount of any liabilities (other than Indebtedness in respect of the Credit Facility and the Notes) directly associated with such asset being sold and retained by Holdings or any of its Restricted Subsidiaries.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to Holdings, the Issuer or any other Guarantor immediately prior to such date of determination.

“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.

“Non-Fixed Basket” shall mean any Basket that is subject to compliance with a financial ratio or test (including the Fixed Charge Coverage Ratio, Consolidated Senior Secured Net Debt Ratio, or the Consolidated Total Net Debt Ratio).

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Non-Recourse Indebtedness” means Indebtedness that is non-recourse to Holdings, the Issuer and the Restricted Subsidiaries.

“Non-Specified Jurisdiction Subsidiary” means any Restricted Subsidiary that is (x) not organized in a Specified Jurisdiction or (y) organized in a Specified Jurisdiction and owned directly by a Restricted Subsidiary that is not organized in a Specified Jurisdiction.

“Note Documents” means this Indenture, the Notes, the Note Guarantees and the Collateral Documents.

“Note Guarantee” means any guarantee of the obligations of the Issuer under this Indenture and the Notes by any Guarantor in accordance with the provisions of this Indenture.

“Noteholder Secured Parties” means, collectively, the Trustee, the Notes Collateral Agent and each Holder of Notes.

“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes that may be issued under a supplemental indenture.

“Notes Collateral Agent” has the meaning set forth in the preamble hereto, together with its successors and assigns in such capacity.

“Notes Obligations” means any obligation to pay any unpaid principal and interest on the Notes, and all other Obligations of the Issuer and any Guarantor or other co-obligor under any Note Document, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of or in connection with, the Notes, the Note Documents and the related notes documentation, in each case, whether on account of principal, interest, guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, interest, fees and other amounts accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Guarantor whether or not a claim for post-petition interest, fees and other amounts is allowed in such proceedings and all fees and disbursements of counsel of any holder of Notes Obligations that are required to be paid by the Issuer or any Guarantor or co-obligor pursuant to the terms of the relevant loan documentation).

“Notes Security Agreement” means the security agreement, to be dated as of the Issue Date, among the Issuer, the other Grantors party thereto, the Notes Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Obligations” means any principal, interest, fees and other amounts (including any interest, fees and other amounts accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest, fees and other amounts is an allowed claim in such proceeding under applicable state, federal or foreign law), premium, penalties, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees and other amounts, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the Offering Memorandum, dated May 19, 2020, relating to the offering of the Initial Notes.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, any Vice President, the Treasurer, any Assistant Treasurer, any Managing Director, any Executive Vice President, any Senior Vice President, the Secretary or any Assistant Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person, that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel. Such counsel may be an employee of or counsel to the Issuer, Holdings, any Parent Entity or the Trustee.

“Other Pari Passu Lien Obligations” means any Indebtedness or other Obligations permitted under this Indenture having Pari Passu Lien Priority relative to the Notes with respect to the Collateral; provided that an authorized representative of the holders of such Indebtedness shall have executed a joinder to the Pari Passu Intercreditor Agreement.

“Parent Entity” means any person that is a direct or indirect parent (which may be organized as, among other things, a partnership) of Holdings (or any successor thereof).

“Pari Passu Indebtedness” means Indebtedness of the Issuer which ranks equally in right of payment to the Notes or of any Guarantor if such Indebtedness ranks equally in right of payment to the Note Guarantee by such Guarantor.

“Pari Passu Intercreditor Agreement” means the equal priority intercreditor agreement, substantially in the form of Exhibit E attached hereto, dated as of the Issue Date, by and among, inter alios, the Credit Agreement Administrative Agent, the Credit Agreement Collateral Agent, the Trustee, the Notes Collateral Agent and the Grantors.

“Pari Passu Lien Priority” means, relative to specified Indebtedness, having equal Lien priority on specified Collateral and the holders of which are subject to the Pari Passu Intercreditor Agreement.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Paying Agent” means any Person authorized by the Issuer to pay the principal of (and premium, if any) or interest on any Note on behalf of the Issuer.

“Performance References” has the meaning set forth for such term in the definition of “Derivative Instrument.”

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash or Cash Equivalents between Holdings or any of its Restricted Subsidiaries and another Person or any disposition involving the swap of assets in exchange for assets of the same type and of comparable value to the business of Holdings, the Issuer and the Restricted Subsidiaries as a whole, as determined by Holdings or the Issuer, so long as the assets received in such exchange are obtained by Holdings, the Issuer or the Restricted Subsidiaries substantially contemporaneous for the assets provided being exchanged in such swap; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 4.10 hereof.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on Holdings’ or a Parent Entity’s common equity purchased by Holdings or a Parent Entity in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by Holdings or such Parent Entity from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by Holdings or such Parent Entity from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

“Permitted Holders” means, (1) any of the Sponsors, Vanke and Management Stockholders and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of which any of the foregoing are members; provided that in the case of such group and without giving effect to the existence of such group or any other group, such Sponsors, Vanke and Management Stockholders, collectively, have, directly or indirectly, beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of Holdings or any Permitted Parent held by such group, (2) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of Holdings or any Parent Entity and (3) any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), together with its Affiliates, whose acquisition of beneficial ownership constitutes a Change of Control Triggering Event in respect of which a Change of Control Offer has been made in accordance with the requirements of this Indenture. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Intercompany Activities” means any transactions between or among Holdings and its Restricted Subsidiaries that are entered into in the ordinary course of business or consistent with past practice of Holdings and its Restricted Subsidiaries and, in the reasonable determination of the Issuer are necessary or advisable in connection with the ownership or operation of the business of Holdings and its Restricted Subsidiaries, including (i) payroll, cash management, purchasing, insurance and hedging arrangements; (ii) management, technology and licensing arrangements; and (iii) customary loyalty and rewards programs.

“Permitted Investments” means:

(1)    any Investment in Holdings, the Issuer or any Restricted Subsidiary or a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary;

(2)    any Investment(s) in Cash Equivalents or Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made;

(3)    any Investment in a Person (including, to the extent constituting an Investment, in assets of a Person that represent substantially all of its assets or a division, business unit or product line or line of business, including research and development and related assets in respect of any product); provided that as a result of such Investment:

(a)    such Person, upon the consummation of such purchase or acquisition, will be a Restricted Subsidiary (including as a result of a merger, amalgamation or consolidation between any Subsidiary and such Person); or

(b)    such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated or otherwise combined with or into, or transfers or conveys substantially all of its assets (or a division, business unit or product line, including any research and development and related assets in respect of any product), or is liquidated into, Holdings or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;

(4)    any Investment in securities, promissory notes or other assets not constituting cash, Cash Equivalents or Investment Grade Securities (including earn-outs) and received in connection with an Asset Sale made pursuant to the provisions of Section 4.10 hereof or any other disposition of assets not constituting an Asset Sale;

(5)    (a) any Investment existing or made pursuant to binding commitments, agreements or arrangements in effect on the Issue Date or an Investment consisting of any extension, replacement, reinvestment, modification or renewal of any such Investment and (b) any Investment existing on the Issue Date by Holdings or any Restricted Subsidiary in Holdings or any Restricted Subsidiary or an Investment consisting of any extension, replacement, reinvestment, modification or renewal of any such Investment;

provided that the amount of any such Investment may be increased in such extension, replacement, reinvestment, modification or renewal only (i) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including in respect of any unused commitment), plus any accrued but unpaid interest (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) and premium payable by the terms of such Indebtedness thereon and fees and expenses associated therewith as of the Issue Date or (ii) as otherwise permitted under this Indenture;

(6)    any Investment (including debt obligations and Equity Interests) acquired by Holdings or any of its Restricted Subsidiaries:

(a)    consisting of extensions of trade credit and accommodation guarantees in the ordinary course of business including extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit;

(b)    in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by Holdings or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer);

(c)    in satisfaction of judgments against other Persons;

(d)    as a result of a foreclosure, perfection or enforcement by Holdings or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(e)    received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment; or

(f)    received in settlement, compromise or resolution of debts created in the ordinary course of business or consistent with past practice or industry practice;

(7)    Hedging Obligations not prohibited by Section 4.09 hereof;

(8)    any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed the greater of $325.0 million and 35.0% of LTM EBITDA at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of the covenant described in Section 4.07 of any amounts applied pursuant to clause (III)(B) of the first paragraph of such covenant) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not Holdings or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes Holdings or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (3) above and shall cease to have been made pursuant to this clause;

(9)    Investments and other acquisitions the payment for which consists of Equity Interests (other than Disqualified Stock) of Holdings, any Parent Entity or any Unrestricted Subsidiary; provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of Section 4.07(a) hereof;

(10)     (i) Indebtedness and guarantees of Indebtedness permitted under Section 4.09 hereof and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business or consistent with past practice; the creation of Liens on the assets of Holdings or any Restricted Subsidiary in compliance with Section 4.12 and Restricted Payments permitted under Section 4.07 (other than by reference to this clause (10) and (ii) performance guarantees and Contingent Obligations with respect to obligations that are permitted by this Indenture;

(11)    any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.11(b) hereof (except transactions described in Sections 4.11(b)(2) and (5) hereof) or Section 5.01 hereof;

(12)    to the extent that they constitute Investments, purchases and other acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses, sublicenses, cross-licenses, assignments, contributions, leases, or subleases of other assets, intellectual property, receivables owing to Holdings or any Restricted Subsidiary or other rights, in each case in the ordinary course of business;

(13)    additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding, not to exceed the greater of $325.0 million and 35.0% of LTM EBITDA at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of Section 4.07 hereof of any amounts applied pursuant to Section 4.07(a)(III)(B) hereof) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not Holdings or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes Holdings or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (3) above and shall cease to have been made pursuant to this clause;

(14)    Investments relating to a Securitization Subsidiary that, in the good faith determination of Holdings are necessary or advisable to effect any Qualified Securitization Facility, distributions or payments of Securitization Fees or any repurchase obligation in connection therewith including, without limitation, Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Facilities or any related Indebtedness;

(15)    loans and advances to, or guarantees of Indebtedness of, officers, directors, employees, consultants, independent contractors and members of management in an aggregate outstanding amount not in excess of the greater of (i) $68.0 million and (ii) 7.5% of LTM EBITDA determined at the time of making such Investment for the most recent ended Test Period (calculated on a pro forma basis);

(16)    loans and advances to employees, directors, officers, members of management, independent contractors and consultants for business-related travel expenses, moving expenses, payroll advances and other similar expenses or payroll expenses, in each case incurred in the ordinary course of business or consistent with past practice or consistent with industry practice or to future, present and former employees, directors, officers, members of management, independent contractors and consultants (and their Controlled Investment Affiliates and Immediate Family Members) to fund such Person’s purchase of Equity Interests of Holdings or any Parent Entity;

(17)    (A) Investments in Unrestricted Subsidiaries or joint ventures, taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary or joint venture to the extent the proceeds of such sale do not consist of marketable securities, not to exceed (as of the date such Investment is made) the greater of (i) $255.0 million and (ii) 27.5% of LTM EBITDA and (B) intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business or consistent with industry practice in connection with the cash management operations of Holdings and its Subsidiaries;

(18)    Investments in the ordinary course of business or consistent with industry practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers;

(19)    non-cash or Cash Equivalent Investments in connection with tax planning and reorganization activities, and Investments in connection with Permitted Intercompany Activities, Permitted Tax Restructuring and related transactions;

(20)    Investments in connection with the Transactions;

(21)    advances, loans or extensions of trade credit or prepayments to suppliers or loans or advances made to distributors, in each case, in the ordinary course of business or consistent with past practice or consistent with industry practice by Holdings, the Issuer or any Restricted Subsidiary;

(22)    loans and advances to any Parent Entity (x) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such companies in accordance with Sections 4.07(a) and (b) and (y) to the extent the proceeds thereof are contributed or loaned or advanced to another Restricted Subsidiary;

(23)    Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) trade accounts created, or prepaid expenses accrued, in the ordinary course of business;

(24)    any Investments if on a pro forma basis after giving effect to such Investment, the Consolidated Total Net Debt Ratio would be equal to or less than 3.75 to 1.00 as of the last day of the Test Period most recently ended;

(25)    any Investment in any Subsidiary or any joint venture (including in connection with intercompany cash management arrangements, cash pooling arrangements, intercompany loans or related activities) arising in the ordinary course of business or consistent with past practice or industry practice;

(26)    Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”;

(27)    Investments (including debt obligations and equity interests) (a) [reserved], (b) in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by Holdings or any Restricted Subsidiary, (c) as a result of foreclosure, perfection or enforcement of any Lien, (d) in satisfaction of judgments or (e) pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or litigation, arbitration or other disputes or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(28)    Investments (a) consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past practice, (b) made in the ordinary course of business or consistent with past practice or industry practice in connection with obtaining, maintaining or renewing client, franchisee and customer contacts and loans, (c) advances, loans, extensions of credit (including the creation of receivables) or prepayments made to, and guarantees with respect to obligations of, franchisees, distributors, suppliers, lessors, licensors and licensees in the ordinary course of business or consistent with past practice or (d) consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Indenture;

(29)    Investments in receivables owing to Holdings or any Restricted Subsidiary created or acquired in the ordinary course of business or consistent with past practice;

(30)    Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged or amalgamated into or consolidated with Holdings or merged or amalgamated into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(31)    repurchases of the Notes and any other Indebtedness of Holdings, the Issuer or any Restricted Subsidiary to the extent not otherwise prohibited under this Indenture;

(32)    guaranty and indemnification obligations arising in connection with surety bonds issued in the ordinary course of business or consistent with past practice;

(33)    Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(34)    Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of a Casualty Event;

(35)    Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to Holdings or any of its Subsidiaries, which Investment is made in the ordinary course of business or consistent with industry practice of such Captive Insurance Subsidiary, or by reason of applicable Law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(36)    acquisitions of obligations of one or more directors, officers or other employees or consultants or independent contractors of any Parent Entity, Holdings, or any Subsidiary of Holdings in connection with such director’s, officer’s, employee’s consultant’s or independent contractor’s acquisition of Equity Interests of Holdings or any direct or indirect parent of Holdings, to the extent no cash or Cash Equivalents are actually advanced by Holdings, the Issuer or any Restricted Subsidiary to such directors, officers, employees, consultants or independent contractors in connection with the acquisition of any such obligations;

(37)    Investments constituting promissory notes or other non-cash proceeds of dispositions of assets to the extent permitted under Section 4.10;

(38)    Investments resulting from pledges and deposits permitted pursuant to the definition of “Permitted Liens”;

(39)    Indebtedness of Holdings or any of its Restricted Subsidiaries assigned to, or repurchased or redeemed by, Holdings or any of its Restricted Subsidiaries;

(40)    Permitted Bond Hedge Transactions; and

(41)    Investments of assets relating to non-qualified deferred payment plans in the ordinary course of business or consistent with industry practice.

“Permitted Jurisdiction” means (x) each of Australia, the British Virgin Islands, the Cayman Islands, Ireland, the Kingdom of the Netherlands, Luxembourg, Singapore, Spain, England and Wales, the United States and (y) any other jurisdiction reasonably satisfactory to the Credit Agreement Administrative Agent (with respect to the corresponding requirement in the Credit Agreement).

“Permitted Liens” means, with respect to any Person:

(1)    Liens incurred or pledges, deposits or security (a) in connection with workers’ or workmen’s compensation, payroll taxes, unemployment insurance, employers’ health tax, social security, retirement and other similar security laws or legislation, or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), (b) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instrument for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any Restricted Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (a) or (c) in connection with bids, tenders, contracts, statutory obligations, surety, indemnity, warranty, release, appeal or similar bonds, or with regard to other regulatory requirements, completion guarantees, stay, customs and appeal bonds, performance bonds, bankers’ acceptance facilities, and other obligations of like nature (including those to secure health, safety and environmental obligations) (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash, Cash Equivalents or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with industry practice;

(2)    Liens with respect to outstanding motor vehicle fines and Liens arising or imposed by law or regulation, such as landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, architects, or construction contractors’ Liens and other similar Liens, in each case for sums not yet overdue for a period of more than 60 days or being contested in good faith by appropriate proceedings or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP (or other applicable accounting principles) or for property Taxes on property of Holdings or one of its Subsidiaries has determined to abandon if the sole recourse for such Tax is to such property;

(3)    Liens for Taxes, assessments or other governmental charges that are not overdue for a period of more than 60 days, not yet payable or subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings for which adequate reserves with respect thereto are maintained in accordance with GAAP;

(4)    Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bankers acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with past practice;

(5)    survey exceptions, encumbrances, ground leases, easements, restrictions, protrusions, encroachments or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that were not incurred in connection with Indebtedness and that do not in the aggregate materially impair their use in the operation of the business of such Person and exceptions on Mortgage Policies insuring Liens granted on Mortgaged Properties;

(6)    Liens securing obligations in respect of Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant clause (4), (12), (13), (14), (15)(b), (20), (31) or (32) of Section 4.09(b) hereof; provided that (a) Liens securing obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to such clause (13) relate only to obligations relating to Refinancing Indebtedness that is secured by Liens on the same assets as the assets securing the Indebtedness being so refinanced, plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property, or serves to refund, refinance, extend, replace, renew or defease Indebtedness, Disqualified Stock or Preferred Stock incurred under clause (4), (12) or (13) of Section 4.09(b) hereof, (b) in the case of Secured Indebtedness (other than Indebtedness that is Junior Lien Priority) incurred pursuant to clause (14), Liens securing such Indebtedness are permitted to the extent the Consolidated Senior Secured Net Debt Ratio would be equal to or less than it was immediately prior to such acquisition, investment or merger (provided that the cash proceeds of any proposed Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to such clause (14) and not applied promptly for the specified transaction in connection with such incurrence upon receipt thereof may be netted for purposes of calculating the Consolidated Senior Secured Net Debt Ratio), (c) Liens securing obligations relating to Indebtedness or Disqualified Stock permitted to be incurred pursuant to such clause (20), (31) or (32) extend only to the assets of Subsidiaries that are not Guarantors, (d) Liens securing obligations in respect of Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to such clause (4) extend only to the assets so purchased, replaced, leased or improved and proceeds and products thereof; provided further that individual financings of assets provided by a counterparty may be cross-collateralized to other financings of assets provided by such counterparty and (e) Liens securing obligations in respect of assumed or Acquired Indebtedness, Disqualified Stock or Preferred Stock not incurred in contemplation of the relevant investment or acquisition permitted to be assumed pursuant to such clause (14) are solely on acquired property or the assets of the acquired entity (other than (x) after acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) after acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof and (y) Liens that are otherwise permitted under this Indenture); provided that any Indebtedness secured pursuant to this clause (6) by Collateral shall be subject to the Pari Passu Intercreditor Agreement or Junior Priority Intercreditor Agreement, as applicable;

(7)    Liens existing on the Issue Date, including any Liens securing any Refinancing Indebtedness of any Indebtedness secured by such Liens, but excluding Liens securing the Credit Facilities, the Notes and the Note Guarantees;

(8)    Liens on property or other assets at the time Holdings or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into Holdings, the Issuer or any Restricted Subsidiary (provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation) and any replacement, extension or renewal of any such Lien (to the extent the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Indenture); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(9)    Liens (a) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Asset Sale permitted under this Indenture (including any letter of intent or purchase agreement with respect to such Investment or Asset Sale), (b) consisting of an agreement to sell, transfer or dispose of any property in an Asset Sale permitted under this Indenture, in each case, solely to the extent such Investment or Asset Sale, as the case may be, would have been permitted on the date of the creation of such Lien and (c) solely on any cash earnest money deposits made by Holdings or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement or other acquisitions permitted under this Indenture;

(10)    Liens securing obligations in respect of Indebtedness or other obligations of a Restricted Subsidiary owing to Holdings, the Issuer or any Restricted Subsidiary permitted to be incurred in accordance with Section 4.09 hereof;

(11)    (a) Liens securing Hedging Obligations or on cash or Cash Equivalents securing Hedging Obligations or Cash Management Obligations; (b) Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted under this Indenture; and (c) Liens on cash and Cash Equivalents or other marketable securities securing letters of credit of Holdings, the Issuer or any other Guarantor (which indebtedness represented by such letters of credit is permitted to be incurred under this Indenture) that are cash collateralized in an amount of cash, Cash Equivalents or other marketable securities with a fair market value of up to 105% of the face amount of such letters of credit being secured;

(12)    Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)    (a) leases, subleases, licenses or sublicenses of assets (including real property, intellectual property, software and other technology rights), in each case entered into in the ordinary course of business, consistent with past practice or, with respect to intellectual property, software and other technology rights that do not materially interfere with the operation of the business of Holdings or any of its Restricted Subsidiaries, taken as a whole, (b) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by Holdings or any of the Restricted Subsidiaries in the ordinary course of business or consistent with industry practice and (c) Liens arising from grants of non-exclusive licenses or sublicenses of intellectual property made in the ordinary course of business or consistent with past practice;

(14)    Liens arising from UCC (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by Holdings and its Restricted Subsidiaries in the ordinary course of business or consistent with past practice and other Liens arising solely from precautionary UCC financing statements or similar filings;

(15)    Liens in favor of Holdings, the Issuer or any other Guarantor;

(16)    Liens on vehicles or equipment of Holdings or any of its Restricted Subsidiaries granted in the ordinary course of business or consistent with past practice;

(17)    Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility, including Liens on such receivables resulting from precautionary UCC filings or from re-characterization or any such sale as a financing or a loan;

(18)    Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act or similar provision of any environmental law;

(19)    (a) deposits made or other security provided in the ordinary course of business or consistent with past practice or industry practice to secure liability to insurance carriers and (b) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(20)    Liens securing Indebtedness and other Obligations in an aggregate principal amount not to exceed the greater of $460.0 million and 50% of LTM EBITDA at the time incurred;

(21)    Liens securing, or otherwise arising from, judgments, decrees, attachments, orders or awards for the payment of money not constituting an Event of Default under Section 6.01(a)(5) hereof;

(22)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(23)    Liens (a) of a collection bank arising under applicable law, including Section 4-210 of the UCC, or any comparable or successor provision, on items in the course of collection; (b) attaching to pooling, commodity or securities trading accounts or other commodity or securities brokerage accounts incurred in the ordinary course of business; or (c) in favor of a banking or other financial institution or entity, or electronic payment service provider, arising as a matter of law or under customary terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and which are within the general parameters customary in the banking or finance industry or arising pursuant to such banking or financial institution’s general terms and conditions (including Liens in favor of deposit banks or securities intermediaries securing customary fees, expenses or charges in connection with the establishment, operation or maintenance of deposit accounts or securities accounts);

(24)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under the covenant described Section 4.09 hereof, including Liens deemed to exist in connection with Investments in repurchase agreements under clause (12) of the definition of the term “Cash Equivalents”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with past practice or industry practice and not for speculative purposes;

(26)    Liens that are contractual rights of setoff, banker’s lien, netting agreements and other Liens (a) relating to deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of Indebtedness, including letters of credit, bank guarantees or other similar instruments, (b) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or consistent with past practice or industry practice of Holdings and its Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of Holdings or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice or industry practice;

(27)    Liens securing (a) Indebtedness and other Obligations permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that in each case was permitted by the terms of this Indenture to be incurred pursuant to clause (1) of Section 4.09(b) hereof and (b) obligations of Holdings or any Subsidiary in respect of any Cash Management Obligation or Hedging Obligation provided by any lender party to any Credit Facilities or any Affiliate of such lender (or any Person that was a lender or an Affiliate of a lender at the time the applicable agreements pursuant to which such Cash Management Obligation or Hedging Obligation are provided were entered into);

(28)    Liens incurred to secure Obligations in respect of any Indebtedness permitted to be incurred pursuant to Section 4.09; provided that, with respect to Liens securing Secured Indebtedness (other than Indebtedness that is Junior Lien Priority), at the time of incurrence and after giving pro forma effect thereto (including a pro forma application of the net proceeds from such Indebtedness), the Consolidated Senior Secured Net Debt Ratio would be (x) no greater than 3.50 to 1.00 or (y) in the case of Liens incurred to secure Obligations in respect of any Indebtedness incurred to finance any investment or acquisition or incurred as a result of a Person being acquired by Holdings or any Restricted Subsidiary or merged into or consolidated with Holdings or a Restricted Subsidiary in accordance with the terms of this Indenture, equal to or less than it was immediately prior to such acquisition or merger, in each case as of the date on which such Lien is incurred and, in the case of this clause (y), Holdings could incur $1.00 of additional Indebtedness pursuant to Section 4.09(a) (it being understood that the Issuer may net unrestricted cash proceeds that are not applied promptly for the specified transaction in connection with such Indebtedness incurred, Disqualified Stock or Preferred Stock issued upon receipt thereof from Indebtedness for purposes of calculating the Consolidated Senior Secured Net Debt Ratio or the Fixed Charge Coverage Ratio, as applicable); provided that any Indebtedness secured pursuant to this clause (28) by Collateral shall be subject to the Pari Passu Intercreditor Agreement or Junior Priority Intercreditor Agreement, as applicable;

(29)    cash collateral securing obligations in respect of commercial letters of credit issued under clause (22) of Section 4.09(b);

(30)    Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of Holdings or any of its Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments;

(31)    Liens on Capital Stock or other securities or assets of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(32)    Receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(33)    Liens on Equity Interests of any joint venture or similar arrangement (a) securing obligations of such joint venture or (b) pursuant to the relevant joint venture agreement or arrangement;

(34)    Liens arising out of conditional sale, title retention, consignment, hire purchase or similar arrangements for the sale or purchase of goods entered into by Holdings or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;

(35)    rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by Holdings or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(36)    (i) Liens on the assets of Restricted Subsidiaries that are not Guarantors securing Indebtedness or other obligations of such Restricted Subsidiaries or any other Restricted Subsidiaries that are not Guarantors that is permitted by Section 4.09 or otherwise not prohibited by this Indenture, (ii) Liens on Equity Interests in joint ventures (A) securing obligations of such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement, (iii) Liens on the assets of Restricted Subsidiaries that are not Guarantors securing Indebtedness of such Restricted Subsidiaries that are not Guarantors and (iv) Liens securing Indebtedness and other Obligations of any Non-Guarantor Subsidiary covering only assets of such Subsidiary;

(37)    Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, trustee, escrow agent or arrangers thereof) or on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(38)    (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which Holdings or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto, (b) any condemnation or eminent domain proceedings affecting any real property and (c) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business or consistent with industry practice;

(39)    Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(40)     [reserved];

(41)    Liens deemed to exist in connection with Investments permitted under clause (4) of the definition of “Cash Equivalents”;

(42)    Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Indenture;

(43)    Liens then existing with respect to assets of an Unrestricted Subsidiary on the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under the definition of “Unrestricted Subsidiary”;

(44)    restrictive covenants affecting the use to which real property may be put and Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not interfere with the ordinary conduct of the business of Holdings or any Restricted Subsidiary;

(45)    Liens on property, assets or Permitted Investments used to defease or to satisfy or discharge Indebtedness; provided that such defeasance, satisfaction or discharge is not prohibited by this Indenture;

(46)    Liens in respect of any Regulatory Debt Facility;

(47)    Liens securing Indebtedness under clause (2) of Section 4.09(b) hereof;

(48)    agreements to subordinate any interest of Holdings, the Issuer or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by Holdings, the Issuer or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business or consistent with industry practice;

(49)    Liens in connection with Sale and Lease-Back Transactions;

(50)    Liens disclosed by any title insurance reports or policies delivered on or prior to the Issue Date and any replacement, extension or renewal of any such Lien (to the extent the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Indenture); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(51)    (i) Liens on assets of Restricted Subsidiaries that are not Specified Jurisdiction Subsidiaries securing Indebtedness and other obligations of such Non-Specified Jurisdiction Subsidiaries or (ii) Liens on assets of Foreign Subsidiaries to the extent arising mandatorily under applicable Law;

(52)    Liens on cash proceeds of assets that were sold subject to a Permitted Lien; and

(53)    Liens arising in connection with any Permitted Intercompany Activities, Permitted Tax Restructuring and related transactions.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), Holdings or the Issuer, in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this Indenture (including to re-classify utilization of any Fixed Basket as being incurred under any Non-Fixed Basket or other Fixed Basket or utilization of any Non-Fixed Basket as being incurred under any Fixed Basket or other Non-Fixed Basket) on one or more occasions (based on circumstances existing on the date of any such re-division and re-classification)

any such Permitted Lien, or other transaction, action, judgment or amount, in whole or in part, among one or more than one applicable Baskets under this Agreement (in the case of re-classification or re-division, so long as the amount so re-classified or re-divided is permitted at the time of such re-classification or re-division to be incurred pursuant to the applicable Basket into which such amount is re-classified or re-divided at such time (and not the Basket from which such amount is re-divided or re-classified)) and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of “Permitted Liens” to which such Permitted Lien has been classified or reclassified.

Any Liens incurred to refinance Liens incurred pursuant to clause (7), (20) or (28) above will be permitted to secure additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay (I) any accrued and unpaid interest on the associated Indebtedness, any accrued and unpaid dividends on the associated Preferred Stock, and any accrued and unpaid dividends on the associated Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased and (II) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such associated refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such associated refinanced Indebtedness, Preferred Stock or Disqualified Stock (and with respect to associated Indebtedness under Designated Revolving Commitments, including an amount equal to any unutilized Designated Revolving Commitments being refinanced, extended, replaced, refunded, renewed or defeased to the extent permanently terminated at the time of incurrence of such Liens in connection with such Refinancing Indebtedness).

“Permitted Parent” means any direct or indirect parent of Holdings that at the time it became a parent of Holdings was a Permitted Holder pursuant to clause (1) of the definition thereof.

“Permitted Tax Restructuring” means any reorganizations and other activities related to Tax planning and Tax reorganization entered into prior to, on or after the date hereof so long as such Permitted Tax Restructuring is not, taken as a whole, materially adverse to the Holders of the Notes (as determined by the Issuer in good faith).

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on Holdings’ or a Parent Entity’s common equity sold by Holdings or a Parent Entity substantially concurrently with a related Permitted Bond Hedge Transaction.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Public Company Costs” means, as to any Person, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act or any other comparable body of laws, rules or regulations, as companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to enhanced accounting functions and investor relations, stockholder meetings and reports to stockholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, listing fees and other transaction costs, in each case to the extent arising solely by virtue of the listing of such Person’s equity securities on a national securities exchange or issuance of public debt securities.

“Public Parent” means Cushman & Wakefield plc, a public limited company organized under the laws of England and Wales (or any successor).

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, expansion, construction, installation, replacement, repair or improvement of property (real or personal), equipment or assets (including Equity Interests), and whether acquired through the direct acquisition of such property or assets, or the acquisition of the Equity Interests of any Person owning such property or assets, or otherwise.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by Holdings in good faith.

“Qualified Securitization Facility” means any Securitization Facility (1) constituting a securitization financing facility that meets the following conditions: (a) the Board of Directors will have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Holdings or the Issuer and the applicable Restricted Subsidiary or Securitization Subsidiary and (b) all sales or contributions of Securitization Assets and related assets to the applicable Person or Securitization Subsidiary are made at fair market value (as determined in good faith by Holdings or the Issuer) or (2) constituting a receivables financing facility.

“Rating Agencies” means each of Moody’s and S&P or either if Moody’s or S&P shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P, as the case may be.

“Ratings Decline Period” means the period that (i) begins on the occurrence of a Change of Control and (ii) ends on the date that is 90 days following consummation of such Change of Control.

“Record Date” for the interest payable on any applicable Interest Payment Date means May 1 or November 1 (whether or not a Business Day) next preceding such Interest Payment Date.

“Redemption Date” has the meaning set forth in Section 3.07 hereof.

“Registration Rights Agreement” means that certain registration rights agreement dated as of August 6, 2018, by and among Public Parent, the Sponsors and DTZ Investment Holdings LP, a Parent Entity, including the joinder thereto by Vanke, dated August 6, 2018.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(iii) hereof.

“Regulatory Debt Facility” means, with respect to the Issuer or any Guarantor, one or more Credit Agreements entered into by such Issuer or Guarantor pursuant to the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) promulgated under the Coronavirus Aid, Relief and Economic Security Act or any other legislation, regulation, act or similar law in response to, or related to the effect of, COVID-19, in each case, as amended from time to time.

“Released UK Holding Company” has the meaning set forth in the definition of “UK Holding Company.”

“Responsible Officer” means any officer within the Corporate Trust Office of the Trustee, who shall have direct responsibility for the administration of this Indenture, and any other officer of the Trustee to whom any corporate trust matter relating to this Indenture is referred because of such officer’s knowledge of and familiarity with the particular subject and means, when used with respect to the Notes Collateral Agent, any officer within the Corporate Trust Office of the Notes Collateral Agent, who shall have direct responsibility for the administration of this Indenture, and any other officer of the Notes Collateral Agent to whom any corporate trust matter relating to this Indenture is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of Holdings (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that notwithstanding the foregoing, in no event will any Securitization Subsidiary be considered a Restricted Subsidiary for purposes of an Event of Default as described in Section 6.01; provided further that, upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.” Unless otherwise specified or the context otherwise requires, a reference to a “Restricted Subsidiary” shall be a reference to a Restricted Subsidiary of Holdings. For the avoidance of doubt, the Issuer shall be deemed a “Restricted Subsidiary.”

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor Rating Agency.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by Holdings or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by Holdings or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to Holdings or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of Holdings or any of its Restricted Subsidiaries secured by a Lien other than Indebtedness with respect to Cash Management Obligations.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Assets” means (a) the accounts receivable, royalty or other revenue streams and other rights to payment and other assets related thereto subject to a Qualified Securitization Facility and the proceeds thereof and (b) contract rights, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in a securitization financing.

“Securitization Facility” means any transaction or series of securitization financings that may be entered into by Holdings, the Issuer or any Restricted Subsidiary pursuant to which Holdings, the Issuer or any such Restricted Subsidiary may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (a) a Person that is not Holdings, the Issuer or a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not Holdings, the Issuer or a Restricted Subsidiary, or may grant a security interest in, any Securitization Assets of Holdings, the Issuer or any of its Subsidiaries.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Senior Indebtedness” means:

(1)    all Indebtedness of Holdings, the Issuer or any other Guarantor outstanding under the Senior Credit Facilities, or the Notes and Note Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of Holdings, the Issuer or any other Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest, is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of Holdings, the Issuer or any other Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2)    all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations are permitted to be incurred under the terms of this Indenture;

(3)    any other Indebtedness of Holdings, the Issuer or any other Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any Note Guarantee; and

(4)    all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, however, that Senior Indebtedness shall not include:

(a)    any obligation of such Person to Holdings or any of its Subsidiaries;

(b)    any liability for federal, state, local or other Taxes owed or owing by such Person;

(c)    any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d)    any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e)    that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(2) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (1) any business, services or other activities conducted or proposed to be conducted by Holdings or any of its Subsidiaries or any Associates on the Issue Date, (2) any business, services or other activities that are similar, incidental, ancillary, complementary or related to, or an extension, development or expansion of, the businesses, services or other activities in which Holdings and any of its Subsidiaries or any Associates were engaged on the Issue Date and (3) a Person conducting a business, service or activity specified in clauses (1) and (2), and any Subsidiary thereof. For the avoidance of doubt, any Person that invests in or owns Capital Stock or Indebtedness of another Person that is engaged in a Similar Business shall be deemed to be engaged in a Similar Business.

“Specified Jurisdiction” means England and Wales and the United States of America.

“Specified Jurisdiction Subsidiary” means each Domestic Subsidiary and each UK Holding Company.

“Sponsor” means each of TPG Asia VI, L.P., PAG Asia I LP and Ontario Teachers’ Pension Plan Board (together with any of their respective affiliates and funds or partnerships managed or advised by any of them or any of their respective affiliates, but not including, however, any portfolio company of any of the foregoing).

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to the Notes,

(1)    any Indebtedness (other than (i) Subordinated Shareholder Loan or any permitted intercompany Indebtedness owing to any Parent Entity, the Issuer or any Restricted Subsidiary or (ii) any Indebtedness in an aggregate principal amount not exceeding $50.0 million) of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2)    any Indebtedness (other than (i) Subordinated Shareholder Loan or any permitted intercompany Indebtedness owing to any Parent Entity, the Issuer or any Restricted Subsidiary or (ii) any Indebtedness in an aggregate principal amount not exceeding $50.0 million) of any Guarantor which is by its terms subordinated in right of payment to the Note Guarantee of such Guarantor.

“Subordinated Shareholder Loan” means any debt owed by the Issuer or a Guarantor to any direct or indirect equity holder of Holdings which is designated to the Trustee in writing by Holdings as a Subordinated Shareholder Loan and is subordinated to the Notes Obligations on customary terms reasonably satisfactory to the Credit Agreement Collateral Agent with respect to the corresponding requirement under the Credit Agreement and Holdings.

“Subsidiary” means, with respect to any Person:

(1)    any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2)    any partnership, joint venture, limited liability company or similar entity of which

(x)    more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise, and

(y)    such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; or

(3)    at the election of Holdings, any partnership, joint venture, limited liability company or similar entity of which such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Test Period” means, as of any date of determination, the most recently completed four fiscal quarters of Holdings ending on or prior to such date for which internal financial statements are available immediately preceding such date of determination.

“Total Assets” means, as of any date, the total consolidated assets of Holdings and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of Holdings and its Restricted Subsidiaries, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of “Fixed Charge Coverage Ratio.”

“Transaction Costs” means any fees, expenses, costs or charges incurred or paid by the Sponsors, any Parent Entity, Holdings, the Issuer or any Restricted Subsidiary in connection with the Transactions, including any expenses in connection with hedging transactions, payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options or restricted stock.

“Transactions” means (1) the issuance of the Notes, and (2) the payment of the fees and expenses incurred in connection with the foregoing.

“Treasury Rate” means the weekly average for each Business Day during the most recent week that has ended at least two Business Days prior to the Redemption Date of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from the Redemption Date to May 15, 2023; provided, however, that if the period from the Redemption Date to May 15, 2023 is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trustee” means Wilmington Trust, National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code (or equivalent statute) as in effect from time to time in the State of New York; provided, however, that at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of a collateral agent’s security interest in any item or portion of the collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“UK Holding Company” (x) each of DTZ Worldwide Limited and DTZ UK Bidco 2 Limited (for so long as such Person would constitute a Person described in clause (y) or clause (z) of this definition), (y) any other Subsidiary that is organized under the laws of England and Wales and is both (a) a direct or indirect Restricted Subsidiary of Holdings and (b) a direct or indirect parent company of DTZ US Newco, Inc., a Delaware corporation or DTZ Parent, LLC, a Delaware limited liability company (to the extent each of DTZ US NewCo, Inc., and DTZ Parent, LLC, as applicable, continue to exist and own material United States assets or operations) and (z) any Person organized under the laws of England and Wales and meeting the requirements of clause (y)(a) above that has material United States assets or operations or has a Domestic Subsidiary that has material United States assets or operations; provided however, that no Person shall be deemed a UK Holding Company by virtue of ownership of material US assets that constitute solely Equity Interests of Domestic Subsidiaries that are Excluded Subsidiaries; provided further, that if a Person ceases to be a UK Holding Company under the foregoing, then upon written request of Holdings or the Issuer and delivery to the Notes Collateral Agent of an Officer’s Certificate of Holdings or the Issuer certifying as to the foregoing, such Person will cease to be a UK Holding Company (such Person a “Released UK Holding Company”). As of the Issue Date, DTZ UK Bidco 2 Limited does not constitute a UK Holding Company due to the operation of clauses (y) and (z) of this definition.

“UK Security Agreement” means the English security agreement, to be dated as of the Issue Date, among the entities listed in Schedule 1 thereto as chargors, the Notes Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Unrestricted Cash Amount” means, on any date of determination, the aggregate amount of cash and Cash Equivalents of Holdings, the Issuer and the Restricted Subsidiaries that (x) would not appear as “restricted” on a consolidated balance sheet of Holdings, the Issuer and the Restricted Subsidiaries or (y) are restricted in favor of the Notes or the Senior Credit Facilities (which may also secure other Indebtedness secured by a pari passu or junior Lien basis with the Notes or the Senior Credit Facilities); provided that (A) cash and Cash Equivalents of Holdings, the Issuer and the Restricted Subsidiaries subject to a Lien permitted pursuant to clause (29) of the definition of “Permitted Liens” shall not be deemed “restricted” for the purposes of clause (x) and (B) for the purposes of clauses (6)(b) and (28) of the definition of “Permitted Liens,” and clauses (1), (4) and (14)(b)(ii) of Section 4.09(b) hereof, the Unrestricted Cash Amount shall only be netted for purposes of calculating the Consolidated Senior Secured Net Debt Ratio and Consolidated Total Net Debt Ratio to the extent set forth therein.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1)    any Subsidiary of Holdings which at the time of determination is an Unrestricted Subsidiary (as designated by Holdings or the Issuer, as provided below); and

(2)    any Subsidiary of an Unrestricted Subsidiary.

Holdings may designate:

(a)    any Subsidiary of Holdings (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Holdings or any Subsidiary (other than solely any Subsidiary of the Subsidiary to be so designated); provided that (i) such designation shall be deemed an Investment and (ii) each of (x) the Subsidiary to be so designated and (y) its Subsidiaries has not, at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings, the Issuer or any Restricted Subsidiary (other than Equity Interests in an Unrestricted Subsidiary); and

(b)    any Unrestricted Subsidiary to be a Restricted Subsidiary.

Any such designation by Holdings or the Issuer will be notified by Holdings or the Issuer, as applicable, to the Trustee (in the case of clause (a) above, by promptly delivering to the Trustee an Officer’s Certificate certifying that such designation complied with clause (a) above). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness and Liens of such Subsidiary existing at such time.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Vanke” means Vanke Service (Hong Kong) Co., Limited, together with any of its affiliates or partnerships managed or advised by it.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person then outstanding that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient (in number of years) obtained by dividing:

(1)    the sum of the products obtained by multiplying (a) the number of years (calculated to the nearest one-twenty-fifth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock, by (b) the amount of such payment; by

(2)    the sum of all such payments;

provided that, for purposes of determining the Weighted Average Life to Maturity of any Indebtedness, the effects of any prepayments or amortization made on such Indebtedness prior to the date of such determination will be disregarded.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Section 1.02    Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10(b)
“Advance Offer”	4.10(e)
“Advance Portion”	4.10(e)
“Affiliate Transaction”	4.11(a)
“Applicable Authorized Representative”	13.09(d)
“Applicable Premium Deficit”	8.04(l)
“Asset Sale Offer”	4.10(a)
“Asset Sale Threshold”	4.10(e)
“Authentication Order”	2.02
“Change of Control Offer”	4.14(a)
“Change of Control Payment”	4.14(a)
“Change of Control Payment Date”	4.14(a)(2)
“Contributed Holdings Investments”	4.07(a)(15)(i)
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.16(a)

Term	Defined in Section
“DTC”	2.03
“Declined Excess Proceeds”	4.10(e)
“Directing Holder”	6.01(c)
“Election Date”	4.07(i)
“Environmental Liabilities”	13.09(g)
“Event of Default”	6.01(a)
“Excess Proceeds”	4.10(e)
“Foreign Disposition”	4.10(d)
“Increased Amount”	4.12
“Incremental Amounts”	4.09(b)(13)(C)
“Initial Default”	6.02(b)
“Initial Lien”	4.12
“Investment Grade Status”	4.16(a)
“Junior Priority Intercreditor Agreement”	13.09
“LCT Election”	4.09(c)(4)
“LCT Public Offer”	4.09(c)(4)
“LCT Test Date”	4.09(c)(4)
“Legal Defeasance”	8.02

Term	Defined in Section
“Note Register”	2.03
“Noteholder Direction”	6.01(c)
“Offer Amount”	3.09(c)(viii)
“Paying Agent”	2.03
“Permitted Payments”	4.07(b)
“Position Representation”	6.01(c)
“Post-Asset Sale Offer Proceeds”	4.10(f)
“Proceeds Application Period”	4.10(b)
“Purchase Date”	3.09(c)(ii)
“Redemption Date”	3.07(a)
“Refinanced Debt”	4.09(b)(13)(C)
“Refinancing Indebtedness”	4.09(b)(13)(C)
“Refunding Capital Stock”	4.07(b)(2)
“Registrar”	2.03
“Related Persons”	13.09(b)
“Reserved Indebtedness Amount”	4.09(c)(3)
“Restricted Payments”	4.07(a)
“Reversion Date”	4.16(b)

Term	Defined in Section
“RP Debt”	4.09(b)(12)
“Second Commitment”	4.10(b)
“Security Document Order”	13.09(r)
“Surviving Entity”	5.01(a)(1)
“Suspended Covenants”	4.16(a)
“Suspension Period”	4.16(b)
“Treasury Capital Stock”	4.07(b)(2)
“Verification Covenant”	6.01(c)

Section 1.03    [Reserved].

Section 1.04    Rules of Construction.

Unless the context otherwise requires:

(a)    a term has the meaning assigned to it;

(b)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)    “or” is not exclusive;

(d)    words in the singular include the plural, and in the plural include the singular;

(e)    “will” shall be interpreted to express a command;

(f)    provisions apply to successive events and transactions;

(g)    references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h)    unless the context otherwise requires, any reference to an “Article,” “Section,” “clause” or “Exhibit” refers to an Article, Section, clause or Exhibit, as the case may be, of this Indenture;

(i)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause, other subdivision or Exhibit;

(j)    all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America;

(k)    unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person;

(l)    “including” means “including, without limitation”;

(m)    the terms “property,” “properties,” “asset” and “assets” shall have the same meaning;

(n)    for the avoidance of doubt, the terms “dissolution” and “liquidation” do not include a merger, amalgamation or similar transaction; and

(o)    unless otherwise provided in this Indenture or in any Note Document, the words “execute”, “execution”, “signed”, and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any Note Document or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) will be deemed to include electronic signatures and the keeping of records in electronic form, each of which will be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act, provided that, notwithstanding anything herein to the contrary, the Trustee and Notes Collateral Agent are not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee or Notes Collateral Agent, as applicable, pursuant to reasonable procedures approved by the Trustee or Notes Collateral Agent, as the case may be.

Section 1.05    Acts of Holders.

(a)    Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee or Notes Collateral Agent, as applicable, and to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee or the Notes Collateral Agent, as applicable, and the Issuer, if made in the manner provided in this Section 1.05.

(b)    The fact and date of the execution by any Person of any such instrument or writing may be proved by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)    The ownership of Notes shall be proved by the Note Register.

(d)    Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee the Notes Collateral Agent, or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e)    The Issuer may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f)    Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.05(f) shall have the same effect as if given or taken by separate Holders of each such different part.

(g)    Without limiting the generality of the foregoing, a Holder, including DTC that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(h)    The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date.

ARTICLE 2

THE NOTES

Section 2.01    Form and Dating; Terms.

(a)    General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b)    Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)    Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d)    Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Sale Offer as provided in Section 4.10 hereof or a Change of Control Offer as provided in Section 4.14 hereof. The Notes shall not be redeemable, other than as provided in Article 3 hereof.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes, except that the Additional Notes may have different issue prices and will have different issue dates, first interest payment dates and first dates from which interest will accrue; provided that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.09 hereof. The terms of any Additional Notes shall be set forth in an indenture supplemental to this indenture, an Officer’s Certificate or a resolution of the Board of Directors.

In the event that any payment on or in respect of the Notes or any Note Document is subject to withholding of any U.S. federal income tax or any other tax or assessment (as a result of a change in law or otherwise), neither the Issuer nor any Guarantor will pay any additional amounts with respect to such tax.

(e)    Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.02    Execution and Authentication.

One Officer shall execute the Notes on behalf of the Issuer by manual, facsimile or other electronic signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of an Issuer Order (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time, from time to time, the Trustee shall upon receipt of an Authentication Order authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.03    Registrar and Paying Agent.

The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where the Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuer initially appoints the Trustee to act as the Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

Section 2.04    Paying Agent to Hold Money in Trust.

The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05    Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

Section 2.06    Transfer and Exchange.

(a)    Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor Depositary or a nominee of such successor Depositary. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (i) the Depositary (x) notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange

Act and, in either case, a successor Depositary is not appointed by the Issuer within 180 days of such notice, (ii) the Issuer, at its option, notify the Trustee in writing that they elect to cause the issuance of Definitive Notes (provided that Regulation S Global Notes at the Issuer’s election pursuant to this clause may not be exchanged for Definitive Notes prior to (a) the expiration of the Restricted Period and (b) the receipt of any certificates required under the provisions of Regulation S) or (iii) there shall have occurred and be continuing an Event of Default with respect to the Notes and DTC shall have requested the issuance of Definitive Notes. Upon the occurrence of any of the preceding events in (i), (ii) or (iii) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in (i) or (ii) above and pursuant to Section 2.06(b)(ii) and 2.06(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b)    Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)    Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)    All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of the certificates in the form of Exhibit B. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(iii)    Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(A)    if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or

(B)    if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv)    Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(A)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(b)(iv), if the Registrar or Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this Section 2.06(b)(iv) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this Section 2.06(b)(iv).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)    Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i)    Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in Section 2.06(a) hereof and receipt by the Registrar of the following documentation:

(A)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)    if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C)    if such beneficial interest is being transferred to a non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D)    if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)    if such beneficial interest is being transferred to the Issuer or any of its Restricted Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)    if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and upon receipt of an Authentication Order, the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)    Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Exhibit B, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii)    Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) hereof and if the Registrar receives the following:

(A)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar or Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv)    Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and, upon receipt of an Authentication Order, the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d)    Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i)    Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)    if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)    if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C)    if such Restricted Definitive Note is being transferred to a non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D)    if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)    if such Restricted Definitive Note is being transferred to the Issuer or any of its Restricted Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)    if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof;

the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.

(ii)    Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A)    if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B)    if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(d)(ii), if the Registrar or Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the applicable conditions in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)    Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to clauses (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)    Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i)    Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)    if the transfer will be made pursuant to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)    if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C)    if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(ii)    Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A)    if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B)    if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(e)(ii), if the Registrar or Issuer so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar and Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)    Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)    [Reserved].

(g)    Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i)    Private Placement Legend.

(A)    Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT (“REGULATION S”), (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE

“RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR IN THE CASE OF 144A GLOBAL NOTES, AND 40 DAYS IN THE CASE OF REGULATION S GLOBAL NOTES, AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE U.S. WITHIN THE MEANING OF REGULATIONS UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE REGISTRAR’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (C) OR (D) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO THE ISSUER. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

(B)    Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii), or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii)    Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR

SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii)    Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).”

(h)    Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof and its customary procedures. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i)    General Provisions Relating to Transfers and Exchanges.

(i)    To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii)    No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05 hereof).

(iii)    Neither the Registrar nor the Issuer shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv)    All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v)    The Issuer shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer, in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(vi)    Prior to due presentment for the registration of a transfer of any Note, the Trustee, the Notes Collateral Agent, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, the Notes Collateral Agent, any Agent or the Issuer shall be affected by notice to the contrary.

(vii)    Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02 hereof, the Issuer shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii)    At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and deliver, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02 hereof.

(ix)    All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(x)    Neither the Trustee nor the Notes Collateral Agent shall have any responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner, or other Person (other than the Depositary) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. The Trustee and Notes Collateral Agent may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants, and any beneficial owners.

(xi)    The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among the Depositary’s participants, members, or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee nor any of its agents shall have any responsibility for any actions taken or not taken by the Depositary.

Section 2.07    Replacement Notes.

If any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee to protect the Trustee and its agents and in the judgment of the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge for its expenses in replacing a Note, including the Trustee’s expenses.

Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08    Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a Redemption Date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09    Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, or by any Affiliate of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuer or any obligor upon the Notes or any Affiliate of the Issuer or of such other obligor.

Section 2.10    Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11    Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes (subject to the record retention requirement of the Exchange Act) in accordance with its customary procedures. Certification of the cancellation of all cancelled Notes shall be delivered to the Issuer upon its written request. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12    Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Issuer shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Issuer shall promptly notify the Trustee of such special record date and payment date. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall send or cause to be sent to each Holder a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13    CUSIP and ISIN Numbers.

The Issuer in issuing the Notes may use CUSIP and ISIN numbers (if then generally in use) and, if so, the Trustee shall use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall as promptly as practicable notify the Trustee of any change in the CUSIP and ISIN numbers.

ARTICLE 3

REDEMPTION

Section 3.01    Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to Section 3.07 hereof, it shall furnish to the Trustee, at least 10 days but not more than 60 days before a Redemption Date (except that redemption notices may be delivered more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture), an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price, if then ascertainable. Any optional redemption referenced in such Officer’s Certificate may be canceled by the Issuer at any time prior to a notice of redemption being sent to any Holder and thereafter shall be null and void.

Section 3.02    Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, such Notes shall be selected for redemption or repurchase by the Trustee (1) if the Notes are listed on an exchange, as certified to the Trustee by the Issuer, in compliance with the requirements of such exchange or in the case of Global Notes, in accordance with customary procedures of the Depositary or (2) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as the Trustee deems fair and appropriate in accordance with DTC procedures.

The Trustee, after consultation with DTC, shall promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in minimum amounts of $2,000 or whole multiples of $1,000 in excess thereof; no Notes of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

The Trustee shall not be responsible for any actions taken or not taken by DTC pursuant to its Applicable Procedures.

Section 3.03    Notice of Redemption.

Subject to Section 3.09 hereof, notices of purchase or redemption shall be delivered electronically or mailed by first-class mail, postage prepaid, at least 10 days but, except as set forth under this Section 3.03 and Section 3.07 hereof, not more than 60 days before the purchase or Redemption Date to each Holder of Notes (with a copy to the Trustee) at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered more than 90 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11 hereof. Notices of redemption may be subject to one or more conditions precedent.

The notice shall identify the Notes to be redeemed and shall state:

(a)    the Redemption Date;

(b)    the redemption price;

(c)    if any Note is to be purchased or redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed shall be issued in the name of the Holder of the Notes upon cancellation of the original Note;

(d)    the name and address of the Paying Agent;

(e)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)    that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(g)    the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h)    that no representation is made as to the correctness or accuracy of the CUSIP number or ISIN Code, if any, listed in such notice or printed on the Notes;

(i)    if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions are not satisfied (or waived by the Issuer in its sole discretion) by the Redemption Date, or by the Redemption Date as so delayed, or at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied; and

(j)    payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided that the Issuers shall have delivered written notice to the Trustee, at least 5 Business Days in the case of Definitive Notes and 2 Business Days in the case of Global Notes prior to the date on which notice of redemption is to be sent (unless a shorter period shall be agreed to by the Trustee) in the form of an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04    Effect of Notice of Redemption.

Once notice of redemption is sent in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price, unless such redemption is conditioned on the happening of a future event. The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05    Deposit of Redemption or Purchase Price.

Prior to noon (Eastern time) on the redemption or purchase date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06    Notes Redeemed or Purchased in Part.

Upon surrender of a Definitive Note that is redeemed or purchased in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note shall be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07    Optional Redemption.

(a)    At any time prior to May 15, 2023, the Issuer may redeem the Notes, in whole or in part, at its option, on one or more occasions, upon such notice as is described under Section 3.03 hereof, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, thereon to, but not including, the date of redemption (the “Redemption Date”), subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(b)    At any time and from time to time on or after May 15, 2023, the Issuer may redeem the Notes, in whole or in part, at its option, on one or more occasions, upon notice as described under Section 3.03 hereof, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth in this Section 3.07(b), plus accrued and unpaid interest, if any, thereon to, but not including, the applicable Redemption Date (provided that if the Redemption Date is on or after the Record Date and on or before the corresponding Interest Payment Date, then Holders in whose names the Notes are registered at the close of business on such Record Date will receive interest on the Redemption Date) if redeemed during the twelve-month period beginning on May 15 of each of the years indicated below:

Year	Percentage
2023	103.375%
2024	102.250%
2025	101.125%
2026 and thereafter	100.000%

(c)    In addition, at any time and from time to time prior to May 15, 2023, the Issuer may, at its option, on one or more occasions, redeem up to 40% of the aggregate principal amount of Notes issued under this Indenture (including the principal amount of any Additional Notes issued under this Indenture) at a redemption price equal to 106.750% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon, to, but not including, the applicable Redemption Date (provided that if the Redemption Date is on or after the Record Date and on or before the corresponding Interest Payment Date, then Holders in whose names the Notes are registered at the close of business on such Record Date will receive interest on the Redemption Date) with the net cash proceeds received by the Issuer from one or more Equity Offerings; provided that (a) at least 50% of the sum of the aggregate principal amount of the then-outstanding Notes issued under this Indenture (including any Additional Notes) (other than Notes or Additional Notes held by the Issuer or any of its Restricted Subsidiaries) remain outstanding immediately after the occurrence of each such redemption, unless all such Notes are redeemed substantially concurrently and (b) each such redemption occurs not later than 180 days after the date of closing of each such Equity Offering.

(d)    In addition, at any time and from time to time prior to September 22, 2020, the Issuer may redeem up to 40% of the aggregate principal amount of the Notes (including any Additional Notes) with the net cash proceeds of any loan received pursuant to a Regulatory Debt Facility at a redemption price of 103.375% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

(e)    Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer or Asset Sale Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party making such a tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but not including, the date of such redemption.

(f)    Except pursuant to the preceding paragraphs in this Section 3.07, the Notes will not be redeemable at the Issuer’s option prior to May 15, 2023.

(g)    Any notice of any redemption may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, without limitation, the consummation or occurrence of an incurrence or issuance of debt or equity, a Change of Control, an Asset Sale or other transaction or event. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions are not satisfied (or waived by the Issuer in its sole discretion) by the Redemption Date, or by the Redemption Date as so delayed, or at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

(h)    If the optional Redemption Date is on or after a Record Date and on or before the corresponding Interest Payment Date, the accrued and unpaid interest, if any, to, but not including, the Redemption Date will be paid on the Redemption Date to the Holder in whose name the Note is registered at the close of business on such Record Date in accordance with the applicable procedures of DTC, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.

(i)    Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08    Mandatory Redemption.

The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes under Sections 4.10 and 4.14. The Issuer may at any time and from time to time purchase Notes in the open market or otherwise.

Section 3.09    Offers to Repurchase by Application of Excess Proceeds.

(a)    In the event that, pursuant to Section 4.10 hereof, the Issuer shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.

(b)    If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(c)    Upon the commencement of an Asset Sale Offer, the Issuer shall send electronically or by first-class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i)    that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(ii)    the Asset Sale payment amount, the Asset Sale offered price and the date on which Notes tendered and accepted for payment shall be purchased, which date shall be at least 10 days and not later than 60 days from the date such notice is sent (the “Purchase Date”);

(iii)    that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv)    that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(v)    that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in minimum amounts of $2,000 or whole multiples of $1,000 in excess thereof only;

(vi)    that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the

Note completed, or transfer by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three Business Days before the Purchase Date;

(vii)    that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than two Business Days prior to the Purchase Date, a written notice setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii)    that, if the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by the holders thereof exceeds the amount of Excess Proceeds (the “Offer Amount”), the Issuer shall select the Notes (while the Notes are in global form pursuant to the procedures of the Depositary) and the Issuer shall select such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in minimum denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall remain outstanding after such purchase); and

(ix)    that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(d)    On or before the Purchase Date, the Issuer shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(e)    The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided that each such new Note shall be in a minimum denomination of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof.

Other than as specifically provided in this Section 3.09 or Section 4.10 hereof, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4

COVENANTS

Section 4.01    Payment of Notes.

The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than Holdings or a Subsidiary, holds as of noon (Eastern time) on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Issuer shall pay interest on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Section 4.02    Maintenance of Office or Agency.

The Issuer shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof; provided that no service of legal process on the Issuer or any Guarantor may be made at any office of the Trustee.

Section 4.03    Reports and Other Information.

(a)    Notwithstanding that the Issuer or Holdings may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual or quarterly basis on forms provided for such annual or quarterly reporting pursuant to the rules and regulations promulgated by the SEC, so long as any Notes are outstanding under this Indenture, Holdings or the Issuer will furnish to the Trustee:

(1)    within 120 days after the end of each fiscal year of Holdings ending after the Issue Date (or if such day is not a Business Day, on the next succeeding Business Day), the financial statements of Holdings for such year prepared in accordance with GAAP, together with a report thereon by Holdings’ independent auditors, and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to such financial statements substantially in the form which would be included in an Annual Report on Form 10-K (as in effect on the Issue Date) or any successor or comparable form filed with the SEC by Holdings (if Holdings were required to prepare and file such form) but subject to exceptions consistent with the presentation of information in the Offering Memorandum;

(2)    within 60 days after the end of each of the first three fiscal quarters in each fiscal year of Holdings (or if such day is not a Business Day, on the next succeeding Business Day), beginning with the first such fiscal quarter ending after the Issue Date, the financial statements of Holdings for such quarter prepared in accordance with GAAP, together with a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to such financial statements substantially in the form which would be included in a Quarterly Report on Form 10-Q (as in effect on the Issue Date) or any successor or comparable form filed with the SEC by Holdings (if Holdings were required to prepare and file such form) but subject to exceptions consistent with the presentation of information in the Offering Memorandum; and

(3)    promptly after the occurrence of any event that would be required to be reported on a Current Report on Form 8-K (as in effect on the Issue Date) or any successor or comparable form (if Holdings were required to prepare and file such form), information that would be required to be included in a Current Report on Form 8-K (as in effect on the Issue Date) or any successor or comparable form (if

Holdings were required to prepare and file such form) with respect to such event, but subject to exceptions consistent with the presentation of information in the Offering Memorandum; provided that the foregoing shall not obligate Holdings to make available (i) any information regarding the occurrence of such event if Holdings determines in its reasonable determination that such event that would otherwise be required to be disclosed is not material to the Holders or the business, assets, operations, financial positions or prospects of Holdings and its Restricted Subsidiaries taken as a whole, (ii) an exhibit or a summary of the terms of, any employment or compensatory arrangement, agreement, plan or understanding between Holdings or any of its Subsidiaries and any director, manager or executive officer of Holdings or any of its Subsidiaries, (iii) copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K (as in effect on the Issue Date or any successor or comparable form) or (iv) any trade secrets, privileged or confidential information obtained from another Person and competitively sensitive information.

Holdings or the Issuer may satisfy the obligation to deliver the information and reports referred to in clauses (1), (2) and (3) above by filing the same with the SEC.

In addition, to the extent not satisfied by the foregoing, for so long as the Notes remain outstanding under this Indenture, Holdings shall furnish to Holders thereof and prospective investors in such Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) (as in effect on the Issue Date) of the Securities Act.

(b)    Notwithstanding the foregoing, Holdings shall not be required to provide (i) segment reporting and disclosure (including any required by FASB Accounting Standards Codification Topic 280), (ii) separate financial statements or other information contemplated by Rules 3-03(e), 3-05, 3-09, 3-10, 3-16 or 4-08 of Regulation S-X (or any successor provisions) or any schedules required by Regulation S-X, (iii) information required by Regulation G under the Exchange Act or Item 10, Item 302, Item 402 or Item 601 of Regulation S-K (or any successor provision), (iv) XBRL exhibits, (v) earnings per share information, (vi) information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, and (vii) other information customarily excluded from an offering memorandum, including any information that is not otherwise of the type and form currently included in the Offering Memorandum relating to the Notes. In addition, notwithstanding the foregoing, Holdings will not be required to (i) comply with Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002, as amended, or (ii) otherwise furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K (or any successor provision).

(c)    Delivery of reports, information and documents to the Trustee hereunder is for informational purposes only and the information and the Trustee’s receipt of such information and documents pursuant to this Section 4.03 shall not constitute actual or constructive notice of any information contained therein, or determinable from information contained therein including Holdings’ or the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate). The Trustee shall have no duty to review or analyze reports delivered to it.

(d)    To the extent any such information is not so filed or furnished, as applicable, within the time periods specified in Section 4.03(a) and such information is subsequently filed or furnished, as applicable, Holdings will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under Section 6.01 hereof if Holders of at least 30% in principal amount of the outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure.

(e)    Holdings may satisfy its obligations this Section 4.03 with respect to financial information relating to Holdings by furnishing financial information relating to a Parent Entity; provided that to the extent such information relates to such Parent Entity, if and for so long as such Parent Entity will have Independent Assets or Operations, the same is accompanied by consolidating information (which need not be audited) that explains in reasonable detail the differences between the information relating to such Parent Entity and its Independent Assets or Operations, on the one hand, and the information relating to Holdings and its consolidated Restricted Subsidiaries on a standalone basis, on the other hand.

(f)    If Holdings has designated any of its Subsidiaries as an Unrestricted Subsidiary and such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, individually or collectively, would constitute a Significant Subsidiary of Holdings, then the annual and quarterly information required by Sections 4.03(a)(1) and (2) will include a presentation of selected financial metrics (in Holdings’ sole discretion) of such Unrestricted Subsidiaries as a group in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(g)    Notwithstanding anything herein to the contrary, Holdings or the Issuer shall not be deemed to have failed to comply with any of its obligations under this Section 4.03 for purposes of Section 6.01(a)(3) until 180 days after the date any report under this Section 4.03 is due.

(h)    Only after (and for so long as) Holdings ceases to be owned by a publicly listed company, Holdings or the Issuer shall use its commercially reasonable efforts, consistent with its judgment as to what is prudent at the time, to participate in quarterly conference calls (which may be a single conference call together with investors and lenders holding other securities or Indebtedness of Holdings and/or any Parent Entity) to discuss results of operations of Holdings and its Subsidiaries for the fiscal quarter or fiscal year, as applicable, for which financial statements have been provided.

Section 4.04    Compliance Certificate.

(a)    The Issuer shall deliver to the Trustee, within 125 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that in the course of the performance by the signer of his or her duties as an Officer of the Issuer he or she would normally have knowledge of any Default and whether the signer knows of any Default that occurred during the previous year (and, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).

(b)    When any Default has occurred and is continuing under this Indenture, the Issuer shall, within 30 days after the occurrence thereof, deliver to the Trustee written notice specifying such event, its status and what actions the Issuer is taking or proposes to take with respect thereto.

Section 4.05    Taxes.

Holdings shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental charges levied or imposed upon them except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06    [Reserved].

Section 4.07    Limitation on Restricted Payments.

(a)    Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I)    declare or pay any dividend or make any payment or distribution on account of Holdings’, or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than:

(A)    dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of Holdings or a Parent Entity or in options, warrants or other rights to purchase such Equity Interests; or

(B)    dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary of Holdings, Holdings or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities or such other amount to which it is entitled pursuant to the terms of such Equity Interest;

(II)    purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Holdings or any Parent Entity, including in connection with any merger, amalgamation or consolidation, in each case held by Persons other than Holdings or a Restricted Subsidiary;

(III)    make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or final maturity, any Subordinated Indebtedness with an aggregate outstanding principal amount in excess of the greater of (i) $230.0 million and (ii) 25% of LTM EBITDA, other than:

(A)    Indebtedness permitted under clauses (7), (8) and (9) of Section 4.09(b) hereof; or

(B)    prepayments, redemptions, repurchases, defeasances and other payments, acquisitions or retirements in respect of Subordinated Indebtedness prior to their scheduled maturity purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such prepayment, redemption, purchase, repurchase, defeasance or other acquisition or retirement;

(IV)    make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) (other than any exception thereto) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1)    other than in the case of a Restricted Investment, no Event of Default under clause (1), (2) or (6) under Section 6.01 hereof shall have occurred and be continuing or would occur as a consequence thereof;

(2)    other than in the case of a Restricted Investment, immediately after giving effect to such Restricted Payment on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under Section 4.09(a) hereof; and

(3)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments (including the fair market value of any non-cash amount) made (and not returned or rescinded) by Holdings and its Restricted Subsidiaries under Section 4.07(a)(III) after September 30, 2018 (and including Restricted Payments permitted by Section 4.07(b)(1) (without duplication) and Section 4.07(b)(5) hereof, but excluding all other Restricted Payments permitted by Section 4.07(b) hereof), is less than the sum of (without duplication):

(A)    50% of the Consolidated Net Income of Holdings, the Issuer and the Restricted Subsidiaries for the period (taken as one accounting period) from September 30, 2018 to the end of Holdings’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit (which amount shall not be less than zero); plus

(B)    100% of the aggregate amount of cash and the fair market value, as determined in good faith by Holdings, of marketable securities or other property received by Holdings and its Restricted Subsidiaries since September 30, 2018 (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of Section 4.09(b) hereof) from the issue or sale of:

(i)

(a) Equity Interests of Holdings, including Treasury Capital Stock, but excluding cash proceeds and the fair market value, as determined in good faith by Holdings, of marketable securities or other property received from the sale of:

(x)

Equity Interests to any future, present or former employees, directors, officers, members of management, distributors, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of Holdings, its Subsidiaries or any Parent Entity after September 30, 2018 to the extent such amounts have been applied to Restricted Payments made in accordance with Section 4.07(b)(4) hereof; and

(y)    Designated Preferred Stock; and

(b) to the extent such net cash proceeds or other property are actually contributed to the capital of Holdings or any Restricted Subsidiary (without the issuance of additional Equity Interests of such Restricted Subsidiary), Equity Interests of any Parent Entity (excluding Contributed Holdings Investments (as defined below) and contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with Section 4.07(b)(4) hereof); or

(ii)

100% of the aggregate principal amount or liquidation preference, as applicable, of Indebtedness or Disqualified Stock or Subordinated Shareholder Loans of Holdings, the Issuer or any Restricted Subsidiary, that has been converted into or exchanged for Equity Interests of Holdings or any Parent Entity; provided that this clause (ii) will not include any conversions or exchanges for Disqualified Stock or debt securities that have been converted into Disqualified Stock; provided, however, that this clause (ii) shall not include the proceeds from (W) Refunding Capital Stock (as defined below) applied in accordance with Section 4.07(b)(2), (X) Equity Interests or convertible debt securities of Holdings sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(C)    100% of the aggregate amount of cash, Cash Equivalents and the original principal amount, of marketable securities or other property contributed, as determined in good faith by Holdings, to the capital of Holdings after September 30, 2018 (including the original aggregate principal amount of any Indebtedness (and accrued interest) contributed to Holdings or its Restricted Subsidiaries for cancellation) or that becomes part of the capital of Holdings through consolidation, amalgamation or merger after September 30, 2018, in each case not involving cash consideration payable by Holdings (other than net cash proceeds to the extent such net cash proceeds (i) have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of Section 4.09(b) hereof, (ii) are contributed by a Restricted Subsidiary or (iii) constitute Excluded Contributions and Contributed Holdings Investments); plus

(D)    100% of the aggregate amount received in cash and the fair market value, as determined in good faith by Holdings, of marketable securities or other property received by Holdings or a Restricted Subsidiary by means of:

(i)

the sale or other disposition (other than to Holdings or a Restricted Subsidiary) of, or other returns of Investments from, Restricted Investments made by Holdings or its Restricted Subsidiaries after August 21, 2018 (including cash distributions and cash interest received in respect of Restricted Investments) and repurchases and redemptions of such Restricted Investments from Holdings or its Restricted Subsidiaries (other than by Holdings or a Restricted Subsidiary) and repayments of loans or advances and releases of guarantees that constitute Restricted Investments made by Holdings or its Restricted Subsidiaries, in each case after August 21, 2018; or

(ii)

the sale or other disposition (other than to Holdings or a Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary after August 21, 2018 (other than, in each case, to the extent of the amount of the Investment in such Unrestricted Subsidiary was made by Holdings or a Restricted Subsidiary pursuant to Section 4.07(b)(11) or to the extent of the amount of such Investment that constituted a Permitted Investments and will increase the amount available under Section 4.07(b)(11) or the applicable clause of the definition of “Permitted Investment,” as the case may be) or a dividend from an Unrestricted Subsidiary after August 21, 2018; plus

(iii)

any returns, profits, distributions and similar amounts received on account of any Permitted Investment subject to a dollar-denominated or ratio-based basket (to the extent in excess of the original amount of the Investment);

(E)    in the case of the redesignation as a Restricted Subsidiary of an Unrestricted Subsidiary designated as such after August 21, 2018 or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into Holdings or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to Holdings or a Restricted Subsidiary, in each case, after August 21, 2018, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith by Holdings at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged, amalgamated or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment in such Unrestricted Subsidiary was made by Holdings or a Restricted Subsidiary pursuant to Section 4.07(b)(11) or to the extent of the amount of such Investment that constituted a Permitted Investment made after August 21, 2018 and will increase the amount available under Section 4.07(b)(11) or the applicable clause of the definition of “Permitted Investments,” as the case may be; plus

(F)    100% of the aggregate amount of any Post-Asset Sale Offer Proceeds (except to the extent utilized to repurchase, redeem, defease, acquire or retire for value any Subordinated Indebtedness); plus

(G)    the greater of $230.0 million and 25.0% of LTM EBITDA.

(b)    The provisions of Section 4.07(a) hereof shall not prohibit any of the following (collectively, “Permitted Payments”):

(1)    the payment of any dividend or other distribution or the consummation of any redemption, repurchase or retirement within 60 days after the date of declaration of such dividend or other distribution or giving of the redemption notice with respect to such redemption, as the case may be, if at the date of declaration or notice, the payment of such dividend or other distribution or in respect of such redemption, repurchase or retirement, as the case may be, would have complied with the provisions of this Indenture;

(2)    (A) the prepayment, redemption, purchase, repurchase, defeasance, discharge, retirement or other acquisition of any (i) Equity Interests (“Treasury Capital Stock”) of Holdings or any Restricted Subsidiary, including any accrued and unpaid dividends thereon, or Subordinated Indebtedness of Holdings, the Issuer or any Guarantor or (ii) Treasury Capital Stock of any Parent Entity, including any accrued and unpaid dividends thereon, in the case of each of clause (i) and (ii), in exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale (other than to Holdings or a Restricted Subsidiary) of, Equity Interests of Holdings or any Parent Entity to the extent contributed to Holdings or any Restricted Subsidiary (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (B) the declaration and payment of dividends on the Treasury Capital Stock out of the proceeds of the sale or issuance (other than to a Restricted Subsidiary) of the Refunding Capital Stock made within 120 days of such sale or issuance and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this Section 4.07(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3)    the prepayment, defeasance, discharge, redemption, purchase, repurchase, exchange or other acquisition or retirement for value of (i) Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the sale, issuance or incurrence of, new Subordinated Indebtedness of the Issuer or a Guarantor or Disqualified Stock of the Issuer or a Guarantor within 120 days of such sale, issuance or incurrence, (ii) Disqualified Stock of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the sale, issuance or incurrence of Disqualified Stock or Subordinated Indebtedness of the Issuer or a Guarantor, made within 120 days of such sale, issuance or incurrence or (iii) Disqualified Stock of a Restricted Subsidiary that is not a Guarantor made by exchange for, or out of the proceeds of the sale or issuance of, Disqualified Stock of a Restricted Subsidiary that is not a Guarantor, made within 120 days of such sale or issuance, that, in each case, is Refinancing Indebtedness, (iv) Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the issuance or incurrence of, any other Indebtedness or Disqualified Stock within 120 days of such sale, issuance or incurrence or (v) any Subordinated Indebtedness or Disqualified Stock that constitutes Acquired Indebtedness, that, in each case with respect to clauses (i) through (iv), is incurred (if applicable) in compliance with Section 4.09 hereof;

(4)    Restricted Payments to pay for the prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of Equity Interests (other than Disqualified Stock) or Indebtedness of Holdings or any Parent Entity held by any future, present or former employee, director, officer, member of management, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings, any of its Subsidiaries or any Parent Entity pursuant to any management equity plan, stock option plan, phantom equity plan or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement (including, for the avoidance of doubt, any principal and interest payable on any Indebtedness issued by Holdings, the Issuer or any Parent Entity in connection with such prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition), including any Equity Interests rolled over, accelerated or paid out by or to any employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings or any Parent Entity in connection with any transaction; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed $275.0 million in any calendar year (with unused amounts in any calendar year being carried over to the next calendar year); provided that such amount in any calendar year may be increased by an amount not to exceed:

(a)    the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Holdings and, to the extent contributed to Holdings, the cash proceeds from the sale of Equity Interests of any Parent Entity, in each case to any future, present or former employees, directors, officers, managers, members of management, contractors, distributors, advisors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of Holdings, any of its Subsidiaries or any Parent Entity after August 21, 2018, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of Section 4.07(a); plus

(b)    the cash proceeds of key man life insurance policies received by Holdings (or by any Parent Entity to the extent contributed to Holdings) or its Restricted Subsidiaries after August 21, 2018; plus

(c)    the amount of any cash bonuses otherwise payable to any future, present or former directors, consultants, officers, employees, members of management, managers, advisors or contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of Holdings, any of its Subsidiaries or any Parent Entity that are foregone in return for the receipt of Equity Interests of Holdings or any Parent Entity pursuant to any compensation arrangement, including any deferred compensation plan; less

(d)    the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a), (b) and (c) of this clause (4);

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a), (b) and (c) above in any calendar year; provided further that (i) cancellation of Indebtedness owing to Holdings, the Issuer or any Restricted Subsidiary from any future, present or former directors, consultants, officers, employees, members of management, managers or contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of Holdings, any Restricted Subsidiary or any Parent Entity in connection with a repurchase of Equity Interests of Holdings or any Parent Entity and (ii) the repurchase of Equity Interests deemed to occur upon the exercise of options, warrants or similar instruments if such Equity Interests represent all or a portion of the exercise price thereof and payments, in lieu of the issue of fractional shares of such Equity Interests or withholding to pay other taxes payable in connection therewith, in the case of each of clauses (i) and (ii), will not be deemed to constitute a Restricted Payment for purposes of this Indenture;

(5)    the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of Holdings, the Issuer or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary, in each case issued in accordance with Section 4.09 hereof;

(6)    (a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by Holdings, the Issuer or any of its Restricted Subsidiaries after the Issue Date;

(b)    the declaration and payment of dividends or distributions to any Parent Entity, the proceeds of which shall be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such Parent Entity issued after the Issue Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the capital of Holdings from the sale of such Designated Preferred Stock; or

(c)    the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 4.07(b)(2);

provided, however, in the case of each of subclauses (a) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which financial statements are internally available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, Holdings could incur at least $1.00 of additional indebtedness pursuant to Section 4.09(a);

(7)    Restricted Payments by any Restricted Subsidiary to Holdings or any Parent Entity to the extent the proceeds of such Restricted Payments are contributed or loaned or advanced to Holdings or another Restricted Subsidiary;

(8)    the declaration and payment of dividends or the payment of other distributions by Holdings or a Restricted Subsidiary to, or the making of loans or advances to, any of their respective Parent Entities to allow payments by Holdings or any Parent Entity in respect of withholding or similar Taxes payable by any future, present or former employee, director, officer, manager, member of management, contractor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof), of Holdings, any Restricted Subsidiary or any Parent Entity or in connection with any purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Equity Interests in consideration of such payments, including deemed repurchases in connection with the exercise, conversion or exchange of stock options, warrants or other incentive interests and the vesting of restricted stock and restricted stock units or any deemed repurchases of Equity Interests, representing a portion of the exercise, conversion or exchange price of such options or warrants or other incentive interest;

(9)    (a) the declaration and payment of dividends on the common stock or Equity Interests of Holdings or any Parent Entity (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or Equity Interests to the extent required by the terms of any such exchangeable securities and any Restricted Payment to any such Parent Entity to fund the payment by such Parent Entity of dividends on such entity’s Equity Interests) following a public offering of such common stock or Equity Interests (or such exchangeable securities, as applicable) after the Issue Date, in an amount in any fiscal year not to exceed the greater of (i) up to 6.0% of the aggregate proceeds received by or contributed to Holdings or any of its Restricted Subsidiaries in or from such first public offering and (ii) an aggregate amount not to exceed 7.0% of Market Capitalization; or (b) in lieu of all or a portion of the dividends permitted by clause (a), any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of Holdings’ Equity Interests (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or Equity Interests to the extent required by the terms of any such exchangeable securities and any Restricted Payment to any such Parent Entity to fund the payment by such Parent Entity of dividends on such entity’s Capital Stock) for aggregate consideration that, when taken together with dividends permitted by Section 4.07(a), does not exceed the amount contemplated by Section 4.07(a);

(10)    Restricted Payments that are made (a) in an amount not to exceed the amount of Excluded Contributions or (b) in an amount equal to the amount of net cash proceeds from an asset sale or disposition in respect of property or assets acquired, if the acquisition of such property or assets was financed with Excluded Contributions;

(11)    Restricted Payments (including loans or advances) in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed the greater of $210.0 million and 22.5% of LTM EBITDA at the time made; provided that if this clause (11) is utilized to make a Restricted Investment, the amount deemed to be utilized under this clause (11) will be the amount of such Restricted Investment at any time outstanding (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of “Investments”);

(12)    distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets and purchases of Securitization Assets pursuant to any repurchase obligation related thereto, in each case in connection with a Qualified Securitization Facility;

(13)    Restricted Payments made in connection with the Transactions and any fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) related thereto, including Transaction Costs, or used to fund amounts owed to Affiliates in connection with the Transactions (including dividends to any Parent Entity to permit payment by such Parent Entity of such amounts);

(14)    (A) the repurchase, redemption, defeasance, discharge or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with the provisions similar to those described under Sections 4.10 and 4.14 hereof; provided that all Notes validly tendered by Holders in connection with such Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value; and (B) consisting of Acquired Indebtedness (other than Indebtedness incurred

(i) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by Holdings or a Restricted Subsidiary or (ii) otherwise in connection with or contemplation of such acquisition);

(15)    the declaration and payment of dividends or the payment of other distributions, or the making of loans or advances, by Holdings, the Issuer or a Restricted Subsidiary to Holdings or any Parent Entity required for any Parent Entity to pay, in each case without duplication,

(a)    franchise, excise and similar Taxes and other fees and expenses, required to maintain their corporate or other legal existence;

(b)    [reserved];

(c)    salary, bonus, severance and other benefits payable to, and indemnities provided to or on behalf of, employees, directors, officers, consultants, contractors, members of management and managers of any Parent Entity and any payroll, social security or similar Taxes thereof and obligations of any Parent Entity in respect of director and officer insurance (including premiums therefor);

(d)    general corporate or other operating, administrative, legal, compliance, professional and overhead costs and expenses (including expenses relating to auditing and other accounting matters) of any Parent Entity;

(e)    fees and expenses (including ongoing compliance costs and listing expenses) related to any equity or debt offering of a Parent Entity (whether or not consummated);

(f)    indemnification claims made by future, present or former directors or officers, employees, directors, managers, consultants or contractors of such parent entity attributable to the ownership or operations of Holdings and its Restricted Subsidiaries;

(g)    fees and expenses (x) due and payable by Holdings, the Issuer and any Restricted Subsidiaries related to the Transactions and (y) otherwise permitted to be paid by Holdings, the Issuer and any Restricted Subsidiaries under this Indenture;

(h)    [reserved];

(i)    to finance any Investment that, if made by Holdings, would be permitted by this Indenture; provided that (A) such Restricted Payment shall be made within 120 days of the closing of such Investment and (B) any Parent Entity shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests but not including any loans or advances made pursuant to clause (16) of the definition of “Permitted Investments”) to be contributed to Holdings or its Restricted Subsidiaries or (2) the Person formed or acquired to merge into or amalgamate or consolidate with Holdings or any of its Restricted Subsidiaries to the extent such merger, amalgamation or consolidation is permitted under Section 5.01 in order to consummate such Investment (any such property or assets so contributed, merged or amalgamated shall constitute “Contributed Holdings Investments” and shall be disregarded for purposes of determining any amount calculated under this Indenture with respect to contributions to the capital of Holdings or any of its Restricted Subsidiaries); and

(j)    amounts that would otherwise be permitted to be paid pursuant to Section 4.11 hereof;

(16)    any Restricted Payment made in connection with (A) a Permitted Tax Restructuring or related transactions and (B) to the extent such Restricted Payment is made to Holdings, the Issuer or a Restricted Subsidiary, any Permitted Intercompany Activities;

(17)    the distribution, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of, Equity Interests in, or Indebtedness owed to Holdings or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, all the assets of which are solely cash and Cash Equivalents);

(18)    (A) Restricted Payments described in clauses (I) and (II) of the definition thereof; provided that after giving pro forma effect thereto and the application of the net proceeds therefrom, the Consolidated Total Net Debt Ratio for the most recent Test Period would be no greater than 2.50 to 1.00; provided that at the time of, and after giving effect to, any Restricted Payment pursuant to this clause (18)(A), no Event of Default will have occurred and be continuing or would occur as a consequence thereof and (B) Restricted Payments described in clauses (III) and (IV) of the definition thereof; provided that after giving pro forma effect thereto and the application of the net proceeds therefrom, the Consolidated Total Net Debt Ratio for the most recent Test Period would be no greater than 3.75 to 1.00;

(19)    redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests (other than Disqualified Stock) or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests;

(20)    payments to Holdings, or loans, advances, dividends or distributions to any Parent Entity, to permit such Person (a) to make payments in lieu of fractional Equity Interests to holders of Equity Interests of Holdings or any Parent Entity and (b) to honor any conversion request by a holder of Convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make cash payments on Convertible Indebtedness in accordance with its terms in an aggregate amount since the date of this Indenture not to exceed the sum of (a) the principal amount of such Convertible Indebtedness plus (b) any payments received by Holdings, the Issuer or any Restricted Subsidiary pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction;

(21)    payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of Holdings and its Restricted Subsidiaries, taken as a whole, that complies with Section 5.01 hereof;

(22)    the conversion of any Subordinated Indebtedness to Equity Interests (other than Disqualified Stock) of Holdings or any Parent Entity, and the payment of dividends, other distributions and other amounts by Holdings to, or the making of loans to, any Parent Entity in the amount required for such parent to, if applicable, pay amounts equal to amounts required for any Parent Entity, if applicable, to pay interest or principal (including AHYDO Payments) on Indebtedness, the proceeds of which have been permanently contributed to Holdings, the Issuer or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, Holdings, the Issuer or any Restricted Subsidiary incurred in accordance with this Indenture; provided that the aggregate amount of such dividends, distributions, loans and other amounts shall not exceed the amount of cash actually contributed to the Issuer for the incurrence of such Indebtedness;

(23)    mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment;

(24)    Investments or other Restricted Payments in an aggregate amount not to exceed an amount equal to the Declined Excess Proceeds;

(25)    the refinancing of any Subordinated Indebtedness with the Net Proceeds of, or in exchange for, any Refinancing Indebtedness in respect of such Subordinated Indebtedness;

(26)    any payments in connection with (a) a Permitted Bond Hedge Transaction and (b) the settlement of any related Permitted Warrant Transaction (i) by delivery of shares of Holdings’ common equity upon settlement thereof or (ii) by (A) set-off against the related Permitted Bond Hedge Transaction or (B) payment of an early termination amount thereof in common equity upon any early termination thereof;

(27)    any payments for the purpose of paying operating expenses of Holdings or any Parent Entity, including payroll, equity-based compensation and other compensation for officers and employees of Holdings or such Parent Entity (including the payment of the nominal value of shares received in settlement of equity-based incentive awards and any related payroll taxes and social security contributions), income tax, corporation tax, value added tax and any other taxes of or payable by Holdings or any Parent Entity or any consolidated, combined, unitary or similar tax liability of or payable by Holdings or any Parent Entity (whether in accordance with a corporation tax group payment arrangement, as a result of being a member of a value added tax group or otherwise), in each case attributable to the ownership or operations of Holdings, the Issuer and the Restricted Subsidiaries; and

(28)    loans or advances to officers, directors, employees, managers, consultants and independent contractors of Holdings, any Restricted Subsidiary or any Parent Entity in connection with such Person’s purchase of Equity Interests of Holdings or any Parent Entity; provided that no cash is actually advanced pursuant to this clause (28) other than to pay Taxes due in connection with such purchase, unless immediately repaid.

(c)    For purposes of determining compliance with this Section 4.07, in the event that a proposed Restricted Payment or Investment (or a portion thereof) meets the criteria of more than one of clauses (1) through (28) of Section 4.07(b) hereof or is entitled to be made pursuant to Section 4.07(a) hereof and/or one or more of the clauses contained in the definition of “Permitted Investments,” Holdings or the Issuer, in its sole discretion, shall be entitled to divide, classify and subsequently divide and reclassify such Restricted Payment or Investment (or portion thereof) between such clauses (1) through (28) of Section 4.07(b) hereof and Section 4.07(a) hereof and/or one or more of the clauses contained in the definition of “Permitted Investments,” in a manner that otherwise complies with this Section 4.07 (including to re-classify utilization of any Fixed Basket as being incurred under any Non-Fixed Basket or other Fixed Basket or utilization of any Non-Fixed Basket as being incurred under any Fixed Basket or other Non-Fixed Basket) on one or more occasions (based on circumstances existing on the date of any such re-division and re-classification) any such Restricted Payment or Investment, or other transaction, action, judgment or amount, in whole or in part, among one or more than one applicable Baskets under this covenant (in the case of re-classification or re-division, so long as the amount so re-classified or re-divided is permitted at the time of such re-classification or re-division to be incurred pursuant to the applicable Basket into which such amount is re-classified or re-divided at such time (and not the Basket from which such amount is re-divided or re-classified)).

(d)    The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of, or at the Issuer’s election, the date a commitment is made in respect, of the asset(s) or securities proposed to be paid, transferred or issued by Holdings or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by Holdings acting in good faith.

(e)    In connection with any commitment, definitive agreement or similar event relating to an Investment, Holdings or applicable Restricted Subsidiary may designate such Investment as having occurred on the date of the commitment, definitive agreement or similar event relating thereto (such date, the “Election Date”) if, after giving pro forma effect to such Investment and all related transactions in connection therewith and any related pro forma adjustments, Holdings or any of its Restricted Subsidiaries would have been permitted to make such Investment on the relevant Election Date in compliance with this Indenture, and any related subsequent actual making of such Investment will be deemed for all purposes under this Indenture to have been made on such Election Date, including for purposes of calculating any ratio, compliance with any test, usage of any baskets hereunder (if applicable) and EBITDA and for purposes of determining whether there exists any Default or Event of Default (and all such calculations on and after the Election Date until the termination, expiration, passing, rescission, retraction or rescindment of such commitment, definitive agreement or similar event shall be made on a pro forma basis giving effect thereto and all related transactions in connection therewith).

(f)    Unrestricted Subsidiaries may use value transferred from Holdings and its Restricted Subsidiaries in a Permitted Investment to purchase or otherwise acquire Indebtedness or Capital Stock of Holdings, any Parent Entity or any of Holdings’ Restricted Subsidiaries, and to transfer value to the holders of the Capital Stock of Holdings or any Restricted Subsidiary or any Parent Entity and to Affiliates thereof, and such purchase, acquisition, or transfer will not be deemed to be a “direct or indirect” action by Holdings or its Restricted Subsidiaries.

(g)    If Holdings or a Restricted Subsidiary makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of Holdings be permitted under the provisions of this Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustments made in good faith to Holdings’ financial statements affecting Consolidated Net Income or EBITDA of Holdings for any period.

(h)    For the avoidance of doubt, this covenant shall not restrict the making of, or dividends or other distributions in amounts sufficient to make, any AHYDO Payment with respect to any Indebtedness of Holdings, any Parent Entity, the Issuer or any Restricted Subsidiaries permitted to be incurred under this Indenture.

Section 4.08    Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)    Holdings shall not, and shall not permit any of its Restricted Subsidiaries that are not the Issuer or the Guarantors to, create or otherwise cause to become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)    (A) pay dividends or make any other distributions to Holdings or any of its Restricted Subsidiaries on its Capital Stock, or

(B)    pay any Indebtedness owed to Holdings, the Issuer or any of Holdings’ Restricted Subsidiaries that is a Guarantor;

(2)    make loans or advances to Holdings, the Issuer or any of Holdings’ Restricted Subsidiaries that is a Guarantor; or

(3)    sell, lease or transfer any of its properties or assets to Holdings, the Issuer or any of Holdings’ Restricted Subsidiaries that is a Guarantor;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to Holdings or any Restricted Subsidiary to other Indebtedness incurred by Holdings or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b)    The restrictions contained in Section 4.08(a) hereof shall not prohibit:

(1)    contractual encumbrances or restrictions in effect on the Issue Date;

(2)    contractual encumbrances or restrictions pursuant to the Senior Credit Facilities, including any Guarantee thereof, the related security documents, any related intercreditor agreements and any other related documentation and related Hedging Obligations;

(3)    the Note Documents;

(4)    Purchase Money Obligations and Capitalized Lease Obligations that impose restrictions on the property so acquired;

(5)    applicable law or any applicable rule, regulation or order or required by any regulatory authority;

(6)    any agreement or other instrument of a Person or relating to Capital Stock or Indebtedness of a Person acquired by or merged, consolidated or otherwise combined with or into Holdings or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into Holdings or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person or at the time such Person was designated as a Restricted Subsidiary (but, in any such case, not created in contemplation thereof);

(7)    contracts for the direct or indirect sale or other disposition of assets or the sale of Holdings or a Subsidiary, including customary restrictions with respect to a Subsidiary of Holdings pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(8)    (a) Secured Indebtedness otherwise permitted to be incurred pursuant to Section 4.09 hereof and Section 4.12 hereof and (b) restrictions on transfers of assets subject to Permitted Liens (but, with respect to any such Permitted Lien, only to the extent that such transfer restrictions apply solely to the assets that are the subject of such Permitted Lien);

(9)    restrictions on cash (or Cash Equivalents) or other deposits or restrictions on net worth imposed by customers, in each case, under contracts entered into in the ordinary course of business or consistent with past practice or industry practice;

(10)    other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred or issued subsequent to the Issue Date pursuant to the provisions of Section 4.09 hereof;

(11)    customary provisions in joint venture agreements or arrangements and other similar agreements relating to such joint venture;

(12)    customary provisions contained in leases, sub-leases, licenses, sub-licenses, equityholder agreements, asset sale agreements, organizational documents or other similar agreements, including with respect to intellectual property and other agreements;

(13)    restrictions created in connection with any Qualified Securitization Facility that, in the good faith determination of Holdings, are necessary or advisable to effect such Qualified Securitization Facility;

(14)    restrictions on cash (or Cash Equivalents) or other deposits imposed by agreements entered into in the ordinary course of business or consistent with past practice (or other restrictions on cash or deposits constituting Permitted Liens);

(15)    customary provisions restricting subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement;

(16)    customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as Holdings has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of Holdings and its Subsidiaries to meet their ongoing obligations;

(17)    restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which Holdings or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business or consistent with past practice or industry practice; provided that such agreement prohibits the encumbrance of solely the property or assets of Holdings or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of Holdings or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(18)    any encumbrance or restriction arising pursuant to an agreement or instrument which, if it relates to any Indebtedness, shall only be permitted if such Indebtedness is permitted to be incurred pursuant to Section 4.09 hereof if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole (i) are not materially less favorable to the Holders than the encumbrances and restrictions contained in the Senior Credit Facilities, together with the security documents associated therewith or this Indenture as in effect on the Issue Date (as determined by Holdings) or (ii) either (A) Holdings determines at the time of entry into such agreement or instrument that such encumbrances or restrictions shall not adversely affect, in any material respect, the Issuer’s ability to make principal or interest payments on the Notes or (B) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instrument;

(19)    any encumbrance or restriction with respect to a Guarantor or a Foreign Subsidiary or Securitization Subsidiary which was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of Holdings or any other Restricted Subsidiary other than the assets and property of such Subsidiary;

(20)    any encumbrance or restriction contained in mortgages, pledges, charges or other security agreements permitted under this Indenture or securing Indebtedness of Holdings or a Restricted Subsidiary permitted under this Indenture to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements;

(21)    pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of Holdings or any Restricted Subsidiary;

(22)    any encumbrance or restriction existing by reason of any lien permitted under Section 4.12 hereof; and

(23)    any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of Section 4.08(a) hereof imposed by any amendments, extensions, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (22) of this Section 4.08(b); provided that such amendments, extensions, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Holdings, no less favorable in any material respect to the Holders with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 4.09    Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)    Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, incur any Indebtedness (including Acquired Indebtedness) and Holdings shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that Holdings and its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for Holdings and its Restricted Subsidiaries’ most recent Test Period would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom but without giving effect to any simultaneous incurrence of Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 4.09(b) (other than clause (1)(c), (4)(II) or (14)(ii) of Section 4.09(b)), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

(b)    The provisions of Section 4.09(a) hereof shall not apply to:

(1)    the incurrence of Indebtedness under Credit Facilities by Holdings or any of its Restricted Subsidiaries and Guarantees in respect of such Indebtedness and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof); provided that, immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (1) and outstanding at any one time does not exceed the sum of (a) $3,850.0 million plus (b) the greater of $915.0 million and 100.0% of LTM EBITDA, plus (c) the General Debt Basket Reallocated Amount plus (d) an additional amount after all amounts have been incurred under clauses (1)(a), and (b), if after giving pro forma effect to the incurrence of such additional amount and the application of the proceeds therefrom, the Consolidated Senior Secured Net Debt Ratio for the most recent Test Period would be (i) no greater than 3.50 to 1.00 outstanding at any one time, and any Refinancing Indebtedness in respect thereof or (ii) in the case of any such Indebtedness incurred to finance any investment or acquisition or incurred as a result of Person being acquired by Holdings or any Restricted Subsidiary or merged into or consolidated with Holdings or a Restricted Subsidiary in accordance with the terms of this Indenture, equal to or less than it was immediately prior to such acquisition or merger, in each case as of the date on which such additional Indebtedness is incurred, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom but without giving effect to any simultaneous incurrence of Indebtedness pursuant to clauses 1(b) and 1(c) of this Section 4.09(b)); provided that for the purposes of determining the amount that may be incurred under this clause (1)(d), all Indebtedness incurred under this clause (1)(d) shall be deemed to be secured by Liens on Collateral that are pari passu with the Liens on Collateral securing the Notes; provided further that the cash proceeds of Indebtedness incurred pursuant to this clause 1(d) and not applied promptly for the specified transaction in connection with such incurrence upon receipt thereof may be netted for purposes of calculating the Consolidated Senior Secured Net Debt Ratio;

(2)    the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Notes issued on the Issue Date and any replacement Notes therefor (including any Guarantee thereof) (other than any Additional Notes);

(3)    the incurrence of Indebtedness of Holdings and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2) of this Section 4.09(b)) and any Guarantee thereof;

(4)    Indebtedness (including Capitalized Lease Obligations and Purchase Money Obligations) and Disqualified Stock incurred or issued by Holdings, the Issuer or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary, to finance the purchase, lease, expansion, construction, installation, replacement, repair or improvement of property (real or personal), equipment or other assets, including assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock or Preferred Stock incurred or issued and outstanding under this clause (4) at such time, not to exceed, excluding Incremental Amounts (as of the date such Indebtedness, Disqualified Stock or Preferred Stock is issued, incurred or otherwise obtained) (I) the greater of (x) $300.0 million and (y) 32.5% of LTM EBITDA of Holdings, the Issuer and the Restricted Subsidiaries plus (II) an unlimited amount so long as the Consolidated Total Net Debt Ratio for the most recent Test Period (provided that the cash proceeds of which that are not applied promptly for the specified transaction in connection with such Indebtedness incurred, Disqualified Stock or Preferred Stock issued upon receipt thereof may be netted from Consolidated Total Indebtedness for purposes of calculating the Consolidated Total Net Debt Ratio) would be no greater than 5.25 to 1.00 after giving for pro forma effect to the incurrence of such Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds therefrom;

(5)    (a) Indebtedness incurred by Holdings or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or entered into, or relating to obligations or liabilities incurred, in the ordinary course of business or consistent with past practice or industry practice, including in respect of workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, unemployment insurance or other social security legislation or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, unemployment insurance or other social security legislation and (b) the incurrence of Indebtedness by Holdings or any Restricted Subsidiary as an account party in respect of letters of credit, bank guarantees or similar instruments in favor of suppliers, trade creditors or other Persons issued or incurred in the ordinary course of business or consistent with past practice or industry practice;

(6)    Indebtedness consisting of obligations under deferred compensation (including indemnification obligations, obligations in respect of purchase price adjustments, earn-outs, incentive non-competes and other contingent obligations), guarantees or other deferred purchase price or similar arrangements incurred or assumed in connection with any acquisition or other investment or any disposition;

(7)    the incurrence of Indebtedness by Holdings owing to a Restricted Subsidiary or the issuance of Disqualified Stock of Holdings to a Restricted Subsidiary (or to any Parent Entity which is substantially contemporaneously transferred to any Restricted Subsidiary); provided that any such Indebtedness for borrowed money owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the loans to the extent permitted by applicable law; provided further that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock (except to Holdings or another Restricted Subsidiary or any pledge of such Indebtedness or Disqualified Stock constituting a Permitted Lien) will be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) or issuance of such Disqualified Stock (to the extent such Disqualified Stock is then outstanding) not permitted by this clause (7);

(8)    the incurrence of Indebtedness of a Restricted Subsidiary owing to Holdings or another Restricted Subsidiary (or to any Parent Entity which is substantially contemporaneously transferred to Holdings, the Issuer or any Restricted Subsidiary) to the extent permitted by Section 4.07 above; provided that any such Indebtedness for borrowed money incurred by a Guarantor and owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Note Guarantee of such Guarantor to the extent permitted by applicable law; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any such subsequent transfer of any such Indebtedness (except to Holdings or a Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) will be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (8);

(9)    the issuance of shares of Preferred Stock or Disqualified Stock of a Restricted Subsidiary to Holdings, the Issuer or a Restricted Subsidiary (or to any Parent Entity which is within 180 days transferred to Holdings, the Issuer or any Restricted Subsidiary); provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary that holds such Preferred Stock or Disqualified Stock ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock or Disqualified Stock (except to the Issuer or another Restricted Subsidiary or any pledge of such Preferred Stock or Disqualified Stock constituting a Permitted Lien) will be deemed, in each case, to be an issuance of such shares of Preferred Stock or Disqualified Stock (to the extent such Preferred Stock or Disqualified Stock is then outstanding) not permitted by this clause (9);

(10)    Hedging Obligations not entered into for speculative purposes;

(11)    the incurrence of obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance, banker’s acceptance facilities and completion guarantees and similar obligations provided by Holdings, the Issuer or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with industry practice, including those incurred to secure health, safety and environmental obligations;

(12)    (a) Indebtedness or issuance of Disqualified Stock of Holdings and the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock of Holdings or any Restricted Subsidiary in an aggregate outstanding principal amount or liquidation preference up to 100.0% of the net cash proceeds received by Holdings since August 21, 2018 from the issue or sale of Equity Interests of or otherwise contributed to Holdings to the capital of Holdings or any Restricted Subsidiary including through consolidation, amalgamation or merger (in each case, other than Excluded Contributions or proceeds of Disqualified Stock or sales of Equity Interests to Holdings or any of its Subsidiaries) as determined in accordance with clauses (3)(B) and (3)(C) of Section 4.07(a) hereof to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 4.07(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof); (b) Indebtedness or issuance of Disqualified Stock of Holdings and the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock of Holdings or any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (b) and the outstanding amount of Indebtedness, Disqualified Stock or Preferred Stock of Holdings or any Restricted Subsidiary which serves to refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under this clause (b) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, does not, at the time of any such incurrence of Indebtedness (and after giving pro forma effect thereto), exceed (i) the greater of $435.0 million and 47.5% of LTM EBITDA plus (ii) in the event of any extension, replacement, refinancing, renewal or defeasance of any such Indebtedness, Disqualified Stock or Preferred Stock, an amount equal to (x) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock, and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased plus (y) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Indebtedness, Disqualified Stock or Preferred Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees, underwriting, arrangement and similar fees) incurred in connection with the issuance of such new Indebtedness, Disqualified Stock or Preferred Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such Indebtedness, Disqualified Stock or Preferred Stock minus (iii) any General Debt Basket Reallocated Amount; and (c) Indebtedness or issuance of Disqualified Stock of Holdings and the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 200.0% of the aggregate amount of dividends, payments and other distributions on account of Equity Interests permitted under clause (I) or (II) of Section 4.07(a) hereof permitted pursuant to Section 4.07 (any such Indebtedness described in this clause (c), “RP Debt”; provided that an amount equal to 50.0% of any outstanding RP Debt under this clause (c) shall reduce the amount available to make dividends, payments and other distributions on account of Equity Interests under Section 4.07 hereof on a dollar-for-dollar basis);

(13)    the incurrence by Holdings or any Restricted Subsidiary of Indebtedness or issuance by Holdings or any Restricted Subsidiary, of Holdings of Indebtedness, Disqualified Stock or Preferred Stock of Holdings or any Restricted Subsidiary which serves to refund, refinance, replace, exchange, renew, repay, extend or defease (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance” and “refinances,” with “refinanced” and “refinancing” having a correlative meaning) any Indebtedness (or unutilized commitment in respect of Indebtedness), incurred (or established) or Disqualified Stock or Preferred Stock issued in connection with the Indebtedness described under Section 4.09(a) hereof and clauses (1), (2), (3), (4) and (12) of this Section 4.09(b), this clause (13) and clauses (14), (20) (31) and (32) of this Section 4.09(b) or any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease such Indebtedness Disqualified Stock or Preferred Stock (including such Indebtedness, Disqualified Stock or Preferred Stock of Holdings that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of Holdings or another Restricted Subsidiary), including Indebtedness that refinances Refinancing Indebtedness, and Indebtedness incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment (the “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(A)    has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing Indebtedness which does not have a shorter Weighted Average Life to Maturity of the Indebtedness Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased) (or the final scheduled maturity date of such Refinancing Indebtedness is the same as or later than the final scheduled maturity date of the Indebtedness Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased, or requires no or nominal payments in cash (other than interest payments) prior to the date that is 91 days after the maturity date of the Notes),

(B)    to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated to the Notes or any Note Guarantee, such Refinancing Indebtedness is subordinated to the Notes or such Guarantee at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively,

(C)    the principal amount (or accreted value, if applicable) of such new Indebtedness, the amount of such new Preferred Stock or the liquidation preference of such new Disqualified Stock does not exceed (i) the principal amount of (or accreted value, if applicable) Indebtedness, the amount of Preferred Stock or the liquidation preference of Disqualified Stock being so extended, replaced, refunded, refinanced, renewed or defeased (such Indebtedness, Disqualified Stock or Preferred Stock, the “Refinanced Debt”), plus (ii) any accrued and unpaid interest on, or any accrued and unpaid dividends on, such Refinanced Debt, plus (iii) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any defeasance costs and any fees and expenses (including original issue discount, upfront fees, underwriting, arrangement and similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or to refinance such Refinanced Debt (such amounts in clauses (ii) and (iii) the “Incremental Amounts”); and

(D)    shall not include:

(i)    Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Holdings that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of Holdings;

(ii)    Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Holdings that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii)    Indebtedness, Disqualified Stock or Preferred Stock of Holdings or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(14)    Indebtedness, Disqualified Stock or Preferred Stock of (x) Holdings or a Restricted Subsidiary incurred, issued or assumed in connection with any acquisition of assets (including Capital Stock), business or Person, (y) Holdings or a Restricted Subsidiary incurred or issued to finance any Investment or acquisition or (z) Persons that are acquired by Holdings or any Restricted Subsidiary or merged into, amalgamated or consolidated with Holdings or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that, such Indebtedness, Disqualified Stock or Preferred Stock is in an aggregate amount not to exceed (i) the greater of $183 million and 20% of LTM EBITDA at the time of incurrence, plus (ii) unlimited additional Indebtedness, Disqualified Stock or Preferred Stock for the purposes set forth in clauses (x), (y) and (z), if either:

(a)    the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a); or

(b)    (i) the Fixed Charge Coverage Ratio of Holdings and its Restricted Subsidiaries would be equal to or greater than it was immediately prior to such acquisition, investment, merger or consolidation or (ii) the Consolidated Total Net Debt Ratio would be equal to or less than it was immediately prior to such acquisition, investment, merger or consolidation, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom); or

(c)    such Indebtedness constitutes Acquired Indebtedness (other than Indebtedness incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by Holdings or a Restricted Subsidiary); provided that, in the case of this clause (c), the only obligors with respect to such Indebtedness shall be those Persons who were obligors of such Indebtedness prior to such acquisition, merger, amalgamation or consolidation;

provided, however that the foregoing limitation shall not apply to Indebtedness of any Person that becomes a Restricted Subsidiary in connection with an acquisition or any other Investment not prohibited under Section 4.07 (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into Holdings or a Restricted Subsidiary) if such Indebtedness is outstanding prior to such Person becoming a Restricted Subsidiary and to the extent such Indebtedness is not incurred in contemplation of such acquisition, Investment, merger or consolidation; provided that the cash proceeds of any proposed Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to clause (a) or (b) and not applied promptly for the specified transaction in connection with such incurrence upon receipt thereof may be netted for purposes of calculating the Consolidated Total Net Debt Ratio;

(15)    Indebtedness in respect of (a) customer deposits and advance payments (including progress premiums) received in the ordinary course of business or consistent with past practice or industry practice from customers for the purchase of goods or services or (b) Cash Management Obligations, Bank Products provided by banks or other financial institutions to Holdings and its Restricted Subsidiaries in the ordinary course of business or consistent with past practice or industry practice and other Indebtedness in respect of netting services, automated clearinghouse arrangements, overdraft protections, credit or debit card, purchase card, electronic funds transfer, cash pooling or setting off arrangements and similar arrangements, in each case, in connection with deposit accounts or from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice or industry practice;

(16)    Indebtedness of Holdings or any of its Restricted Subsidiaries supported by a letter of credit or bank guarantee issued pursuant to Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(17)    (a) the incurrence of any guarantee by Holdings or a Restricted Subsidiary of Indebtedness or other obligations of Holdings, the Issuer or any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations incurred by Holdings, the Issuer or such Restricted Subsidiary is permitted by this Indenture or (b) any co-issuance by Holdings, the Issuer or any Restricted Subsidiary of any Indebtedness or other obligations of Holdings, the Issuer or any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations by Holdings, the Issuer or such Restricted Subsidiary is permitted by this Indenture;

(18)    Indebtedness of Holdings or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements;

(19)    Indebtedness consisting of Indebtedness issued by Holdings or any of its Restricted Subsidiaries to future, current or former officers, directors, employees, members of management managers, consultants and contractors thereof, their respective Controlled Investment Affiliates or Immediate Family Members and permitted transferees thereof, in each case to finance the purchase or redemption of Equity Interests of Holdings or any Parent Entity to the extent described in Section 4.07(b) hereof.

(20)    Indebtedness, Disqualified Stock or Preferred Stock by any Subsidiary that is not a Guarantor in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (20), together with any Refinancing Indebtedness with respect thereof (excluding Incremental Amounts), does not exceed (as of the date such Indebtedness, Disqualified Stock or Preferred Stock is issued, incurred or otherwise obtained) the greater of (I) $384.0 million and (II) 42.0% of LTM EBITDA;

(21)    Indebtedness representing deferred compensation or stock-based compensation owed to employees of any Parent Entity, Holdings or its Restricted Subsidiaries incurred in the ordinary course of business or consistent with past practice or industry practice or in connection with the Transactions, any Investment or any acquisition (by merger, consolidation, amalgamation or otherwise);

(22)    commercial letters of credit (in each case, for the avoidance of doubt, to the extent constituting Indebtedness) not issued under the Credit Facility pursuant to clause (1) of Section 4.09(b) hereof (and reimbursement and backstop obligations in connection therewith) in an aggregate amount under this clause (22) not to exceed the greater of (x) $210.0 million and (y) 22.5% of LTM EBITDA at the time incurred;

(23)    Indebtedness in respect of a Regulatory Debt Facility;

(24)    (a) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business or consistent with past practice or industry practice on arm’s-length commercial terms and (b) Indebtedness in respect of any Qualified Securitization Facility;

(25)    any obligation, or guaranty of any obligation, of Holdings or any Restricted Subsidiary to reimburse or indemnify a Person extending credit to customers of Holdings or a Restricted Subsidiary incurred in the ordinary course of business or consistent with past practice or industry practice for all or any portion of the amounts payable by such customers to the Person extending such credit;

(26)    Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Issue Date, including that (i) the repayment of such Indebtedness is conditional upon such customer ordering a specific amount of goods or services and (ii) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;

(27)    Indebtedness incurred by Holdings or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy or discharge the Notes or exercise the Issuer’s legal defeasance or covenant defeasance, in each case, in accordance with this Indenture;

(28)    Indebtedness of the Issuer, Holdings or any of its Restricted Subsidiaries arising pursuant to any Permitted Intercompany Activities, Permitted Tax Restructuring and related transactions;

(29)    [reserved];

(30)    Indebtedness incurred in connection with any Sale and Lease-Back Transaction incurred in the ordinary course of business or consistent with industry practice;

(31)    Indebtedness, Disqualified Stock or Preferred Stock by Restricted Subsidiaries of Holdings that are not Guarantors to fund working capital requirements in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (31), together with any Refinancing Indebtedness in respect thereof (excluding Incremental Amounts), does not exceed (as of the date such Indebtedness, Disqualified Stock or Preferred Stock is issued, incurred or otherwise obtained) the greater of (I) $251.625 million and (II) 27.5% of LTM EBITDA;

(32)    Indebtedness, Disqualified Stock or Preferred Stock by (I) Restricted Subsidiaries of Holdings that are not Guarantors and (II) the incurrence of Indebtedness by Holdings, the Issuer or any Restricted Subsidiary in connection with any joint venture arrangements and similar binding arrangements, in each case, in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (32), together with any Refinancing Indebtedness in respect of any of the foregoing (excluding Incremental Amounts), does not exceed (as of the date such Indebtedness is issued, incurred or otherwise obtained) the greater of (I) $385.0 million and (II) 42.0% of LTM EBITDA; and

(33)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (32).

(c)    For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this Section 4.09:

(1)    in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) at any time, whether at the time of incurrence or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (33) of Section 4.09(b) hereof or is entitled to be incurred pursuant to Section 4.09(a) hereof, Holdings, in its sole discretion, may divide and classify and may subsequently re-divide and reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock (or a portion thereof) in one of the above clauses or in Section 4.09(a) (it being understood that any Indebtedness incurred pursuant to one of the clauses of Section 4.09(b) shall cease to be deemed incurred or outstanding for purposes of such clause but shall be deemed incurred for the purposes of Section 4.09(a) from and after the first date on which Holdings or its Restricted Subsidiaries could have incurred such Indebtedness under Section 4.09(a)); provided that all Indebtedness outstanding under the Credit Facilities on the Issue Date shall be treated as incurred on the Issue Date under clause (1) of Section 4.09(b) hereof and may not be reclassified;

(2)    at the time of incurrence or reclassification, Holdings or the Issuer shall be entitled, in its sole discretion, to divide and classify or re-divide or reclassify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 4.09(a) and 4.09(b) hereof (including to re-classify utilization of any Fixed Basket as being incurred under any Non-Fixed Basket or other Fixed Basket or utilization of any Non-Fixed Basket as being incurred under any Fixed Basket or other Non-Fixed Basket) on one or more occasions (based on circumstances existing on the date of any such re-division and re-classification) any such Indebtedness, or other transaction, action, judgment or amount, in whole or in part, among one or more than one applicable Baskets under this Indenture (in the case of re-classification or re-division, so long as the amount so re-classified or re-divided is permitted at the time of such re-classification or re-division to be incurred pursuant to the applicable Basket into which such amount is re-classified or re-divided at such time (and not the Basket from which such amount is re-divided or re-classified));

(3)    in the event that the Holdings or a Restricted Subsidiary incurs, issues, enters into, assumes or increases commitments with respect to any Indebtedness pursuant to the first or second paragraph above or the incurrence or creation of any Lien pursuant to the definition of “Permitted Liens,” for all purposes under this Indenture, including for purposes of calculating the Fixed Charge Coverage Ratio, the Consolidated Senior Secured Net Debt Ratio or the Consolidated Total Net Debt Ratio, as applicable, the Issuer may elect, at its option, to treat all or any portion of the committed amount of any Indebtedness (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) which is to be incurred (or any commitment in respect thereof) or secured by such Lien, as the case may be (any such committed amount elected until revoked as described below, the “Reserved Indebtedness Amount”), as being incurred as of such election date, and, if such Fixed Charge Coverage Ratio, Consolidated Senior Secured Net Debt Ratio, the Consolidated Total Net Debt Ratio or other provision of this Indenture, as applicable, is complied with (or satisfied) with respect thereto on such election date, any subsequent borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be deemed to be permitted under this covenant or the definition of “Permitted Liens,” as applicable, irrespective of whether or not the Fixed Charge Coverage Ratio, Consolidated Senior Secured Net Debt Ratio, the Consolidated Total Net Debt Ratio or other provision of this Indenture, as applicable, at the actual time of any subsequent borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) is complied with (or satisfied) for all purposes (including as to the absence of any continuing Default or Event of Default) provided that for purposes of subsequent calculations of the Fixed Charge Coverage Ratio, the Consolidated Senior Secured Net Debt Ratio or the Consolidated Total Net Debt Ratio, as applicable, the Reserved Indebtedness Amount shall be deemed to be outstanding, whether or not such amount is actually outstanding, for so long as such commitments are outstanding or until the Issuer revokes an election of a Reserved Indebtedness Amount;

(4)    in the event that Holdings or a Restricted Subsidiary incurs Indebtedness in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Sales) in accordance with the terms of this Indenture, when calculating the availability under any basket or ratio under this Indenture or compliance with any provision of this Indenture, at the option of Holdings (in its sole discretion) (Holdings’ election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio, including the Fixed Charge Coverage Ratio, the Consolidated Senior Secured Net Debt Ratio or the Consolidated Total Net Debt Ratio, as applicable, and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under this Indenture shall, at the option of Holdings, be deemed to be the date (the “LCT Test Date”) either (a) that a definitive agreement for such Limited Condition Transaction is entered into (or if applicable, the date of delivery of an irrevocable declaration of a Restricted Payment or similar event) or (b) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer (or equivalent announcement in another jurisdiction) (an “LCT Public Offer”) in respect of a target of a Limited Condition Transaction and, in each case, if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Sales) and any related pro forma adjustments, Holdings or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued, assumed or incurred at the LCT Test Date or at any time thereafter); provided, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, Holdings may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be the applicable LCT Test Date for purposes of such ratios, tests or baskets, (b) except as contemplated in the foregoing clause (a), compliance with such ratios, test or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transaction related thereto

(including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Sales) and (c) Consolidated Interest Expense for purposes of the Fixed Charge Coverage Ratio will be calculated using an assumed interest rate as reasonably determined by Holdings.

For the avoidance of doubt, if Holdings has made an LCT Election, (1) if any of the ratios, tests or baskets, including the Fixed Charge Coverage Ratio, the Consolidated Senior Secured Net Debt Ratio or the Consolidated Total Net Debt Ratio, as applicable, after giving pro forma effect to such Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Sales) and any related pro forma adjustments (A) if any such ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in such ratio, test or basket (including due to fluctuations in the EBITDA or total assets of Holdings or the Person subject to such Limited Condition Transaction), such ratios, tests or baskets shall not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of an Default or Event of Default), such requirements and conditions shall not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes (or, if applicable, the irrevocable notice is terminated, expires or passes or, as applicable, the offer in respect of an LCT Public Offer for, such acquisition is terminated), as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction;

(5)    accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP will not be deemed to be an incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock for purposes of Section 4.09;

(6)    for purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness, the dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(7)    the principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing;

(8)    in the case of any Refinancing Indebtedness, the amount of Indebtedness being incurred to finance the aggregate amount of accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing shall not be deemed to be an incurrence or issuance of Indebtedness for purposes of this covenant;

(9)    notwithstanding anything in this Section 4.09 to the contrary, in the case of any Indebtedness incurred to refinance Indebtedness initially incurred in reliance on a clause of Section 4.09(b) hereof, measured by reference to a percentage of LTM EBITDA at the time of incurrence, if such refinancing would cause the percentage of LTM EBITDA restriction to be exceeded if calculated based on the percentage of LTM EBITDA on the date of such refinancing, such percentage of LTM EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, costs, fees and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing;

(10)    Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the termination of a particular amount of Indebtedness shall not be included;

(11)    this Indenture shall not treat (x) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (y) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral or because it is guaranteed by different obligors;

(12)    if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are incurred pursuant to any Credit Facility and are being treated as incurred pursuant to any clause of the second paragraph above or the first paragraph above and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(13)    the principal amount of any Disqualified Stock of Holdings or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(14)    Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(15)    the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP; and

(16)    any Indebtedness, Preferred Stock or Disqualified Stock incurred pursuant to Section 4.09(a) hereof, together with amounts incurred pursuant to clause (14)(a) or (b) of Section 4.09(b) hereof, by Restricted Subsidiaries that are not Guarantors shall not exceed, when taken together with all amounts previously incurred and outstanding pursuant to Section 4.09(a) and clause (14)(a) or (b) of Section 4.09(b) hereof, shall not exceed the greater of $505.0 million and 55.0% of LTM EBITDA.

(d)    If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date.

Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that Holdings or a Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

Section 4.10    Asset Sales.

(a)    Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1)    Holdings or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (at the time of contractually agreeing to such Asset Sale), as determined in good faith by Holdings, of the assets subject to such Asset Sale; and

(2)    except in the case of a Permitted Asset Swap, if the property or assets sold or otherwise disposed have a fair market value in excess of the greater of $140.0 million and 15.0% of LTM EBITDA, at least 75% of the consideration from such Asset Sale, together with all other Asset Sales since the Issue Date (on a cumulative basis) (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) received by Holdings or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that each of the following will be deemed to be cash or Cash Equivalents for purposes of this clause (2):

(A)    any liabilities of Holdings or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Notes that (x) are assumed by the transferee of any such assets (or a third party in connection with such transfer) or (y) are otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to Holdings or its Restricted Subsidiaries) and, in each case, for which Holdings and all of its Restricted Subsidiaries have been released,

(B)    any securities, notes or other obligations or assets received by Holdings or such Restricted Subsidiary from such transferee or in connection with such Asset Sale (including earnouts and similar obligations) that are converted by Holdings or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) or by their terms are required to be satisfied for cash or Cash Equivalents within 180 days following the closing of such Asset Sale,

(C)    Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Asset Sale (other than intercompany debt owed to Holdings or any Restricted Subsidiary), to the extent that Holdings and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale,

(D)    consideration consisting of Indebtedness of Holdings (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not Holdings or any Restricted Subsidiary, and

(E)    any Designated Non-cash Consideration received by Holdings or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, as determined by Holdings in good faith, taken together with all other Designated Non-cash Consideration received pursuant to this clause (e) that is at that time outstanding, not to exceed the greater of $183.0 million and 20.0% of LTM EBITDA at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each such item of Designated Non-cash Consideration being measured pursuant to this clause (e) at Holdings’ option, either at the time of contractually agreeing to such Asset Sale or at the time received and, in either case, without giving effect to subsequent changes in value).

(b)    Within 18 months after the later of (i) the date of such Asset Sale and (ii) receipt of any Net Proceeds of any Asset Sale, (as may be extended by an Acceptable Commitment or a Second Commitment as set forth below, the “Proceeds Application Period”), the Issuer or such Restricted Subsidiary, at its option, may apply an amount equal to the Net Proceeds from such Asset Sale

(1)    to reduce, prepay, repay or purchase:

(A)    to the extent such Net Proceeds are from an Asset Sale of Collateral, Obligations with Pari Passu Lien Priority (including the Senior Credit Facilities) or any Refinancing Indebtedness in respect thereof, and, in the case of revolving obligations, to correspondingly reduce commitments with respect thereto, provided that, to the extent either Issuer or any Restricted Subsidiary shall so repay any such Indebtedness (other than the Notes), the Issuer shall reduce Obligations under the Notes on a pro rata basis by, at its option, (i) redeeming Notes as provided under Section 3.07 hereof, (ii) purchasing Notes through open-market purchases or (iii) by making an offer (in accordance with the procedures set forth herein for an Asset Sale Offer) to all Holders to purchase their Notes at a purchase price equal to or higher than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the principal amount of the Notes to be repurchased to the date of repurchase;

(B)    to the extent such Net Proceeds resulted from an Asset Sale not consisting of Collateral, Obligations in respect of other Secured Indebtedness (including the Notes), and, in the case of revolving commitments, to correspondingly reduce commitments with respect thereto;

(C)    Obligations in respect of the Notes or any other Indebtedness (other than Subordinated Indebtedness) of the Issuer or any Restricted Subsidiary (and, in the case of revolving commitments, to correspondingly reduce commitments with respect thereto), provided that, to the extent either Issuer or any Restricted Subsidiary shall so repay any such Indebtedness (other than the Notes), the Issuer shall reduce Obligations under the Notes on a pro rata basis by, at its option, (i) redeeming Notes as provided under Section 3.07 hereof, (ii) purchasing Notes through open-market purchases or (iii) by making an offer (in accordance with the procedures set forth herein for an Asset Sale Offer) to all Holders to purchase their Notes at a purchase price equal to or higher than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the principal amount of the Notes to be repurchased to the date of repurchase; or

(D)    Obligations in respect of Indebtedness of a Non-Guarantor Subsidiary, other than Indebtedness owed to Holdings, the Issuer or another Restricted Subsidiary;

provided, in the case of clause (C) above, (i) if an offer to purchase any Indebtedness of the Issuer or any Restricted Subsidiary is made, such amount shall be deemed repaid to the extent of the amount of such offer, whether or not accepted by the holders of such Indebtedness, and no Net Proceeds in the amount of such offer shall be deemed to exist following such offer, and (ii) if the holder of any Indebtedness of a Restricted Subsidiary of the Issuer declines the repayment of such Indebtedness owed to it from such Net Proceeds, such amount shall be deemed repaid to the extent of the declined Net Proceeds; or

(2)    (i) to invest (including capital expenditures) in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary); or (ii) to invest (including capital expenditures) in any one or more businesses, properties or assets that replace the businesses, properties and/or assets that are the subject of such Asset Sale, with any such investment made by way of a capital or other lease valued at the present value of the minimum amount of payments under such lease (as reasonably determined by Holdings);

provided that, in the case of this clause (2), a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as Holdings, the Issuer or such other Restricted Subsidiary enters into such commitment or intent with the good faith expectation that such Net Proceeds shall be applied to satisfy such commitment within 180 days of such commitment (or, if later, 18 months after the receipt of such Net Proceeds) (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, Holdings, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination (or, if later, 18 months after the receipt of such Net Proceeds); provided, further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds on the date of such cancellation or termination; or

(3)    any combination of the foregoing;

provided that (1) pending the final application of the amount of any such Net Proceeds pursuant to this covenant, the Issuer or the applicable Restricted Subsidiaries may apply such Net Proceeds temporarily to reduce Indebtedness (including under the Senior Credit Facilities) or otherwise apply such Net Proceeds in any manner not prohibited by this Indenture, and (2) the Issuer (or any Restricted Subsidiary, as the case may be) may elect to invest in Additional Assets prior to receiving the Net Proceeds attributable to any given Asset Sale (provided that such investment shall be made no earlier than execution of a definitive agreement for the relevant Asset Sale, and consummation of the relevant Asset Sale) and deem the amount so invested to be applied pursuant to and in accordance with clause (b) above with respect to such Asset Sale.

(c)    To the extent that any portion of Net Proceeds payable in respect of the Notes is denominated in a currency other than Dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in Dollars that is actually received by Holdings or the Issuer upon converting such portion into Dollars.

(d)    Notwithstanding any other provisions of this covenant, (i) to the extent that any of or all the Net Proceeds of any Asset Sale received or deemed to be received by a Foreign Subsidiary (a “Foreign Disposition”) is (x) prohibited or delayed by applicable local law, (y) restricted by applicable organizational documents or any agreement or (z) subject to other onerous organizational or administrative impediments from being repatriated to the United States, an amount equal to the portion of such Net Proceeds so affected shall not be required to be applied in compliance with this covenant, and such amounts shall not be so applied so long, but only so long, as the applicable local law, documents or agreements shall not permit repatriation to the United States (Holdings hereby agrees to use reasonable efforts (as determined in Holdings’ reasonable business judgment) to otherwise cause the applicable Foreign Subsidiary to within one year following the date on which the respective payment would otherwise have been required, promptly take all actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation), and if within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Proceeds is permitted under the applicable local law, applicable organizational impediment or other impediment, an amount equal to such Net Proceeds (net of additional Taxes that would be payable or reserved against as a result of such repatriation but only to the extent such Taxes do not reduce Net Proceeds pursuant to the definition thereof) shall be promptly (and in any event not later than five Business Days after such repatriation could be made) applied in compliance with this covenant and (ii) to the extent that Holdings has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition would have a material adverse Tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation), an amount equal to the Net Proceeds so affected will not be required to be applied in compliance with Section 4.10 hereof. The non-application of any prepayment amounts as a consequence of the foregoing provisions shall not, for the avoidance of doubt, constitute a Default or an Event of Default.

(e)    When the Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the preceding paragraph (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes as described in clause (1)(A) or (1)(C) above, shall be deemed to have been so applied whether or not such offer is accepted) exceeds the greater of $230.0 million and 25.0% of LTM EBITDA (such threshold, the “Asset Sale Threshold” and such amount of Net Proceeds that are less than or equal to the Asset Sale Threshold, “Declined Excess Proceeds,” and such amount of Net Proceeds that are in excess of the Asset Sale Threshold, “Excess Proceeds”), then subject to the limitations with respect to Foreign Dispositions set forth above, the Issuer shall make an offer (an “Asset Sale Offer”) to all Holders of the Notes and, at the option of the Issuer, to any holders of any Pari Passu Indebtedness, to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is, in the case of the Notes, in an amount equal to at least $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price, in the case of the Notes, in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture (and, in respect of such Pari Passu Indebtedness, such other price, if any, as may be provided for by the terms of such Pari Passu Indebtedness). The Issuer shall commence an Asset Sale Offer with respect to the Excess Proceeds within 30 days after the expiration of the Proceeds Application Period by delivering the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Issuer may, at its option, satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the Proceeds Application Period (the “Advance Offer”) with respect to all or a part of the Net Proceeds (the “Advance Portion”) in advance of being required to do so by this Indenture or with respect to any Declined Excess Proceeds.

(f)    To the extent that the aggregate principal amount (or accreted value, as applicable) of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds (or in the case of an Advance Offer, the Advance Portion), such amount shall be referred to as the “Post-Asset Sale Offer Proceeds,” and the Issuer may include any such Post-Asset Sale Offer Proceeds (or in the case of an Advance Offer, the Advance Portion) in Declined Excess Proceeds, and use such Declined Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount (or accreted value, as applicable) of Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Issuer shall select the Notes (while the Notes are in global form pursuant to the procedures of DTC) and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or aggregate principal amount of the Notes or such Pari Passu Indebtedness tendered; provided that no Notes shall be selected and purchased in an unauthorized denomination. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds (or in the case of an Advance Offer, the Advance Portion) shall be reset to zero. An Asset Sale Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, Notes and/or Guarantees (but the Asset Sale Offer may not condition tenders on the delivery of such consents).

(g)    The notice to Holders, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (A) the notice is sent in a manner herein provided and (B) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect. The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(h)    The provisions hereunder relative to the Issuer’s obligations to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Section 4.11    Transactions with Affiliates.

(a)    Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, enter into or conduct any transaction with any Affiliate of Holdings (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of the greater of $115.0 million and 12.5% of LTM EBITDA, unless:

(1)    such Affiliate Transaction taken as a whole is on terms that are not materially less favorable to Holdings or its relevant Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; or

(2)    in the good faith judgment of the Board of Directors of Holdings, no comparable transaction is available with which to compare such Affiliate Transaction, and such Affiliate Transaction is otherwise fair to Holdings or such Restricted Subsidiary from a financial point of view; and, in connection therewith, Holdings shall deliver to the Trustee with respect to any Affiliate Transaction or series of related Affiliate

Transactions requiring aggregate payments or consideration in excess of the greater of $365.0 million and 40.0% of LTM EBITDA an Officer’s Certificate certifying that such Affiliate Transaction complies, or complied, with the foregoing at the time consummated.

(b)    The provisions of Section 4.11(a) hereof shall not apply to the following:

(1)    (a) transactions between or among Holdings, the Issuer, any Parent Entity and one or more Restricted Subsidiaries or between or among Restricted Subsidiaries or, in any case, any entity that becomes a Restricted Subsidiary as a result of such transaction and (b) any merger, consolidation or amalgamation of Holdings and any Parent Entity; provided that such merger, consolidation or amalgamation of Holdings is otherwise in compliance with the terms of this Indenture;

(2)    (a) Restricted Payments or other transactions permitted to be made or undertaken by the provisions of this Indenture described in Section 4.07 hereof (including Permitted Payments) and the definition of “Permitted Investments” and (b) Indebtedness permitted under Section 4.09.

(3)    (a) the payment of management, consulting, monitoring, transaction, advisory and other fees, indemnities and expenses pursuant to the Registration Rights Agreement (including any unpaid management, consulting, monitoring, transaction, advisory and other fees, indemnities and expenses accrued in any prior year) and any termination fees pursuant to the Registration Rights Agreement, or any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Board of Directors of Holdings to the Holders when taken as a whole, as compared to the Registration Rights Agreement as in effect on August 21, 2018,

(b)    the payment of indemnification and similar amounts to, and reimbursement of expenses to, the Sponsors and their officers, directors, employees and Affiliates, in each case, approved by, or pursuant to arrangements approved by, the Board of Directors of Holdings,

(c)    payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, present or former employees, officers, directors, managers, consultants or independent contractors or guarantees in respect thereof for bona fide business purposes or in the ordinary course of business or consistent with industry practice,

(d)    any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of Holdings, any Subsidiary or any Parent Entity and

(e)    any payment of compensation or other employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers current, former or future officers, directors, employees, managers, consultants and independent contractors of Holdings, any Subsidiary or any Parent Entity;

(4)    the payment of fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided to, or on behalf of or for the benefit of, present, future or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of Holdings, any Parent Entity or any Restricted Subsidiary;

(5)    transactions in which Holdings, the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Holdings or such Restricted Subsidiary from a financial point of view or stating that the terms meet the requirements of clause (1) of Section 4.11(a);

(6)    the existence of, or the performance by Holdings, the Issuer or any Restricted Subsidiary of its obligations under the terms of, any agreement as in effect as of August 21, 2018, or any amendment thereto or replacement thereof (so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Board of Directors of Holdings to the Holders, when taken as a whole, as compared to the applicable agreement as in effect on the Issue Date);

(7)    the existence of, or the performance by Holdings, the Issuer or any Restricted Subsidiary of its obligations under the terms of, any equity holders agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of August 21, 2018 and any amendment thereto and, similar agreements or arrangements that it may enter into thereafter; provided that the existence of, or the performance by Holdings, the Issuer or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or arrangement or under any similar agreement or arrangement entered into after August 21, 2018 will only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement or arrangement are not otherwise materially disadvantageous in the good faith judgment of the Board of Directors of Holdings to the Holders, when taken as a whole, as compared to the original agreement or arrangement in effect on August 21, 2018;

(8)    the Transactions and the payments made in connection with the Transactions (including the offering of Notes), including the payment of fees, costs and expenses, including Transaction Costs;

(9)    transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business or consistent with industry practice and otherwise in compliance with the terms of this Indenture that are fair to Holdings and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors of Holdings or the senior management of Holdings, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10)    the issuance, sale or transfer of Equity Interests (other than Disqualified Stock) of the Issuer or any Parent Entity to any Person and the granting and performing of customary rights (including registration rights) in connection therewith, and any contribution to the capital of the Issuer;

(11)    sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility and any other transaction effected in connection with a Qualified Securitization Facility or a financing related thereto;

(12)    payments by Holdings, the Issuer or any Restricted Subsidiary made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by, or made pursuant to arrangements approved by, a majority of the Board of Directors of Holdings in good faith;

(13)    payments with respect to Indebtedness, Disqualified Stock and other Equity Interests (and cancellation of any thereof) of Holdings, any Parent Entity and any Restricted Subsidiary and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or permitted transferees) of Holdings, any of its Subsidiaries or any Parent Entity pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any equity subscription or equity holder agreement that are, in each case, approved by Holdings in good faith; and any employment agreements, severance arrangements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) that are, in each case, approved by Holdings in good faith;

(14)    (a) investments by Affiliates in securities or Indebtedness of Holdings, the Issuer or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by Holdings, the Issuer or such Restricted Subsidiary generally to other investors on the same or more favorable terms and (b) payments to Affiliates in respect of securities or Indebtedness of Holdings, the Issuer or any Restricted Subsidiary contemplated in the foregoing subclause (a) or that were acquired from Persons other than Holdings and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities or Indebtedness;

(15)    payments to or from, and transactions with, any joint venture or Unrestricted Subsidiary in the ordinary course of business or consistent with past practice, industry practice or industry norms (including, any cash management activities related thereto);

(16)    payments by Holdings (or any Parent Entity) or its Subsidiaries pursuant to tax sharing agreements among Holdings (and/or any Parent Entity) and/or its Subsidiaries; provided that in each case the amount of such payments by Holdings and its Subsidiaries are permitted under clause (15(a)) or (27) of the definition of “Permitted Payments”;

(17)    any lease entered into between Holdings, the Issuer or any Restricted Subsidiary, as lessee and any Affiliate of Holdings, as lessor, and any transaction(s) pursuant to that lease, which lease is approved by the Board of Directors or senior management of the Issuer in good faith;

(18)    intellectual property licenses or sublicenses in the ordinary course of business or consistent with past practice or industry practice;

(19)    the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to equity holders of the Issuer or any Parent Entity pursuant to any equity holders agreement or registration rights agreement entered into on or after August 21, 2018;

(20)    transactions permitted by, and complying with Section 5.01 hereof solely for the purpose of (a) forming a holding company or (b) reincorporating the Issuer or Holdings in a new jurisdiction;

(21)    transactions undertaken in good faith (as determined by the Board of Directors of Holdings) for the purposes of improving the consolidated tax efficiency of Holdings and its Restricted Subsidiaries and not for the purpose of circumventing the covenants of this Indenture; so long as such transactions, when taken as a whole, do not result in a material adverse effect on the Liens on the Collateral granted by the Issuer and the Guarantors in favor of the Noteholder Secured Parties, when taken as a whole, in each case, as determined in good faith by the Board of Directors of Holdings or certified by senior management of the Issuer in an Officer’s Certificate;

(22)    (a) transactions with a Person that is an Affiliate of Holdings (other than an Unrestricted Subsidiary) solely because Holdings, the Issuer or any Restricted Subsidiary owns Equity Interests in such Person and (b) transactions with any Person that is an Affiliate solely because a director or officer of such Person is a director or officer of Holdings, any Restricted Subsidiary or any Parent Entity;

(23)    (a) pledges and other transfers of Equity Interests in Unrestricted Subsidiaries and (b) any transactions with an Affiliate in which the consideration paid consists solely of Equity Interests of Holdings or a Parent Entity;

(24)    the sale, issuance or transfer of Equity Interests (other than Disqualified Stock) of Holdings;

(25)    investments by any Sponsor or Parent Entity in securities or Indebtedness of Holdings or any Subsidiary;

(26)    payments in respect of (a) the obligations under the Credit Facilities or (b) other Indebtedness, Disqualified Stock or Preferred Stock of Holdings and its Subsidiaries held by Affiliates; provided that such obligations under the Credit Facilities were acquired by an Affiliate of Holdings in compliance with the Credit Agreement;

(27)    transactions undertaken in the ordinary course of business pursuant to membership in a purchasing consortium;

(28)    Permitted Intercompany Activities, intercompany license agreements and related transactions; and

(29)    transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under the definition of “Unrestricted Subsidiary” and pledges of Capital Stock of Unrestricted Subsidiaries.

(c)    In addition, if Holdings or any of its Restricted Subsidiaries (i) purchases or otherwise acquires assets or properties from a Person which is not an Affiliate, the purchase or acquisition by an Affiliate of Holdings of an interest in all or a portion of the assets or properties acquired shall not be deemed an Affiliate Transaction (or cause such purchase or acquisition by the Issuer or a Restricted Subsidiary to be deemed an Affiliate Transaction) or (ii) sells or otherwise disposes of assets or other properties to a Person who is not an Affiliate, the sale or other disposition by an Affiliate of Holdings of an interest in all or a portion of the assets or properties sold shall not be deemed an Affiliate Transaction (or cause such sale or other disposition by Holdings or a Restricted Subsidiary to be deemed an Affiliate Transaction).

Section 4.12    Liens.

Holdings shall not, and shall not permit the Issuer or any Guarantor to, directly or indirectly, create, incur, assume or permit to exist any Lien (except Permitted Liens) (each, an “Initial Lien”) that secures Obligations under any Indebtedness or any related Guarantee, on any asset or property of Holdings, the Issuer or any Guarantor, unless:

(1)    in the case of Initial Liens on any Collateral, (i) such Initial Lien expressly has Junior Lien Priority on the Collateral relative to the Notes and the Note Guarantees or (ii) such Lien is a Permitted Lien; or

(2)    in the case of any Initial Lien on any asset or property that is not Collateral, (i) the Notes or the Note Guarantees are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secured any Subordinated Indebtedness) the Obligations secured by such Initial Lien until such time as such Obligations are no longer secured by such Initial Lien or (ii) such Initial Lien is a Permitted Lien, except that the foregoing shall not apply to Liens securing the Notes and the Note Guarantees.

Any Lien created for the benefit of Holders of the Notes pursuant to this covenant shall provide by its terms that such Lien will be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 4.13    Corporate Existence.

Except as otherwise provided in this Article 4, Article 5 hereof and Section 10.06 and subject to the ability of Holdings or any Restricted Subsidiary to convert (or similar action) to another form of legal entity under the laws of the jurisdiction (or any other Permitted Jurisdiction) under which Holdings or such Restricted Subsidiary then exists, Holdings shall do or cause to be done all things necessary to preserve and keep in full force and effect their corporate or limited liability company existence, as applicable, and Holdings shall do or cause to be done all things necessary to preserve and keep in full force and effect the corporate, partnership or other existence of the Holdings’ Restricted Subsidiaries, in accordance with the respective organizational documents (as amended from time to time) of Holdings or any such Restricted Subsidiary; provided that Holdings shall not be required to preserve any such corporate, partnership or other existence of any of its Restricted Subsidiaries, if Holdings in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of Holdings and its Restricted Subsidiaries, taken as a whole.

Section 4.14    Repurchase at the Option of Holders Change of Control.

(a)    If a Change of Control Triggering Event occurs, unless the Issuer have previously or substantially concurrently therewith electronically delivered or mailed a redemption notice with respect to all the outstanding Notes as described under Section 3.07 hereof, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of purchase (provided that if the repurchase date is on or after the Record Date and on or before the corresponding Interest Payment Date, then Holders in whose names the Notes are registered at the close of business on such Record Date shall receive interest on the repurchase date). Within 30 days following any Change of Control Triggering Event, the Issuer shall send notice of such Change of Control Offer by electronic delivery in accordance with the procedures of DTC or first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, with the following information:

(1)    that a Change of Control Triggering Event has occurred or, if the Change of Control Offer is being made in advance of a Change of Control Triggering Event, that a Change of Control Triggering Event is expected to occur, and that such Holder has, or upon such occurrence will have, the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date falling prior to or on the purchase date);

(2)    the purchase price and the purchase date, which will be no earlier than 10 days nor later than 60 days from the date such notice is mailed or otherwise delivered (the “Change of Control Payment Date”), subject to extension (in the case where such notice is mailed or otherwise delivered prior to the occurrence of the Change of Control) in the event that the occurrence of the Change of Control is delayed;

(3)    that any Note not properly tendered shall remain outstanding and continue to accrue interest;

(4)    that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;

(5)    that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)    that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the paying agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a facsimile transmission, electronic transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7)    that Holders whose Notes are being purchased only in part shall be issued new Notes and such new Notes shall be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess thereof;

(8)    if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control and describing each such condition, and, if applicable, stating that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time (including more than 60 days after the date the notice of such Change of Control was mailed or delivered, including by electronic transmission) as any or all such conditions are satisfied (or waived by the Issuer in its sole discretion), or such purchase may not occur and such notice may be rescinded in the event that any or all such conditions are not satisfied (or waived by the Issuer in its sole discretion) by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed, or such notice may be rescinded at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied. In addition, the Issuer may provide in such notice that payment of the purchase price and performance of the Issuer’s obligations with respect to such Change of Control Offer may be performed by another Person; and

(9)    the other instructions, as determined by the Issuer, consistent with this Section 4.14, that a Holder must follow in order to have its Notes repurchased.

The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.14.

(b)    On the Change of Control Payment Date, the Issuer shall, to the extent permitted by law,

(1)    accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2)    deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3)    deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

(c)    The Issuer shall not be required to make a Change of Control Offer following a Change of Control Triggering Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) a notice of redemption of all outstanding Notes has been given pursuant to Section 3.03 hereof unless and until there is a default in the payment of the redemption price on the applicable Redemption Date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control.

(d)    Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.05 and 3.06 hereof.

(e)    The Issuer’s obligations hereunder to make an offer to repurchase the Notes as a result of a Change of Control Triggering Event, including the definition of “Change of Control” or “Change of Control Triggering Event,” may be waived or modified (at any time, including after a Change of Control) with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding.

Section 4.15    Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.

Holdings will not permit any of its Restricted Subsidiaries (other than an Excluded Subsidiary), other than the Issuer or a Guarantor, to guarantee the payment of, or be (A) the borrower under any Credit Facility or (B) the issuer under any capital markets debt securities of Holdings, the Issuer or any other Guarantor with an aggregate principal amount in excess of the greater of $365.0 million and 40% of LTM EBITDA (in each case other than where the Restricted Subsidiary in question has been newly acquired by Holdings or a Restricted Subsidiary of Holdings and has Indebtedness that was existing at the time of such acquisition and not incurred in contemplation or anticipation of such acquisition, for so long as such documentation governing such Indebtedness does not permit such Restricted Subsidiary to Guarantee such Credit Facility or the Notes), in each case, unless such Restricted Subsidiary within 60 days (or such later date as such Restricted Subsidiary shall effectuate such Guarantee, or become the issuer or borrower in respect, such Credit Facility or capital markets debt, as the case may be) executes and delivers a supplemental indenture to this Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of Holdings, the Issuer or any Guarantor:

(a)    if the Notes or such Guarantor’s Note Guarantee are subordinated in right of payment to such Indebtedness, the Note Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s Guarantee with respect to such Indebtedness substantially to the same extent as the Notes are subordinated to such Indebtedness; and

(b)    if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee, any such Guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Note Guarantee of the Notes.

Each Note Guarantee shall be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering this Indenture or the Note Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Holdings may elect, in its sole discretion, to cause or allow, as the case may be, any Subsidiary or any of its Parent Entities that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary or Parent Entity shall not be required to comply with the 60 day period described above (as such period may be expanded above) and such Note Guarantee may be released at any time in Holdings’ sole discretion so long as (A) any Indebtedness of such Subsidiary or Parent Entity then outstanding could have been incurred by such Subsidiary or Parent Entity (either (x) when so incurred or (y) at the time of the release of such Guarantee) assuming such Subsidiary or Parent Entity were not a Guarantor at such time and (B) in the case of such Subsidiary is not then an obligor or provides a Guarantee with respect to Indebtedness referred to in clause (A) or (B) of this paragraph; provided that this clause (B) shall not be applicable to any Parent Entity.

Each Person that becomes a Guarantor after the Issue Date shall also become a party to the applicable Collateral Documents and the Pari Passu Intercreditor Agreement (as applicable) and shall as promptly as practicable execute and deliver such security instruments, financing statements, mortgages, deeds of trust and other related real estate deliverables (in substantially the same form as those executed and delivered with respect to the Collateral on the Issue Date) or on the date first delivered in the case of Collateral that this Indenture provides may be delivered after the Issue Date (to the extent, and substantially in the form delivered on the Issue Date or the date first delivered), as applicable (but no greater scope) as may be necessary to vest in the Notes Collateral Agent a perfected first-priority security interest (subject to Permitted Liens) in properties and assets that constitute Collateral as security for such Guarantor’s Note Guarantee and as may be necessary to have such property or asset added to the Collateral as required under the Collateral Documents and this Indenture, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect.

If any Guarantor becomes an Immaterial Subsidiary, the Issuer shall have the right, by delivery of a supplemental indenture executed by the Issuer to the Trustee, to cause such Immaterial Subsidiary to automatically and unconditionally cease to be a Guarantor subject to the first paragraph of this Section 4.15 that such Subsidiary shall be required to become a Guarantor if it ceases to be an Immaterial Subsidiary (except that if such Subsidiary has been properly designated as an Unrestricted Subsidiary it shall not be so required to become a Guarantor or execute a supplemental indenture); provided, further, that such Immaterial Subsidiary shall not be permitted to Guarantee the credit agreements governing the Senior Credit Facilities, or other Indebtedness of Holdings, the Issuer or the other Guarantors, unless it again becomes a Guarantor.

Each Note Guarantee shall be released upon the terms and in accordance with the provisions of Section 10.01 hereof.

Section 4.16    Discharge and Suspension of Covenants.

(a)    If on any date following the Issue Date (i) the Notes have achieved Investment Grade Ratings from two Rating Agencies (“Investment Grade Status”) and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), then, beginning on that day and continuing at all times thereafter and subject to the provisions of the next succeeding paragraph, Holdings and its Restricted Subsidiaries will not be subject to Section 4.07 hereof, Section 4.08 hereof, Section 4.09 hereof, Section 4.10 hereof, Section 4.11 hereof, Section 4.14 hereof, Section 4.15 hereof and clause (4) of Section 5.01(a) hereof (collectively, the “Suspended Covenants”).

(b)    In the event that Holdings and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the Notes cease to have such Investment Grade Status, then Holdings and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events unless and until the Notes subsequently attain Investment Grade Status (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Status). The period of time between the occurrence of a Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset to zero.

(c)    Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by Holdings or any of its Subsidiaries or events occurring prior to such reinstatement, or any actions taken at any time during the Suspension Period, shall give rise to a Default, Event of Default or breach of any kind under this Indenture, the Notes or the Note Guarantees nor shall Holdings or any of its Subsidiaries bear any liability for such actions or events. With respect to Restricted Payments made after any such reinstatement, the amount available to be made as Restricted Payments shall be calculated as though Section 4.07 had been in effect prior to, but not during the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period shall not reduce the amount available to be made as Restricted Payments under Section 4.07(a). All Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been incurred or issued pursuant to Section 4.09(b)(3). Any Affiliate Transaction entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to Section 4.11(b)(6). Any encumbrance or restriction on the ability of any non-Guarantor to take any action described in clauses (1) through (3) of Section 4.08(a) that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to Section 4.08(b). On and after the Reversion Date, all Liens created during the Suspension Period will be considered Permitted Liens pursuant to clause (7) of such definition. No Restricted Subsidiary of Holdings shall be required to comply with the covenant described under Section 4.15 after such reinstatement with respect to any guarantee entered into by such Restricted Subsidiary during any Suspension Period except that such Restricted Subsidiary shall execute and deliver a supplemental indenture to this Indenture providing for a Note Guarantee by such Restricted Subsidiary pursuant to the provisions of such covenant to the extent required and to the extent such Restricted Subsidiary has not already provided a Note Guarantee.

(d)    On and after each Reversion Date, Holdings and its Subsidiaries shall be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period without causing a Default or Event of Default, so long as such contract and such consummation would have been permitted during such Suspension Period.

(e)    The Issuer shall deliver promptly to the Trustee an Officer’s Certificate notifying it of any such occurrence under this Section 4.16.

(f)    The Trustee shall have no duty to monitor the ratings of the Notes, determine whether a Covenant Suspension Event or Reversion Date has occurred or notify Holders of the same.

Section 4.17    Further Instruments and Acts; Information Regarding Collateral; Further Assurances; After-Acquired Property.

(a)    Upon request of the Trustee or as necessary to comply with future developments or requirements, the Issuer will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

(b)    Holdings, the Issuer and each other Guarantor shall promptly furnish to the Notes Collateral Agent (and in any event within sixty (60) days of such change or such later date as the date such notice has been delivered to the Credit Agreement Collateral Agent under the Credit Facility) written notice of any change in: (i) such entity’s legal name; (ii) the location of such entity’s chief executive office or its principal place of business; (iii) such entity’s organizational legal entity designation or jurisdiction of incorporation or formation; or (iv) such entity’s or organizational identification number assigned to it by its jurisdiction of incorporation or formation. Holdings, the Issuer and the Guarantors shall make all filings under the UCC or equivalent statutes, or otherwise that are required by applicable law in order for the Notes Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(c)    Subject to the applicable limitations set forth in the Collateral Documents and this Indenture (including with respect to Excluded Assets), the Issuer and the Guarantors shall do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances, financing statements, agreements and other instruments and take all such other actions as may be required under applicable law or that the Notes Collateral Agent reasonably requests to evidence, grant, preserve, protect, maintain and/or perfect the Lien on any Collateral in favor of the Notes Collateral Agent, or otherwise to give effect to the validity and priority of the security interests created or intended to be created by the Collateral Documents in the Collateral. Subject to the applicable limitations set forth in the Collateral Documents and this Indenture (including with respect to Excluded Assets), if, after the Issue Date, the Issuer or a Guarantor acquires property that is not automatically subject to a perfected security interest under the Collateral Documents and such property constitutes or would constitute Collateral (including, without limitation, any asset of the Issuer or a Guarantor that becomes Collateral subsequent to the Issue Date as a result of such asset ceasing to be an Excluded Asset) or an entity becomes a Guarantor, then the Issuer or such Guarantor shall reasonably promptly provide for security over such property (or, in the case of a new Guarantor, its assets of the type that would constitute Collateral under the Collateral Documents) in favor of the Notes Collateral Agent and deliver certain joinder agreements or supplements as required by this Indenture and the Collateral Documents and take all actions required by the Collateral Documents and this Indenture to perfect the liens created by the Collateral Documents.

(d)    From and after the Issue Date, upon the acquisition by the Issuer or any Guarantor of any after acquired property, the Issuer shall and shall cause its Subsidiaries to, as soon as practicable, but in any event within 90 days following such acquisition (or so long as the Credit Agreement is in effect, such later date as the date required by the Credit Agreement Collateral Agent, for the equivalent actions thereunder), take any and all actions and make all filings, registrations and recordings (including the filing of UCC financing statements, continuation statements and amendments thereto) required by the Collateral Documents to create, perfect and maintain, as security for the Notes Obligations, a valid, legal and perfected Lien and security interest in and on all such after-acquired property (subject to the terms of the applicable Intercreditor Agreements and the other Collateral Documents) in favor of the Notes Collateral Agent, subject to no Liens other than Permitted Liens.

(e)    Material Real Property.

(1)    Within ninety (90) days (or so long as the Credit Agreement is in effect, such later date as the date required by the Credit Agreement Collateral Agent, for the equivalent actions thereunder) after the formation, acquisition or designation of a Subsidiary that is required to or does become a Guarantor, Holdings will, or will cause such Subsidiary to, furnish to the Notes Collateral Agent a description of any Material Real Property (other than any Excluded Asset(s)) owned by such Subsidiary.

(2)    Within ninety (90) days (or so long as the Credit Agreement is in effect, such later date as the date required by the Credit Agreement Collateral Agent, for the equivalent actions thereunder) after the acquisition of any Material Real Property (other than any Excluded Asset(s)) by a Guarantor, after the Issue Date, Holdings will, or will cause such Guarantor to, furnish to the Notes Collateral Agent a description of any such Material Real Property.

(3)    Mortgages. Holdings will, or will cause the applicable Subsidiary to, provide the Notes Collateral Agent with a Mortgage with respect to any Material Real Property that is the subject of a notice delivered pursuant to Section 4.17(d), within one hundred and fifty (150) days of the acquisition, formation or designation of such Subsidiary or the acquisition of such Material Real Property (or so long as the Credit Agreement is in effect, such later date as the date required by the Credit Agreement Collateral Agent, for the equivalent actions thereunder), together with:

(a)    evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices necessary to create, except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 4.12 and to any applicable Intercreditor Agreement, a valid and subsisting perfected Lien on such Material Real Property in favor of the Notes Collateral Agent for the benefit of the Noteholder Secured Parties and that all filing and recording taxes and fees have been paid;

(b)    Mortgage Policies, insuring the Mortgages to be valid subsisting Liens on the property described therein, subject only to Permitted Liens, and substantially similar to those delivered to the Credit Agreement Collateral Agent;

(c)    customary opinions of counsel in states in which such Material Real Properties are located, with respect to the enforceability and perfection of the Mortgage(s) and the due authorization, execution and delivery of the Mortgages, substantially similar to those delivered to the Credit Agreement Collateral Agent;

(d)    American Land Title/American Congress on Surveying and Mapping surveys (or, if provided to the Credit Agreement Collateral Agent, zip or express maps) for each Material Real Property or existing surveys together with no change affidavits, in each case, sufficient for the title insurance company issuing a Mortgage Policy to remove the standard survey exception and issue standard survey related endorsements to the Notes Collateral Agent; and

(e)    any environmental assessment reports and reliance letters or other related documents that were delivered to the Credit Agreement Collateral Agent.

ARTICLE 5

SUCCESSORS

Section 5.01    Merger, Consolidation or Sale of All or Substantially All Assets.

(a)    Holdings shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Holdings is the surviving Person) or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of Holdings and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(1)    either: (a) Holdings is the surviving Person; or (b) the Person formed by or surviving any such consolidation or merger (if other than Holdings) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity organized or existing under the laws of a Permitted Jurisdiction (such Person, the “Surviving Entity”);

(2)    the Surviving Entity (if other than Holdings) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of Holdings under the Notes, this Indenture and the Collateral Documents, pursuant to a supplemental indenture and/or other documents or instruments in form satisfactory to the Trustee and the Notes Collateral Agent;

(3)    immediately after such transaction, no Default or Event of Default exists,

(4)    Holdings or the Surviving Entity (if other than Holdings) would, on the date of such transaction after giving pro forma effect thereto as if the same had occurred at the beginning of the applicable four-quarter period would either: (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described under Section 4.09 or (b) the Fixed Charge Coverage Ratio for Holdings or the Surviving Entity and the Restricted Subsidiaries would be greater than or equal to such ratio for Holdings and the Restricted Subsidiaries immediately prior to such transaction;

(5)    Holdings shall deliver, or cause to be delivered, to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of this Indenture;

(6)    to the extent any assets of the Person which is merged, consolidated or amalgamated with or into the Surviving Entity are assets of the type which would constitute Collateral under the Collateral Documents, the Surviving Entity will take such actions as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in this Indenture or any of the Collateral Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Collateral Documents; and

(7)    the Collateral owned by or transferred to the Surviving Entity shall: (a) continue to constitute Collateral under this Indenture and the Collateral Documents, (b) be subject to the Lien in favor of the Notes Collateral Agent for the benefit of the Trustee and the holders of the Notes, and (c) not be subject to any Lien other than Permitted Liens.

(b)    This Section 5.01 shall not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuer and any Guarantor that is a Restricted Subsidiary. Clauses (3) and (4) of Section 5.01(a) hereof shall not apply to (a) any merger or consolidation of any Restricted Subsidiary with or into Holdings or (b) a merger or consolidation of Holdings with or into an Affiliate for the purpose of reincorporating Parent Entity in another jurisdiction or organization (in a Permitted Jurisdiction) or to effect a name change or change in corporate form.

(c)    All references to Holdings in this Indenture shall be deemed to include any successor entity that assumes all of the obligations of Holdings under the Notes in a transaction that complies with Section 5.01 hereof. Following any such assumption (except in the case of a lease), Holdings or such predecessor company, as the case may be, shall be automatically released and discharged from its obligations under this Indenture and the Notes. The successor entity shall succeed to, and be substituted for, and may receive every right and power of, Holdings under this Indenture and the Notes but in the case of a lease of all or substantially all its assets, the predecessor entity shall not be released from its obligations under this Indenture or the Notes.

(d)    The Issuer shall not: (1) consolidate with or merge with or into any Person; or (2) sell, convey, transfer or dispose of, all or substantially all its assets, in one transaction or a series of related transactions, to any Person; or (3) permit any Person to merge with or into the Issuer, unless:

(1)    either (x) the Issuer is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Issuer under the Notes, this Indenture and the Collateral Documents, pursuant to a supplemental indenture and/or other documents or instruments in form satisfactory to the Trustee and the Notes Collateral Agent;

(2)    the resulting, surviving or transferee Person (if other than the Issuer) expressly assumes all of the obligations of the Issuer under the Notes this Indenture and the Collateral Documents, pursuant to a supplemental indenture and/or other documents or instruments in form satisfactory to the Trustee and the Notes Collateral Agent, and such Person (if other than the Issuer) is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(3)    immediately after giving effect to the transaction, no Default or Event of Default has occurred and is continuing;

(4)    the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Issuer or the sale or disposition of all or substantially all the assets of the Issuer otherwise permitted by this Indenture; and

(5)    the Issuer shall deliver, or cause to be delivered, to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of this Indenture.

(e)    No Guarantor that is a Restricted Subsidiary shall: (1) consolidate with or merge with or into any Person; (2) sell, convey, transfer or dispose of, all or substantially all its assets, in one transaction or a series of related transactions, to any Person; or (3) permit any Person to merge with or into such Guarantor, unless:

(1)    the other Person is the Issuer or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor that is a Restricted Subsidiary concurrently with the transaction; or

(2)    (1) either (x) a Guarantor that is a Restricted Subsidiary is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all of the obligations of such Guarantor under its Guarantee of the Notes and all obligations of such Guarantor under the Collateral Documents; and (2) immediately after giving effect to the transaction, no Default or Event of Default has occurred and is continuing; or

(3)    the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Issuer or a Restricted Subsidiary) otherwise permitted by this Indenture.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01    Events of Default and Remedies.

(a)    Each of the following is an “Event of Default”:

(1)    default in payment when due and payable at its Stated Maturity, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2)    default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3)    failure by Holdings, the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee on behalf of the Holders or by the Holders of not less than 30% in aggregate principal amount of the then outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in this Indenture or the Notes; provided that in the case of a failure to comply with Section 4.03 such period of continuance of such default or breach shall be 180 days after written notice described in this clause (3) has been given;

(4)    default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Holdings, the Issuer or any Restricted Subsidiary that is a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Holdings and its Restricted Subsidiaries) would constitute a Significant Subsidiary) or the payment of which is guaranteed by Holdings, the Issuer or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Holdings and its Restricted Subsidiaries) would constitute a Significant Subsidiary) other than (i) Indebtedness owed to Holdings, the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the Issue Date and (ii) excluding in the case convertible Indebtedness permitted under this Indenture, any event or condition that would permit the holder or beneficiary thereof to convert such Convertible Indebtedness into cash, Equity Interests or a combination thereof), if both:

(a)    such default either (i) results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (ii) results in the acceleration of such Indebtedness prior to its stated final maturity; and

(b)    the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates to the greater of $210.0 million and 22.5% of LTM EBITDA or more at any one time outstanding;

(5)    failure by Holdings, the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Holdings and its Restricted Subsidiaries) would constitute a Significant Subsidiary) to pay final non-appealable judgments aggregating in excess of the greater of $210.0 million and 22.5% of LTM EBITDA (net of amounts covered by indemnities provided by, or insurance policies issued by, reputable companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6)    Holdings, the Issuer or a Restricted Subsidiary of Holdings that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Holdings and its Restricted Subsidiaries) would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i)    commences voluntary proceedings to be adjudicated bankrupt or insolvent;

(ii)    consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii)    consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property; or

(iv)    makes a general assignment for the benefit of its creditors;

(7)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)    is for relief against Holdings or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Holdings and its Restricted Subsidiaries), would constitute a Significant Subsidiary, in a proceeding in which Holdings or any such Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(ii)    appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of Holdings or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Holdings and its Restricted Subsidiaries), would constitute a Significant Subsidiary, or for all or substantially all of the property of Holdings or such Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(iii)    orders the liquidation of Holdings or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(8)    except as permitted herein, the Note Guarantee of any Guarantor that is a Significant Subsidiary shall for any reason cease to be in full force and effect, other than by reason of the termination of this Indenture or the release of any such Note Guarantee in accordance with this Indenture; and

(9)    (i) the Liens in any Collateral created by the Collateral Documents shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (unless perfection is not required by this Indenture or the Collateral Documents) other than (A) in accordance with the terms of the relevant Collateral Document or this Indenture, (B) the satisfaction in full of all Obligations under this Indenture or (C) loss of perfection that results from any failure of the Notes Collateral Agent to maintain control over possessory collateral actually received by it or (ii) Holdings, the Issuer or any Restricted Subsidiary that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Holdings and its Restricted Subsidiaries) would constitute a Significant Subsidiary) shall assert, in any pleading in any court of competent jurisdiction, that any security interest in any Collateral Document affecting Collateral with an aggregate fair market value not in excess of $75.0 million is invalid or unenforceable, and in each case of clause (i) and (ii), such default continues for 30 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in aggregate principal amount of the then outstanding Notes.

(b)    A Default under clause (3), (4) or (5) of Section 6.01(a) will not constitute an Event of Default until the Trustee or the Holders of at least 30% in principal amount of the outstanding Notes notify, in writing, the Issuer of the Default and, with respect to clauses (3) and (5) of Section 6.01(a), the Issuer does not cure such Default within the time specified in clause (3) or (5) of Section 6.01(a) after receipt of such notice; provided that a notice of Default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of Default.

(c)    Any notice of Default, notice of acceleration or instruction to the Trustee or Notes Collateral Agent, if applicable, to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Issuer, the Trustee and the Notes Collateral Agent, if applicable, that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee or the Notes Collateral Agent, as applicable.

(d)    If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Issuer has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee or Notes Collateral Agent, as applicable, shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

(e)    Notwithstanding anything in Sections 6.01(b), (c) and (d) to the contrary, any Noteholder Direction delivered to the Trustee or Notes Collateral Agent during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs.

(f)    Any time period in the Indenture to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction.

(g)    The Trustee and Notes Collateral Agent shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. Neither the Trustee nor the Notes Collateral Agent shall have any liability to the Issuer, Holdings, any Holder or any other Person in acting in good faith on a Noteholder Direction.

Section 6.02    Acceleration.

(a)    If any Event of Default (other than of a type specified in Sections 6.01(a)(6) and 6.01(a)(7)) occurs and is continuing under this Indenture, the Trustee by written notice to the Issuer or the Holders of at least 30% in aggregate principal amount of the then total outstanding Notes by written notice to the Issuer and the Trustee may declare the principal of and accrued and unpaid interest, if any, on all the then outstanding Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal and accrued and unpaid interest, if any, shall be due and payable immediately. Notwithstanding the foregoing, if an Event of Default arising under Sections 6.01(a)(6) and 6.01(a)(7) hereof occurs and is continuing, all outstanding Notes shall become due and payable without further action or notice. The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Notes.

(b)    The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive all past or any existing Default or Event of Default and its consequences under this Indenture (except a continuing Default in the payment of interest or the principal of any Note held by a non-consenting Holder) and rescind any acceleration with respect to the Notes and its consequences; provided such rescission would not conflict with any judgment of a court of competent jurisdiction.

(c)    (i) If a Default is deemed to occur solely as a consequence of another default (the “Initial Default”), then at the time such Initial Default is cured, such Default that resulted solely because of that Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed in Section 4.03 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

Section 6.03    Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04    Waiver of Past Defaults.

(a)    Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive all past or any existing Default or Event of Default and its consequences under this Indenture (except a continuing Default in the payment of interest or the principal of any Note held by a non-consenting Holder) and rescind any acceleration with respect to the Notes and its consequences, provided such rescission would not conflict with any judgment of a court of competent jurisdiction.

(b)    If any Event of Default specified in Section 6.01(a)(4) has occurred and is continuing, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

(1)    the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2)    Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3)    the default that is the basis for such Event of Default has been cured.

Section 6.05    Control by Majority.

Subject to Section 7.01(e) of this Indenture, the Holders of a majority in aggregate principal amount of then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Notes Collateral Agent or of exercising any trust or power conferred on the Trustee or Notes Collateral Agent. The Trustee and Notes Collateral Agent, as the case may be, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee or Notes Collateral Agent in personal liability (it being understood that the Trustee shall have no duty to determine whether an action is prejudicial to any Holder).

Section 6.06    Limitation on Suits.

Subject to Section 6.07 hereof, in case an Event of Default occurs and is continuing, neither the Trustee nor the Notes Collateral Agent will be under any obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered, and if requested, provided to the Trustee and the Notes Collateral Agent indemnity or security satisfactory to the Trustee and the Notes Collateral Agent, as the case may be, against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1)    such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)    Holders of at least 30% in aggregate principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(3)    such Holders of the Notes have offered and, if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense;

(4)    the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and

(5)    Holders of a majority in aggregate principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07    Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08    Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent and their respective agents and counsel.

Section 6.09    Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10    Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11    Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12    Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Notes Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, their agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes

Collateral Agent, their agents and counsel, and any other amounts due the Trustee or the Notes Collateral Agent under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, their agents and counsel, and any other amounts due the Trustee or Notes Collateral Agent under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13    Priorities.

Subject to the Collateral Documents and the Intercreditor Agreements, if the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

(i)    to the Trustee, the Notes Collateral Agent and their agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

(ii)    to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(iii)    to the Issuer, or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.13.

Section 6.14    Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01    Duties of Trustee.

(a)    If an Event of Default has occurred and is continuing and is known to the Trustee (which shall not have been cured), the Trustee shall exercise such of its rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)    Except during the continuance of an Event of Default:

(i)    the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)    in the absence of gross negligence or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)    The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)    this Section 7.01(c) does not limit the effect of Section 7.01(b);

(ii)    the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c) and (e) of this Section 7.01 and Section 7.02(f).

(e)    Neither the Trustee nor the Notes Collateral Agent shall be under any obligation to exercise any of its rights or powers under this Indenture or the Note Documents at the request of any Holder of the Notes, unless such Holder shall have offered, and if requested, provided to the Trustee and the Notes Collateral Agent security and indemnity satisfactory to the Trustee and the Notes Collateral Agent, as the case may be, against any loss, liability or expense.

(f)    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02    Rights of Trustee.

(a)    The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation. The Trustee and Notes Collateral Agent, if applicable, shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Issuer.

(b)    Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel or both shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)    The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)    The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by one Officer of the Issuer.

(f)    None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or security or indemnity satisfactory to it against such risk or liability is not assured to it.

(g)    The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office, and such notice references the Notes and this Indenture.

(h)    In no event shall the Trustee be responsible or liable for special, punitive, indirect, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent (including the Notes Collateral Agent), custodian and other Person employed to act hereunder.

(j)    The Trustee may request that the Issuer and any Guarantor deliver an Officer’s Certificate setting forth the names of the individuals and/or titles of Officers (with specimen signatures) authorized at such times to take specific actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person specified as so authorized in any certificate previously delivered and not superseded.

(k)    The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(l)    The permissive right of the Trustee to take or refrain from taking any actions enumerated herein shall not be construed as a duty.

Section 7.03    Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent and the Notes Collateral Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 hereof.

Section 7.04    Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes or the other Note Documents, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, it shall not be responsible for and makes no representation as to the validity or adequacy of the Collateral or the perfection of the security interest thereof, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture or the other Note Documents other than its certificate of authentication.

Section 7.05    Notice of Defaults.

If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall send to Holders of Notes a notice of the Default within the later of 90 days after it occurs or 60 days after the Trustee has obtained actual knowledge thereof. The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest on any Note, if it determines that withholding the notice is in the interests of the Holders of the Notes. The Trustee shall not be deemed to know of any Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is such a Default is received by the Trustee at the Corporate Trust Office and such notice references this Indenture and states that it is a “notice of default.”

Section 7.06    [Reserved].

Section 7.07    Compensation and Indemnity.

The Issuer shall pay to the Trustee and the Notes Collateral Agent from time to time such compensation for its acceptance of this Indenture, the Note Documents and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee and the Notes Collateral Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by each of them in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee, its officers, directors, employees and agents for, and hold the Trustee harmless against, any and all loss, damage, claim, liability or expense (including attorneys’ fees) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Issuer or any of the Guarantors (including this Section 7.07) and under the other Note Documents or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder or thereunder). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or gross negligence.

The obligations of the Issuer and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee or the Notes Collateral Agent, as applicable.

To secure the payment obligations of the Issuer and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee or the Notes Collateral Agent.

Without prejudice to any other rights available to the Trustee and Notes Collateral Agent under applicable law, when the Trustee incurs fees, expenses or renders services after an Event of Default specified in Section 6.01(a)(6) or (7) hereof occurs, the fees, expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08    Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(a)    the Trustee fails to comply with Section 7.10 hereof;

(b)    the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)    a custodian or public officer takes charge of the Trustee or its property; or

(d)    the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall send a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09    Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10    Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01    Option to Effect Legal Defeasance and Covenant Defeasance.

The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02    Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Guarantees on the date the conditions set forth below are satisfied and all then existing Defaults and Events of Default will be cured (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (a) and (b) below, and to have satisfied all of their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute such instruments reasonably requested by the Issuer acknowledging the same) and to have cured all then existing Defaults and Events of Default, except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a)    the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04 hereof;

(b)    the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c)    the rights, powers, trusts, duties and immunities of the Trustee and Notes Collateral Agent, and the Issuer’s obligations in connection therewith; and

(d)    this Section 8.02.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03    Covenant Defeasance.

Upon Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14 and 4.15 hereof and Section 5.01 hereof (except Section 5.01(a)(1) and (2) and (3)) with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(a)(3), 6.01(a)(4), 6.01(a)(5), 6.01(a)(6) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and the Restricted Subsidiaries) would constitute a Significant Subsidiary), 6.01(a)(7) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and the Restricted Subsidiaries) would constitute a Significant Subsidiary) and 6.01(a)(8) hereof shall not constitute Events of Default.

Section 8.04    Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1)    the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in Dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient to pay the principal of, premium, if any, and interest due on the Notes on the Stated Maturity date or on the Redemption Date, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee at least two Business Days prior to the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(2)    in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions,

(a)    the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b)    since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)    in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the beneficial holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such Tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)    the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer; and

(5)    the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

The Collateral shall be released from the Lien securing the Notes, as provided in this Indenture, upon a defeasance in accordance with the provisions described in Section 8.04 hereof.

Section 8.05    Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under clause (1) of Section 8.04 hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06    Repayment to the Issuer.

Subject to applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

Section 8.07    Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01    Without Consent of Holders of Notes.

Notwithstanding Section 9.02 hereof, Holdings, the Issuer, any other Guarantor (with respect to a Guarantee or this Indenture to which it is a party), the Trustee and the Notes Collateral Agent and the other parties thereto may amend or supplement any Note Documents without the consent of any Holder to:

(1)    cure any ambiguity, omission, mistake, defect, error or inconsistency;

(2)    provide for uncertificated Notes of such series in addition to or in place of certificated Notes or to alter the provisions of this Indenture relating to the form of the Notes (including related definitions);

(3)    comply with the covenant described under Section 5.01 hereof;

(4)    provide for the assumption by a successor Person of Holdings, the Issuer’s or any other Guarantor’s obligations under any Note Document;

(5)    make any change (including changing the CUSIP or other identifying number on any Notes) that would provide any additional rights or benefits to the Holders or that does not materially and adversely affect the rights of any Holder in any material respect;

(6)    add or modify covenants or provide for a Note Guarantee for the benefit of the Holders;

(7)    at the Issuer’s election, comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(8)    evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or successor Agent thereunder pursuant to the requirements thereof or to provide for the accession by the Trustee or Notes Collateral Agent to any Note Document;

(9)    provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10)    add a Guarantor or a co-obligor of the Notes under this Indenture or to release a Guarantor when permitted by this Indenture;

(11)    conform the text of the Note Documents to any provision of the “Description of Notes” section of the Offering Memorandum;

(12)    make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(13)    provide for any Restricted Subsidiary to provide a Note Guarantee in accordance with the covenant described under Section 4.09 hereof to add Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture;

(14)    make such provisions as necessary for the issuance of Additional Notes;

(15)    comply with the rules and procedures of any applicable securities depositary;

(16)    make any amendment to the provisions of the Note Documents to eliminate the effect of any Accounting Change or in the application thereof as described in the last paragraph of the definition of “GAAP”;

(17)    mortgage, pledge, hypothecate or grant a security interest in favor of the Notes Collateral Agent or the Trustee for the benefit of the Trustee or the holders of the Notes as additional security for the payment and performance of Holdings’, the Issuer’s or any other Guarantor’s obligations under the Note Documents, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Notes Collateral Agent or the Trustee in accordance with the terms of the Collateral Documents;

(18)    add additional parties with Pari Passu Lien Priority to any Collateral Documents;

(19)    enter into any Pari Passu Intercreditor Agreement having substantially similar terms with respect to the Holders as those set forth in the Pari Passu Intercreditor Agreement, taken as a whole, or any joinder thereto or enter into any Junior Priority Intercreditor Agreement as described in Section 13.09 hereof;

(20)    in the case of any Collateral Document, to include therein any legend required to be set forth therein pursuant to the Pari Passu Intercreditor Agreement or a Junior Priority Intercreditor Agreement or to modify any such legend as required by the Pari Passu Intercreditor Agreement or any Junior Priority Intercreditor Agreement;

(21)    to provide for the succession of any parties to the Collateral Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Senior Credit Facilities or any other agreement that is not prohibited by this Indenture; or

(22)    to release Collateral from the Lien securing the Notes when permitted or required by this Indenture, the Collateral Documents or the Intercreditor Agreement.

Upon the request of Issuer and upon receipt by the Trustee or the Notes Collateral Agent, if applicable, of the documents described in Section 9.06 hereof, the Trustee and the Notes Collateral Agent, if applicable, shall join with the Issuer and the Guarantors, if applicable, in the execution of any amended or supplemental indenture or amendment or supplement to the other Note Documents authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee or the Notes Collateral Agent, if applicable, shall not be obligated to enter into such amended or supplemental indenture or amendment or supplement to the other Note Documents that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon (i) execution and delivery by such Guarantor and the Trustee and the Notes Collateral Agent of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, and (ii) delivery of an Officer’s Certificate complying with the provisions of Sections 9.06, 12.04 and 12.05 hereof.

Section 9.02    With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Issuer, the Guarantors (with respect to a Guarantee or this Indenture), if applicable, the Trustee, the Notes Collateral Agent, if applicable, and any other parties thereto may amend, supplement or modify the Note Documents with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained before or after a Change of Control or in connection with a purchase of, or tender offer or exchange offer for, the Notes), and, any existing Default or Event of Default or compliance with any provision of the Note Documents may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained before or after a Change of Control or in connection with a purchase of, or tender offer or exchange offer for, the Notes). Section 2.08 and Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the request of the Issuer and upon the filing with the Trustee and the Notes Collateral Agent, if applicable, of evidence satisfactory to the Trustee or the Notes Collateral Agent, if applicable, of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee and the Notes Collateral Agent, as applicable, of the documents described in Section 9.06 hereof, the Trustee or the Notes Collateral Agent shall join with the Issuer and the Guarantors, if applicable, in the execution of such amended or supplemental indenture or amendment or supplement to the other Note Documents unless such amended or supplemental indenture or amendment or supplement to the other Note Documents affects the Trustee’s or Notes Collateral Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and the Notes Collateral Agent may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture or amendment or supplement to the other Note Documents.

Holders will be deemed to have consented for purposes of the Collateral Documents and the Pari Passu Intercreditor Agreement to any of the following amendments and other modifications to the Collateral Documents or the Pari Passu Intercreditor Agreement:

(1)    (a) to add other parties (or any authorized agent thereof or trustee therefor) holding Credit Agreement Obligations that is incurred in compliance with the Credit Agreement, this Indenture, the Collateral Documents and the Pari Passu Intercreditor Agreement and (b) to establish that the Liens on any Collateral securing such Obligations shall be pari passu with the Liens on such Collateral securing the Obligations under this Indenture, the Notes and the Note Guarantees, all on the terms provided for in the Pari Passu Intercreditor Agreement in effect immediately prior to such amendment or other modification; and

(2)    to establish that the Liens on any Collateral securing any Indebtedness replacing the Credit Agreement permitted to be incurred under this Indenture shall be pari passu to the Liens on such Collateral securing any Obligations under this Indenture, the Notes and the Note Guarantees, all on the terms provided for in the Pari Passu Intercreditor Agreement in effect immediately prior to such amendment or other modification.

Without the consent of the Holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may (A) make any change in any Collateral Document or the provisions in this Indenture dealing with Collateral or application of trust proceeds of the Collateral with the effect of releasing the Liens on all or substantially all of the Collateral which secure the Obligations in respect of the Notes or (B) change or alter the priority of the Liens securing the Obligations in respect of the Notes in any material portion of the Collateral in any way materially adverse, taken as a whole, to the Holders, other than, in each case, as provided under the terms of this Indenture, the Collateral Documents or the Pari Passu Intercreditor Agreement.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver of any Note Document, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment or waiver under this Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes shall not be rendered invalid by such tender.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall send to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of Issuer to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended, supplement or waiver.

Without the consent of each affected Holder of Notes, an amendment or waiver under this Section 9.02 may not, with respect to any Notes held by a non-consenting Holder:

(1)    reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2)    (a) reduce the principal of or extend the Stated Maturity of any such Note (other than provisions relating to Change of Control and Asset Sales) or (b) reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as described above under Section 3.07 hereof;

(3)    reduce the rate of or extend the stated time for payment of interest on any Note (other than provisions relating to Change of Control and Asset Sales);

(4)    waive a Default or Event of Default with respect to the nonpayment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes outstanding and a waiver of the payment default that resulted from such acceleration;

(5)    make any Note payable in currency other than that stated therein;

(6)    make any change in these amendment and waiver provisions which required the Holders’ consent described in this sentence; and

(7)    impair the right of any Holder to institute suit for the enforcement of any payment of principal of and interest on such Holder’s Notes on or after the due dates therefor.

Section 9.03     [Reserved].

Section 9.04    Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 9.05    Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06    Trustee and Notes Collateral Agent to Sign Amendments, Etc.

The Trustee and Notes Collateral Agent shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or Notes Collateral Agent. In executing any amendment, supplement or waiver, the Trustee and Notes Collateral Agent, as applicable, shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 12.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture or amendment or supplement to the other Note Documents is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the valid and binding obligation of the Issuer and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions. Notwithstanding the foregoing and upon satisfaction of the requirements set forth in the last sentence of Section 9.01 hereof, no Opinion of Counsel shall be required for the Trustee to execute any amendment or supplement adding a new Guarantor under this Indenture.

ARTICLE 10

GUARANTEES

Section 10.01    Guarantee.

Subject to this Article 10, each of the Guarantors hereby, jointly and severally irrevocably and unconditionally guarantees, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, the Notes Collateral Agent and their successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of Issuer hereunder or thereunder, that: (a) the principal of, interest, and premium on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of Issuer to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

Each Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee, the Notes Collateral Agent or any Holder in enforcing any rights under this Section 10.01.

If any Holder, the Trustee or the Notes Collateral Agent is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to any of the Issuer or the Guarantors, any amount paid either to the Trustee, the Notes Collateral Agent or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Trustee and the Notes Collateral Agent, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Guarantee, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation or reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Guarantee issued by any Guarantor shall be a general secured senior obligation of such Guarantor (to the extent of the Collateral) and shall be pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02    Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Notes Collateral Agent, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Section 10.03    Execution and Delivery.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15 hereof, the Issuer shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.15 hereof and this Article 10, to the extent applicable.

Section 10.04    Subrogation.

Each Guarantor shall be subrogated to all rights of Holders of Notes against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.

Section 10.05    Benefits Acknowledged.

Each Guarantor acknowledges that it shall receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 10.06    Release of Guarantees.

The Note Guarantee of a Guarantor shall be automatically and unconditionally released and discharged upon:

(A)    any sale, exchange, transfer or other disposition (including by way of merger, amalgamation, consolidation, dividend distribution or otherwise) of (i) the Capital Stock of such Guarantor after which the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all of the assets of such Guarantor, in each case, if such sale, exchange, transfer or other disposition is made in compliance with the applicable provisions of this Indenture;

(B)    such Guarantor being (or being substantially concurrently) released or discharged from (i) its obligations under all of its Guarantees of payment by the Issuer of any Indebtedness of the Issuer under the Senior Credit Facilities or (ii) the Guarantee of other Indebtedness of the Issuer or a Guarantor which resulted in the obligation to provide such Note Guarantee, except in the case of clause (i) or (ii), a release or discharge by or as a result of payment under such Note Guarantee (it being understood that a release subject to a contingent reinstatement is still considered a release) and will constitute a release for the purposes of this provision, and that if any such Guarantee is so reinstated, such Note Guarantee shall also be reinstated to the extent that such Guarantor would then be required to provide a Note Guarantee pursuant to the covenant described under Section 4.09;

(C)    the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture or the occurrence of any event after which the Guarantor is no longer a Restricted Subsidiary in compliance with the applicable provisions of this Indenture;

(D)    the exercise by the Issuer of its legal defeasance option or covenant defeasance option as provided in “Legal Defeasance and Covenant Defeasance” or the satisfaction and discharge of the Issuer’s obligations under this Indenture as provided in Section 11.01 hereof;

(E)    upon the merger, amalgamation or consolidation of any Guarantor with and into Holdings, the Issuer or another Guarantor or upon the liquidation of such Guarantor, in each case, in compliance with the applicable provisions of this Indenture;

(F)    upon the achievement of Investment Grade Status by the Notes; provided that such Note Guarantee shall be reinstated upon the Reversion Date; and

(G)    as described under Section 9.01.

Any Guarantee by a Parent Entity may be unconditionally released and discharged for any reason.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01    Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect as to all Notes, and the Liens, if any, on the Collateral securing the Notes will be released (except as to surviving rights of transfer or exchange of the Notes and the rights of the Trustee and the Notes Collateral Agent, as expressly provided for in this Indenture), when either:

(1)    all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or released, have been delivered to the Trustee for cancellation; or

(2)    (A) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of Issuer and the Issuer or any Guarantor have deposited or caused to be deposited with the Trustee solely for the benefit of the Holders of the Notes, money in Dollars, Government Securities or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee at least two Business Days prior to the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(B)    the Issuer has paid or caused to be paid all sums payable by it under this Indenture; and

(C)    the Issuer has delivered instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee and Notes Collateral Agent stating that all conditions precedent to satisfaction and discharge have been satisfied; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (1) and (2)).

Notwithstanding the satisfaction and discharge of this Indenture, the provisions of Sections 7.07 and 13.09(z) hereof shall survive and, if money shall have been deposited with the Trustee pursuant to subclause (A) of clause (2) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 hereof shall survive.

Section 11.02    Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or any Guarantor acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 12

MISCELLANEOUS

Section 12.01    [Reserved].

Section 12.02    Notices.

Any notice or communication by the Issuer, any Guarantor, the Trustee or the Notes Collateral Agent to the others is duly given if in writing and delivered in person, sent by electronic mail in pdf format or mailed by first-class mail (registered or certified, return receipt requested), fax or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor:

Cushman & Wakefield U.S. Borrower, LLC

225 West Wacker Drive, Suite 3000

Chicago, IL 60606

Attention: Brett Soloway

Email: brett.soloway@cushwake.com

with a copy (which shall not constitute notice) to

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Katherine R. Reaves

Email: kreaves@cgsh.com

If to the Trustee:

Wilmington Trust, National Association

Global Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Attn: Cushman & Wakefield Notes Administrator

Fax: (612) 217-5651

If to the Notes Collateral Agent:

Wilmington Trust, National Association

Global Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Attn: Cushman & Wakefield Notes Administrator

Fax: (612) 217-5651

The Issuer, any Guarantor, the Trustee or the Notes Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: as of the date so delivered if delivered electronically in pdf format; at the time delivered by hand, if personally delivered; on first date on which publication is made, if by publication; five (5) calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt acknowledged, if faxed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee or Notes Collateral Agent shall be deemed effective upon actual receipt thereof.

Any notice or communication to a Holder shall be delivered to the Holder at the Holder’s address as it is shown on the register kept by the Registrar. Failure to send a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary pursuant to the standing instructions from the Depositary.

If a notice or communication is sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If Holdings or the Issuer sends a notice or communication to Holders, they shall send a copy to the Trustee, the Notes Collateral Agent and each Agent at the same time.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the Issuer, any Guarantor or any Holder elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding if such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 12.03    [Reserved].

Section 12.04    Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or any of the Guarantors to the Trustee or the Notes Collateral Agent to take any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee or, if such action relates to a Collateral Document or an Intercreditor Agreement, the Notes Collateral Agent:

(a)    An Officer’s Certificate in form satisfactory to the Trustee or the Notes Collateral Agent, as applicable, (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)    An Opinion of Counsel in form satisfactory to the Trustee or the Notes Collateral Agent, as applicable, (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants, if any, have been complied with.

Section 12.05    Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof) shall include:

(a)    a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d)    a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided that with respect to matters of fact, an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 12.06    Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07    No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of Holdings or any of its Subsidiaries, Parent Entities or Affiliates shall have any liability, for any obligations of Holdings, the Issuer or the Guarantors under the Note Documents or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Section 12.08    Governing Law.

THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES AND THE RIGHTS AND DUTIES OF THE PARTIES THEREUNDER, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 12.09    Jurisdiction.

THE ISSUER, GUARANTORS, NOTES COLLATERAL AGENT AND THE TRUSTEE IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE GUARANTEES OR THE

NOTES, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE NOTES COLLATERAL AGENT AND NOTEHOLDER SECURED PARTIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER THIS AGREEMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

Section 12.10    Waiver of Jury Trial.

EACH OF THE ISSUER, THE GUARANTORS, THE TRUSTEE AND THE NOTES COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.11    Service of Process.

EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. WITHOUT LIMITING THE OTHER PROVISIONS OF THIS SECTION 12.11 AND IN ADDITION TO THE SERVICE OF PROCESS PROVIDED FOR HEREIN, THE COMPANY AND EACH GUARANTOR HERETO THAT IS NOT A UNITED STATES PERSON HEREBY IRREVOCABLY DESIGNATE, APPOINT AND EMPOWER CUSHMAN & WAKEFIELD, INC. AS ITS AUTHORIZED DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON THEIR BEHALF, AND IN RESPECT OF THEIR PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON THE BORROWER SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, HOLDINGS AGREES TO PROMPTLY DESIGNATE A NEW AUTHORIZED DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE TRUSTEE UNDER THIS AGREEMENT.

Section 12.12    Force Majeure.

In no event shall the Trustee or the Notes Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

Section 12.13    No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.14    Successors.

All agreements of Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee and Notes Collateral Agent in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.05 hereof.

Section 12.15    Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.16    Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture and signature pages for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 12.17    Table of Contents, Headings, Etc.

The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.18    USA PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee and the Notes Collateral Agent is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee or the Notes Collateral Agent. The parties to this Indenture agree that they will provide the Trustee and the Notes Collateral Agent with such information as the Trustee or the Notes Collateral Agent may reasonably request in order for the Trustee and the Notes Collateral Agent to satisfy the requirements of the USA PATRIOT Act.

ARTICLE 13

COLLATERAL

Section 13.01    Collateral Documents.

The due and punctual payment of the principal of, premium, if any, and interest on the Notes and Note Guarantees when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest on the Notes and the Note Guarantees and performance of all other Notes Obligations of the Issuer and the Guarantors to the Noteholder Secured Parties under this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreements and the Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Documents, which define the terms of the Liens that secure the Notes Obligations, subject to the terms of the Intercreditor Agreements. The Trustee, the Issuer and the Guarantors hereby acknowledge and agree that the Notes Collateral Agent holds the Collateral in trust for the benefit of the Noteholder Secured Parties pursuant to the terms of the Collateral Documents and the Intercreditor Agreements. Each Holder, by accepting a Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreements as each may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreements, and authorizes and directs the Notes Collateral Agent to enter into the Collateral Documents and the Intercreditor Agreements and authorizes and directs the Trustee to enter into the Pari Passu Intercreditor Agreement and authorizes and directs each of the Notes Collateral Agent and the Trustee to perform its respective obligations and exercise its respective rights under and in accordance with the Collateral Documents and Intercreditor Agreements to which it is a party. The Issuer shall deliver to the Notes Collateral Agent copies of all documents required to be filed pursuant to the Collateral Documents, and will do or cause to be done all such acts and things as required by the next sentence of this Section 13.01, to assure and confirm to the Notes Collateral Agent the first-priority security interest in the Notes Collateral, by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Issuer shall, and shall cause its Subsidiaries to, take any and all actions and make all filings, registrations and recordations (including the filing of UCC financing statements, continuation statements and amendments thereto) required to cause the Collateral Documents to create, perfect and maintain, as security for the Notes Obligations of the Issuer and the Guarantors to the Noteholder Secured Parties under this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreements and the Collateral Documents, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Intercreditor Agreements and the Collateral Documents), in favor of the Notes Collateral Agent for the benefit of the Noteholder Secured Parties subject to no Liens other than Permitted Liens and with the priority set forth in the Intercreditor Agreements. For the avoidance of doubt, the Trustee and Notes Collateral Agent shall not have a Lien on the Excluded Assets.

Section 13.02    Non-Impairment of Liens.

Any release of Collateral permitted by Section 13.03 will be deemed not to impair the Liens under this Indenture and the Collateral Documents in contravention thereof.

Section 13.03    Release of Collateral.

(a)    Holdings, the Issuer and the Guarantors will be entitled to the releases of property and other assets included in the Collateral from the Liens securing the Notes, and pursuant to the Collateral Documents, the Liens will automatically be released, under any one or more of the following circumstances:

(1)    to enable the sale or other disposition of such property or assets, including Capital Stock (other than to the Issuer or a Guarantor), to the extent not prohibited under Section 4.10 hereof;

(2)    in the case of a Guarantor that is released from its Note Guarantee, the release of the property and assets of such Guarantor;

(3)    to the extent such Collateral is comprised of property leased to the Issuer or a Guarantor, upon termination or expiration of such lease;

(4)    with respect to Collateral that is Capital Stock, upon the dissolution or liquidation of the issuer of that Capital Stock that is not prohibited by this Indenture;

(5)    with respect to any Collateral that becomes an “Excluded Asset” (including such assets that become Excluded Assets upon being subject to certain Permitted Liens);

(6)    upon the achievement of Investment Grade Status by the Notes; provided that such Collateral shall be reinstated upon the Reversion Date; or

(7)    as described under Article 9 hereof.

(b)    The first priority Liens on the Collateral securing the Notes and the Note Guarantees shall also terminate and be released automatically in connection with a sale, transfer or disposition of Collateral that occurs in connection with the foreclosure of, or other exercise of remedies with respect to, Collateral by the Applicable Collateral Agent (as defined in the Pari Passu Intercreditor Agreement ) under the Pari Passu Intercreditor Agreement (except with respect to the proceeds of such sale, transfer or disposition).

(c)    The security interests in all Collateral securing the Notes also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other obligations (other than contingent indemnity obligations not then due and payable) under this Indenture, the Note Guarantees and the Collateral Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, is paid, (ii) satisfaction and discharge of this Indenture as set forth under Article 11 or (iii) a Legal Defeasance or Covenant Defeasance under this Indenture as described under Article 8 hereof.

(d)    With respect to any release of Collateral, upon receipt of an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture and the Collateral Documents and the Intercreditor Agreements, as applicable, to such release have been met and that it is proper for the Trustee or Notes Collateral Agent to execute and deliver the documents requested by the Issuer in connection with such release, and any instruments of termination, satisfaction, discharge or release prepared by the Issuer, the Trustee shall, or shall cause the Notes Collateral Agent to, execute, deliver or acknowledge (at the Issuer’s expense) such instruments or releases to evidence the release and discharge of any Collateral permitted to be released pursuant to this Indenture or the Collateral Documents or the Intercreditor Agreements. Neither the Trustee nor the Notes Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Collateral Document or in the Intercreditor Agreements to the contrary, the Trustee and the Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction, discharge or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel.

Section 13.04    Suits to Protect the Collateral.

Subject to the provisions of the Collateral Documents and the Intercreditor Agreements, the Trustee, without the consent of the Holders, on behalf of the Holders, may or may direct the Notes Collateral Agent to take all actions it determines in order to:

(a) enforce any of the terms of the Collateral Documents; and

(b) collect and receive any and all amounts payable in respect of the Notes Obligations hereunder.

Subject to the provisions of the Collateral Documents and the Intercreditor Agreements, the Trustee and the Notes Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee and/or the Notes Collateral Agent may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 13.04 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Notes Collateral Agent.

Section 13.05    Authorization of Receipt of Funds by the Trustee Under the Collateral Documents.

Subject to the provisions of the Intercreditor Agreements, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 13.06    Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 13 to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Guarantor to make any such sale or other transfer.

Section 13.07    Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 13 upon the Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article 13; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

Section 13.08    Release Upon Termination of the Issuer’s Obligations.

In the event that the Issuer delivers to the Trustee an Officer’s Certificate certifying that (i) payment in full of the principal of, premium, if any, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Notes, the Note Guarantees and the Collateral Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) the Issuer shall have exercised its Legal Defeasance option or its Covenant Defeasance option, in each case in compliance with the provisions of Article 8, and an Opinion of Counsel stating that all conditions precedent to the execution and delivery of such notice by the Trustee have been satisfied, the Trustee shall deliver to the Issuer and the Notes Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (other than with respect to funds held by the Trustee pursuant to Article 8), and any rights it has under the Collateral Documents, and upon receipt by the Notes Collateral Agent of such notice, the Notes Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done all acts reasonably requested by the Issuer to release and discharge such Lien as soon as is reasonably practicable.

Section 13.09    Notes Collateral Agent.

(a)    By their acceptance of the Notes, the Holders hereby designate and appoint Wilmington Trust, National Association to serve as Notes Collateral Agent and as their agent under this Indenture, the Collateral Documents, the Pari Passu Intercreditor Agreement and the Junior Priority Intercreditor Agreement, if applicable, and each of the Holders by acceptance of the Notes and the Trustee hereby irrevocably authorizes the Notes Collateral Agent to take such action on their behalf under the provisions of this Indenture, the Collateral Documents, the Pari Passu Intercreditor Agreement and the Junior Priority Intercreditor Agreement, if applicable, and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agent by the terms of this Indenture, the Collateral Documents, the Pari Passu Intercreditor Agreement and the Junior Priority Intercreditor Agreement, if applicable, and consents and agrees to the terms of the Pari Passu Intercreditor Agreement, the Junior Priority Intercreditor Agreement, if applicable, and each Collateral Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. Wilmington Trust, National Association hereby agrees to serve as Notes Collateral Agent under the Collateral Documents and the Intercreditor Agreements and acknowledges that the Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 13.09. The provisions of this Section 13.09 are solely for the benefit of the Notes Collateral Agent and none of the Trustee, any of the Holders nor any of the Grantors shall have any rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided in Section 13.04. Each Holder agrees that any action taken by the Notes Collateral Agent in accordance with the provision of this Indenture, the Pari Passu Intercreditor Agreement, the Junior Priority Intercreditor Agreement, if applicable, and the Collateral Documents, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Collateral Documents, the Pari Passu Intercreditor Agreement or the Junior Priority Intercreditor Agreement, if applicable, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Note Documents to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder, any Grantor or any other Person, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Collateral Documents, the Pari Passu Intercreditor Agreement or the Junior Priority Intercreditor Agreement, if applicable, or shall otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)    The Notes Collateral Agent may perform any of its duties under this Indenture, the Collateral Documents, the Pari Passu Intercreditor Agreement or the Junior Priority Intercreditor Agreement, if applicable, by or through its or its Affiliates, and the respective officers, directors, employees, and attorneys-in-fact of the Notes Collateral Agent and its Affiliates (any such Affiliate, officer, director, employee or attorney-in-fact, a “Related Person”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel to the Issuer or the Notes Collateral Agent. The Notes Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee or attorney-in-fact that it selects as long as such selection was made in good faith.

(c)    None of the Notes Collateral Agent or any of its Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except to the extent that the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct) or under or in connection with any Collateral Document, the Pari Passu Intercreditor Agreement or the Junior Priority Intercreditor Agreement, if applicable, or the transactions contemplated thereby (except to the extent that the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer or any Grantor or Affiliate of any Grantor, or any Officer or Related Persons thereof, contained in this Indenture, or any other Note Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Collateral Documents, the Pari Passu Intercreditor Agreement or the Junior Priority Intercreditor Agreement, if applicable, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Collateral Documents, the Pari Passu Intercreditor Agreement or the Junior Priority Intercreditor Agreement, if applicable, or for any failure of any Grantor or any other party to this Indenture, the Collateral Documents, the Pari Passu Intercreditor Agreement or the Junior Priority Intercreditor Agreement, if applicable, to perform its obligations hereunder or thereunder. None of the Notes Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to monitor, ascertain or inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Collateral Documents, the Pari Passu Intercreditor Agreement or the Junior Priority Intercreditor Agreement, if applicable or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d)    The Notes Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer or any Grantor), independent accountants and other experts and advisors selected by the Notes Collateral Agent. Before the Notes Collateral Agent acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Notes Collateral Agent will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Notes Collateral Agent may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon. The Notes Collateral Agent will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of the Trustee or the Holders of a majority in aggregate principal amount of the Notes, or the “Applicable Authorized Representative” under the Pari Passu Intercreditor Agreement (if other than the Notes Collateral Agent) unless such Holders have offered, and if requested, provided to the Notes Collateral Agent indemnity or security satisfactory to the Notes Collateral Agent against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction. The Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, judgment, bond, debenture, or other paper or document. The Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Collateral Documents, the Pari Passu Intercreditor Agreement or the Junior Priority Intercreditor Agreement, if applicable in accordance with a written request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes.

(e)    The Notes Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Notes Collateral Agent shall have received written notice from the Trustee or the Issuer referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 6 or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 13.09 and the terms of the Intercreditor Agreements).

(f)    The Notes Collateral Agent may resign at any time by notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. If the Notes Collateral Agent resigns under this Indenture or the Pari Passu Intercreditor Agreement, the Issuer shall appoint a successor notes collateral agent. If no successor notes collateral agent is appointed prior to the intended effective date of the resignation of the Notes Collateral Agent (as stated in the notice of resignation), the Notes Collateral Agent may appoint, after consulting with the Trustee, subject to the consent of the Issuer (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor notes collateral agent. If no successor notes collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Notes Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor notes collateral agent hereunder, such successor notes collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” or “Collateral Agent” (as applicable) in the Note Documents shall mean such successor notes collateral agent, and the retiring Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation hereunder, the provisions of this Section 13.09 (and Section 7.07) shall continue to inure to its benefit and the retiring Notes Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture, the Collateral Documents, or the Intercreditor Agreements. If the Notes Collateral Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Notes Collateral Agent.

(g)    Wilmington Trust, National Association shall initially act as Notes Collateral Agent and shall be authorized to appoint co-Notes Collateral Agents as necessary in its sole discretion. Neither the Notes Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable to any Grantor or any Noteholder Secured Party for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Notes Collateral Agent nor any of its officers, directors, employees, attorneys, representatives or agents shall be responsible for any act or failure to act hereunder, except to the extent such act is found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct.

(h)    By their acceptance of the Notes hereunder, the Notes Collateral Agent is authorized and directed by the Holders to (i) enter into the Collateral Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Intercreditor Agreements, (iii) bind the Holders on the terms as set forth in the Collateral Documents and the Intercreditor Agreements, (iv) make the representations of the Holders set forth in the Collateral Documents and the Intercreditor Agreements, (v) perform and observe its obligations under the Collateral Documents, the Intercreditor Agreements and (vi) release any Collateral in accordance with the terms hereof.

(i)    If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Notes Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Notes Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 7, the Trustee shall promptly turn the same over to the Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Notes Collateral Agent, such proceeds to be applied by the Notes Collateral Agent pursuant to the terms of this Indenture, the Collateral Documents, the Pari Passu Intercreditor Agreement and the Junior Priority Intercreditor Agreement, if applicable.

(j)    The Notes Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Issuer, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.

(k)    The Notes Collateral Agent (and the Trustee) shall have no obligation whatsoever to the Trustee, any of the Holders, or any of the Noteholder Secured Parties to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture, any Collateral Document, the Pari Passu Intercreditor Agreement or the Junior Priority Intercreditor Agreement, if applicable, other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or if there are Other Pari Passu Lien Obligations then outstanding, the Applicable Authorized Representative (as defined under the Pari Passu Intercreditor Agreement), if other than the Notes Collateral Agent, or as otherwise provided in the Collateral Documents, the Pari Passu Intercreditor Agreement or the Junior Priority Intercreditor Agreement, if applicable.

(l)    If the Issuer or any Guarantor (i) incurs any obligations in respect of Other Pari Passu Lien Obligations at any time when no Pari Passu Intercreditor Agreement is in effect or at any time when Indebtedness constituting Pari Passu Indebtedness entitled to the benefit of an existing Pari Passu Intercreditor Agreement is concurrently retired, and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the Pari Passu Intercreditor Agreement) in favor of a designated agent or representative for the holders of the Other Pari Passu Lien Obligations so incurred, the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into such Pari Passu Intercreditor Agreement (at the sole expense and cost of the Issuer, including reasonable legal fees and expenses of the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder. To the extent a Pari Passu Intercreditor Agreement is already then in existence, if the Issuer or any Guarantor (i) incurs any additional Other Pari Passu Lien Obligations and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into a joinder to the Pari Passu Intercreditor Agreement in favor of a designated agent or representative for the holders of such Other Pari Passu Lien Obligations, the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into such joinder (at the sole expense and cost of the Issuer, including reasonable legal fees and expenses of the Notes Collateral Agent).

(m)    No provision of this Indenture, the Pari Passu Intercreditor Agreement, the Junior Priority Intercreditor Agreement, if applicable or any Collateral Document shall require the Notes Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or, to take or omit to take any action hereunder or thereunder or, to take any action at the request or direction of Holders (or the Trustee in the case of the Notes Collateral Agent) or, if there are Other Pari Passu Lien Obligations then outstanding, the Applicable Authorized Representative (as defined under the Pari Passu Intercreditor Agreement) (if other than the Notes Collateral Agent) unless the Notes Collateral Agent shall have received indemnity satisfactory to the Notes Collateral Agent against potential costs and liabilities incurred by the

Notes Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Pari Passu Intercreditor Agreement, the Junior Priority Intercreditor Agreement, if applicable or the Collateral Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under any mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Notes Collateral Agent has received security or indemnity from the Holders (and the holders of Other Pari Passu Lien Obligations (if applicable)) in an amount and in a form all satisfactory to the Notes Collateral Agent in its sole discretion, protecting the Notes Collateral Agent from all such liability. The Notes Collateral Agent shall at any time be entitled to cease taking any action described above if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders (or holders of Other Pari Passu Lien Obligations (if applicable)) to be sufficient.

(n)    The Notes Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Pari Passu Intercreditor Agreement, the Junior Priority Intercreditor Agreement, if applicable, and the Collateral Documents or any instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Issuer (and money held in trust by the Notes Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Notes Collateral Agent shall not be construed to impose duties to act.

(o)    In no event shall the Notes Collateral Agent be responsible or liable for any special, indirect, punitive, incidental or consequential loss or damage or any kind whatsoever (including, but not limited to, lost profits) irrespective of whether the Notes Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(p)    The Notes Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Issuer or any other Grantor under this Indenture, the Pari Passu Intercreditor Agreement, the Junior Priority Intercreditor Agreement, if applicable, and the Collateral Documents. The Notes Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in any Note Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Pari Passu Intercreditor Agreement, the Junior Priority Intercreditor Agreement, if applicable, or any Collateral Document; the execution, validity, genuineness, effectiveness or enforceability of the Pari Passu Intercreditor Agreement, the Junior Priority Intercreditor Agreement, if applicable, and any Collateral Documents as to any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Pari Passu Intercreditor Agreement, the Junior Priority Intercreditor Agreement, if applicable, and the Collateral Documents. The Notes Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Pari Passu Intercreditor Agreement, the Junior Priority Intercreditor Agreement, if applicable, and the Collateral Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Pari Passu Intercreditor Agreement, the Junior Priority Intercreditor Agreement, if applicable, and any Collateral Document. The Notes Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Pari Passu Intercreditor Agreement, the Junior Priority Intercreditor Agreement, if applicable, and the Collateral Documents unless expressly set forth hereunder or thereunder or as directed by Holders of a majority in aggregate principal amount of the Notes or, if Other Pari Passu Lien Obligations are then outstanding, the Applicable Authorized Representative. The Notes Collateral Agent

shall have the right at any time to seek instructions from the Holders with respect to the administration of the Note Documents.

(q)    The parties hereto and the Holders hereby agree and acknowledge that the Notes Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever (“Environmental Liabilities”), pursuant to any environmental law as a result of this Indenture, the Pari Passu Intercreditor Agreement, the Junior Priority Intercreditor Agreement, if applicable, and the Collateral Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Pari Passu Intercreditor Agreement, the Junior Priority Intercreditor Agreement, if applicable, and the Collateral Documents, the Notes Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent in the Collateral, including without limitation the properties constituting real property that constitute Collateral, and that any such actions taken by the Notes Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral, including without limitation the real properties that constitute Collateral, as those terms are defined in Section 101(20)(E) of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., as amended.

(r)    Upon the receipt by the Notes Collateral Agent of a written request of the Issuer signed by an Officer of the Issuer (a “Security Document Order”), the Notes Collateral Agent is hereby authorized to execute and enter into, and if satisfactory in form and substance to the Notes Collateral Agent, execute and enter into, without the further consent of any Holder or the Trustee, any Collateral Document to be executed after the Issue Date. Such Security Document Order shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 13.09(r), and (ii) instruct the Notes Collateral Agent to execute and enter into such Collateral Document. Any such execution of a Collateral Document shall be at the direction and expense of the Issuer, upon delivery to the Notes Collateral Agent of an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Collateral Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Notes Collateral Agent to execute such Collateral Documents.

(s)    Subject to the provisions of the applicable Collateral Documents, each Holder, by acceptance of the Notes, agrees that the Notes Collateral Agent shall execute and deliver the Collateral Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, except as expressly set forth herein, in the Collateral Documents, the Notes Collateral Agent shall have no discretion under this Indenture, the Pari Passu Intercreditor Agreement, the Junior Priority Intercreditor Agreement, if applicable, or the Collateral Documents and shall not, except as expressly set forth herein or therein, be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee or, if Other Pari Passu Lien Obligations are then outstanding, the Applicable Authorized Representative (as defined under the Pari Passu Intercreditor Agreement), if other than the Notes Collateral Agent,, as applicable.

(t)    After the occurrence and during the continuance of an Event of Default and subject to the terms of the Intercreditor Agreements, the Trustee may direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture, the Collateral Documents, the Pari Passu Intercreditor Agreement and the Junior Priority Intercreditor Agreement, if applicable.

(u)    The Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents and to the extent not prohibited under Collateral Documents, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.13 and the other provisions of this Indenture and the Intercreditor Agreements.

(v)    In each case that Notes Collateral Agent may or is required hereunder or under any other Note Document to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any other Note Document, the Notes Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. Subject to the terms of the Intercreditor Agreements, if the Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(w)    Notwithstanding anything to the contrary in this Indenture or any other Note Document, in no event shall the Trustee or Notes Collateral Agent be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the other Note Documents (including without limitation the filing or continuation of any UCC financing statements or similar documents or instruments), nor shall the Trustee or Notes Collateral Agent be responsible for, and the Trustee and Notes Collateral Agent make no representation regarding, the validity, effectiveness or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby. The Trustee and Notes Collateral Agent make no representation regarding the validity, effectiveness or enforceability of the Pari Passu Intercreditor Agreement, the Junior Priority Intercreditor Agreement, if applicable, or any subsequent intercreditor agreement.

(x)    Before the Notes Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuer or the Guarantors, or in connection with any Collateral Document, the Pari Passu Intercreditor Agreement or the Junior Priority Intercreditor Agreement, if applicable, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 12.05. The Notes Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(y)    Notwithstanding anything to the contrary contained herein but subject to the terms of any Intercreditor Agreement, the Notes Collateral Agent shall act pursuant to the instructions of the Noteholder Secured Parties as provided in this Indenture solely with respect to the Collateral Documents.

(z)    The Issuer and the Guarantors, jointly and severally, shall indemnify the Notes Collateral Agent for, and hold the Notes Collateral Agent harmless against, any and all loss, damage, claim, liability or expense (including attorneys’ fees) incurred by it in connection with the acceptance or the performance of its duties hereunder and under the other Note Documents (including the costs and expenses of enforcing any Note Document against the Issuer or any of the Guarantors (including this Article 13) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor, any holder of Other Pari Passu Lien Obligations or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Notes Collateral Agent shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Notes Collateral Agent to so notify the Issuer shall not relieve the Issuer or any Guarantor of their obligations hereunder. The Issuer and the Guarantors shall defend the claim and the Notes Collateral Agent may have separate counsel and the Issuer and the Guarantors shall pay the reasonable fees and expenses of such counsel. The Issuer and the Guarantors need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Notes Collateral Agent through the result of the Notes Collateral Agent’s own willful misconduct or gross negligence. The obligations of the Issuer and the Guarantors under this Section 13.09(z) shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Notes Collateral Agent. To secure the payment obligations of the Issuer and the Guarantors in this Section 13.09(z) but subject to the terms of the Pari Passu Intercreditor Agreement, the Notes Collateral Agent shall have a Lien prior to the Notes and rights of the Holders on all money or property held or collected by the Trustee or Notes Collateral Agent, except that held in trust to pay principal, premium, if any, and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture. For the avoidance of doubt, the Issuer shall pay compensation to, reimburse expenses of and indemnify the Notes Collateral Agent in accordance with Section 7.07.

(aa)    In the event that the Issuer or any Guarantor incurs Indebtedness with Junior Lien Priority, the Notes Collateral Agent (and if applicable, the Trustee) will enter into a junior priority intercreditor agreement to set forth the relative rights and obligations of the Credit Agreement Collateral Agent, the Notes Collateral Agent and the holders of such Indebtedness (the “Junior Priority Intercreditor Agreement”). The form of the Junior Priority Intercreditor Agreement shall be determined by the Credit Agreement Collateral Agent (or, if the Credit Agreement has been terminated, the Applicable Collateral Agent under the Pari Passu Intercreditor Agreement), and if the Notes Collateral Agent is the Applicable Collateral Agent under the Pari Passu Intercreditor Agreement at such time, such intercreditor agreement shall be substantially in the form attached hereto as Exhibit F, which the Issuer has determined in good faith is reasonably customary (with such conforming edits as necessary (i) to be applicable to an Indenture rather than a credit agreement, and (ii) to reflect the Notes Obligations as “Senior Obligations” thereunder and the Notes Collateral Agent as the “Senior Priority Representative” thereunder) and at the time of execution thereof the Issuer shall certify the same to the Notes Collateral Agent in an officer’s certificate or shall otherwise provide for the subordination of Liens securing such Indebtedness with Junior Lien Priority to the Liens securing the Notes and other intercreditor provisions with respect to such Indebtedness with Junior Lien Priority that are reasonably customary in the good faith determination of the Issuer (for intercreditor agreements providing junior priority liens) as certified by the Issuer to the Notes Collateral Agent in an officer’s certificate.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

Very truly yours,

CUSHMAN & WAKEFIELD U.S. BORROWER, LLC

By:	/s/ Sarah Winters
Name:	Sarah Winters
Title:	Treasurer

CUSHMAN & WAKEFIELD OF ARIZONA, INC.
CASSIDY TURLEY NORTHERN CALIFORNIA, INC.

CASSIDY TURLEY, L.P.

COMMERCE CONSOLIDATED, LLC

COMMERCE CRG OF NEVADA, LLC

COMMERCE CRG PROVO, LLC

COMMERCE CRG UTAH, LLC

COMMERCE CRMG, L.C.

COMMERCE REAL ESTATE SOLUTIONS, LLC

COMMERCE RENO, LLC

CUSHMAN & WAKEFIELD CAPITAL SERVICES, LLC

CUSHMAN & WAKEFIELD FIDUCIARY, INC.

CUSHMAN & WAKEFIELD GLOBAL, INC.

CUSHMAN & WAKEFIELD INTERNATIONAL FINANCE SUBSIDIARY, LLC

CUSHMAN & WAKEFIELD INTERNATIONAL, LLC

CUSHMAN & WAKEFIELD JAPAN HOLDCO 2, LLC

CUSHMAN & WAKEFIELD JAPAN HOLDCO, LLC

CUSHMAN & WAKEFIELD LUXEMBOURG HOLDINGS, LLC

CUSHMAN & WAKEFIELD OF ASIA, INC.

CUSHMAN & WAKEFIELD OF CALIFORNIA, INC.

CUSHMAN & WAKEFIELD OF COLORADO, INC.

CUSHMAN & WAKEFIELD OF CONNECTICUT, INC.

CUSHMAN & WAKEFIELD OF DELAWARE, INC.

CUSHMAN & WAKEFIELD OF FLORIDA, LLC

CUSHMAN & WAKEFIELD OF GEORGIA, LLC

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.

CUSHMAN & WAKEFIELD OF LONG ISLAND, INC.

CUSHMAN & WAKEFIELD OF MARYLAND, LLC

CUSHMAN & WAKEFIELD OF MASSACHUSETTS, INC.

By:	/s/ Sarah Winters
Name:	Sarah Winters
Title:	Treasurer

[Signature Page to Indenture]

CUSHMAN & WAKEFIELD OF MINNESOTA, INC.

CUSHMAN & WAKEFIELD OF NEVADA, INC.

CUSHMAN & WAKEFIELD OF NEW HAMPSHIRE, INC.

CUSHMAN & WAKEFIELD OF NEW JERSEY, LLC

CUSHMAN & WAKEFIELD OF NORTH AMERICA, INC.

CUSHMAN & WAKEFIELD OF NORTH CAROLINA, INC.

CUSHMAN & WAKEFIELD OF OHIO, INC.

CUSHMAN & WAKEFIELD OF OREGON, INC.

CUSHMAN & WAKEFIELD OF PENNSYLVANIA, LLC

CUSHMAN & WAKEFIELD OF SAN DIEGO, INC.

CUSHMAN & WAKEFIELD OF TEXAS, INC.

CUSHMAN & WAKEFIELD OF THE AMERICAS, INC.

CUSHMAN & WAKEFIELD OF VIRGINIA, LLC

CUSHMAN & WAKEFIELD OF WASHINGTON, D.C., INC.

CUSHMAN & WAKEFIELD OF WASHINGTON, INC.

CUSHMAN & WAKEFIELD REAL ESTATE SERVICES LLC

CUSHMAN & WAKEFIELD REALTY OF BROOKLYN, LLC

CUSHMAN & WAKEFIELD REALTY OF MANHATTAN, LLC

CUSHMAN & WAKEFIELD REALTY OF NEW JERSEY, LLC

CUSHMAN & WAKEFIELD REALTY OF QUEENS, LLC

CUSHMAN & WAKEFIELD REALTY OF THE BRONX, LLC

CUSHMAN & WAKEFIELD SOLUTIONS, LLC

CUSHMAN & WAKEFIELD U.S., INC.

CUSHMAN & WAKEFIELD VENTURES, LLC

CUSHMAN & WAKEFIELD, INC.

DTZ AMERICAS, INC.

DTZ PARENT, LLC

DTZ US HOLDCO, INC.

DTZ US HOLDINGS, LLC

NM HOLDINGS LLC

PINNACLE REAL ESTATE PARTNERS, LLC

PINNACLE PROPERTY MANAGEMENT SERVICES, LLC

By:	/s/ Sarah Winters
Name:	Sarah Winters
Title:	Treasurer

C&W FACILITY SERVICES INC.
C&W GOVERNMENT SERVICES INC.

By:	/s/ Sarah Winters
Name:	Sarah Winters
Title:	Senior Vice President and Chief Tax Officer

[Signature Page to Indenture]

CUSHMAN & WAKEFIELD GLOBAL SERVICES, INC. CUSHMAN & WAKEFIELD REGIONAL, INC. CUSHMAN & WAKEFIELD WESTERN, INC.

By:	/s/ Robert Skinner
Name:	Robert Skinner
Title:	Vice President and Secretary

C&W SECURE SERVICES INC.

By:	/s/ Roger Frischkorn
Name:	Roger Frischkorn
Title:	President, Vice President, Treasurer and Secretary

DTZ UK GUARANTOR LIMITED DTZ WORLDWIDE LIMITED

By:	/s/ Brett Soloway
Name:	Brett Soloway
Title:	Director of DTZ UK Guarantor Limited / Director of DTZ Worldwide Limited

[Signature Page to Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and as Notes Collateral Agent

By:	/s/ Hallie E. Field
Name:	Hallie E. Field
Title:	Vice Preisdent

[Signature Page to Indenture]

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP: [144A: 23166M AA1][Reg S: U1272M AA5]

ISIN: [144A: US23166MAA18][Reg S: USU1272MAA54]

[RULE 144A][REGULATION S] GLOBAL NOTE

6.750% Senior Secured Notes due 2028

No.	Principal Amount $[ ] [as revised by
the Schedule of Exchanges of Interests in Global
Note attached hereto]

CUSHMAN & WAKEFIELD U.S. BORROWER, LLC

promises to pay to CEDE & CO. or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of              United States Dollars] on May 15, 2028.

Interest Payment Dates: May 15 and November 15

Record Dates: May 1 and November 1

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated:

CUSHMAN & WAKEFIELD U.S. BORROWER, LLC

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated:

[Back of Note]

6.750% Senior Secured Notes due 2028

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.    INTEREST. Cushman & Wakefield U.S. Borrower, LLC, a Delaware limited liability company (the “Issuer”), promises to pay interest on the principal amount of this Note at 6.750% per annum from May 22, 2020 until maturity. The Issuer will pay interest semi-annually in arrears on May 15 and November 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be November 15, 2020. The Issuer will pay interest on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; they shall pay interest on overdue installments of interest from time to time on demand at the interest rate on the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.    METHOD OF PAYMENT. The Issuer will pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on the May 1 or November 1 (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. If an Interest Payment Date is not a Business Day, payment shall be made on the next succeeding Business Day, and no interest shall accrue on such payment for the intervening period.

3.    PAYING AGENT AND REGISTRAR. Initially, Wilmington Trust, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. The Issuer or any of its Subsidiaries may act in any such capacity.

4.    INDENTURE. The Issuer issued the Notes under an Indenture, dated as of May 22, 2020 (the “Indenture”), among the Issuer, the Guarantors named therein, the Trustee and the Notes Collateral Agent. This Note is one of a duly authorized issue of notes of the Issuer designated as its 6.750% Senior Secured Notes due 2028. The Issuer shall be entitled to issue Additional Notes pursuant to Section 2.01 of the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of this Indenture, the provisions of the Indenture shall govern and be controlling.

5.    REDEMPTION AND REPURCHASE. The Notes are subject to optional redemption, and may be the subject of a Change of Control Offer and an Asset Sale Offer, as further described in the Indenture. The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

6.    DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer, in whole or in part, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

7.    PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

8.    AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

9.    DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Issuer, the Guarantors, the Trustee, the Notes Collateral Agent and the Holders shall be set forth in the applicable provisions of the Indenture.

10.     AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

11.    GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE GUARANTEES.

12.    CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:*

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

[    ] Section 4.10                        [    ] Section 4.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee:*

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $                    . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Note Custodian

*	This schedule should be included only if the Note is issued in global form.